    As filed with the Securities and Exchange Commission on October 8, 1999

                                                    Registration No. 333-[     ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                                 MOTOROLA, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                              3663                            36-1115800
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)              Classification                  Identification No.)
                                              Code Number)

                            1303 East Algonquin Road
                           Schaumburg, Illinois 60196
                                 (847) 576-5000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                               Carl F. Koenemann
              Executive Vice President and Chief Financial Officer
                                 Motorola, Inc.
                            1303 East Algonquin Road
                           Schaumburg, Illinois 60196
                                 (847) 576-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ---------------

                                With copies to:
       Patricia A. Vlahakis, Esq.                Charles I. Cogut, Esq.
     Wachtell, Lipton, Rosen & Katz               Mario A. Ponce, Esq.
          51 West 52nd Street                  Simpson Thacher & Bartlett
     New York, New York 10019-6150                425 Lexington Avenue
             (212) 403-1000                     New York, New York 10017
                                                     (212) 455-2000

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective time of the merger of a wholly owned subsidiary of the registrant with General Instrument Corporation, which shall occur as soon as practicable after the effective date of this registration statement and the satisfaction of all conditions to the closing of such merger.

                                ---------------

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                     Proposed Maximum Proposed Maximum      Amount of
     Title of Each Class of          Amount to be     Offering Price      Aggregate       Registration
   Securities to be Registered       Registered(2)      Per Share     Offering Price(3)        Fee
------------------------------------------------------------------------------------------------------
Common stock, $3.00 par value
 (and associated preferred stock      122,045,481
 purchase rights)(1).............       shares             N.A.             N.A.           $2,845,227

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Each share of Motorola common stock is accompanied by a right to purchase Junior Participating Preferred Stock, Series B of the registrant. Prior to the occurrence of certain events, none of which have occurred as of this date, the rights will not be exercisable or evidenced separately from the common stock.
(2) Represents the maximum number of shares of Motorola common stock that could be issued based on the number of shares of General Instrument common stock outstanding (173,591,700) plus the number of shares of General Instrument common stock subject to warrants (27,715,963) and options (10,945,347) multiplied by the exchange ratio of 0.575 shares of Motorola common stock for each share of General Instrument common stock pursuant to the merger described herein.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) based on the average of the high and low sale prices of General Instrument common stock on the New York
    Stock Exchange on October 1, 1999 of $48.219.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         Preliminary Copy--Subject to Completion--Dated October 8, 1999

   The information in this proxy statement prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.

                           [GIC Logo and Letterhead]

                                                                  [      ], 1999

Dear Stockholders:

   You are cordially invited to attend a special meeting of stockholders of General Instrument Corporation which we will hold at 10:00 a.m., local time, on
[           ], at [            ], Pennsylvania.

   Your Board of Directors has unanimously approved a merger with Motorola, Inc. and unanimously recommends that you approve and adopt the merger and a merger agreement that provides for the merger at the special meeting. Upon completion of the merger, you will receive 0.575 shares of Motorola common stock for each share of General Instrument common stock that you own. Motorola shares are traded on the New York Stock Exchange under the symbol "MOT". The market value of the Motorola shares that you will receive in the merger for each General Instrument share would be $52.72 based upon Motorola's closing stock price on October 7, 1999. We expect that the merger will be tax-free to you for U.S. federal income tax purposes.

   We believe that the merger represents an exciting strategic combination. This transaction will capitalize on the tremendous value General Instrument has built since we became an independent public company in July 1997, and at the same time permit our stockholders to continue their investment in General Instrument's future as part of a larger, more diverse and competitive company with impressive technology, resources and vision.

   It is important that your shares be represented and voted at the meeting, whether or not you are able to attend personally. If you do not return your proxy card or if you do not instruct your bank or broker how to vote any shares held for you in "street name," the effect will be a vote against the merger. You are therefore urged to complete, sign, date and return the enclosed proxy card promptly in the accompanying envelope, which requires no postage if mailed in the United States. You are, of course, welcome to attend the meeting and vote in person, even if you have previously returned your proxy card.

   This document provides you with detailed information about the merger. We encourage you to read this entire document carefully. For risks in connection with the merger, see "Risk Factors Relating to the Merger" beginning on page 15.

   I look forward to your support.

                                                    Sincerely,


                                                    Edward D. Breen
                                                    Chairman of the Board and
                                                    Chief Executive Officer


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Motorola shares to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.


  This proxy statement/prospectus is dated [            ], 1999 and was first
                                     mailed
               to stockholders on or about [            ], 1999.

         Preliminary Copy--Subject to Completion--Dated October 8, 1999

                         General Instrument Corporation
                              101 Tournament Drive
                          Horsham, Pennsylvania 19044

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        To Be Held [             ], 1999

   A special meeting of stockholders of General Instrument Corporation will be
held on [          ,         ], at 10:00 a.m., local time, at
[                    ,                  ], Pennsylvania.

   The special meeting will be conducted:

    1. To approve and adopt the merger of a wholly owned subsidiary of Motorola, Inc. into General Instrument and the Agreement and Plan of Merger dated as of September 14, 1999 by and among Motorola, Lucerne Acquisition Corp. and General Instrument, pursuant to which, among other things, each share of General Instrument common stock outstanding immediately prior to the effective time of the merger will be converted into 0.575 shares of Motorola common stock.

    2. To transact such other business as may properly come before the meeting.

   A copy of the merger agreement is attached as Appendix A to the accompanying document. Approval and adoption of the merger and the merger agreement require the affirmative vote of a majority of the outstanding General Instrument shares. We do not expect that any business other than the proposal described in this notice will be considered at the meeting or any adjournment or postponement thereof.

   Stockholders of record as of the close of business on [        ], 1999 will
be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

   Your Board of Directors unanimously recommends that you vote "FOR" approval and adoption of the merger and the merger agreement, as described in detail in the accompanying proxy statement/prospectus.

                                          By Order of the Board of Directors,

                                          Robert A. Scott
                                          Senior Vice President, General
                                          Counsel and
                                           Secretary

[         ], 1999

   Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and promptly return it in the accompanying envelope which requires no postage if mailed in the United States. You may revoke your proxy at any time before it is voted by delivery to General Instrument of a subsequently executed proxy or a written notice of revocation or by voting in person at the special meeting.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1
SUMMARY...................................................................   3
The Companies.............................................................   3
The Special Meeting.......................................................   3
Record Date; Vote Required................................................   3
Reasons for the Merger....................................................   4
Recommendation of the General
 Instrument Board.........................................................   4
Opinions of General Instrument's
 Financial Advisors.......................................................   4
The Merger................................................................   4
Management and Operations After
 the Merger...............................................................   6
Effects of the Merger on the Rights of General Instrument Stockholders....   7
Forward-Looking Statements................................................   7
Summary Selected Financial Information....................................   8
Motorola Selected Historical Consolidated Financial Data..................   8
General Instrument Selected Historical Consolidated Financial Data........   9
Unaudited Selected Pro Forma Combined Financial Data......................  11
Comparative Per Share Data................................................  12
Comparative Per Share Market Price and Dividend Information...............  14
RISK FACTORS RELATING TO THE MERGER.......................................  15
Motorola and General Instrument May Encounter Difficulties in Integrating
 Operations and May Not Achieve Strategic Objectives, Cost Savings and
 Other Benefits...........................................................  15
Value of Motorola Shares to Be Received in the Merger Will Fluctuate......  15
THE SPECIAL MEETING.......................................................  17
Time and Place; Purposes..................................................  17
Record Date...............................................................  17
Quorum....................................................................  17
Vote Required.............................................................  17
Proxies...................................................................  18
Voting General Instrument 401(k) Stock....................................  18
THE MERGER................................................................  20
Structure of the Merger...................................................  20
Background................................................................  20
Reasons for the Merger....................................................  21
Information and Factors Considered by the General Instrument Board........  23

                                                                           Page
                                                                           ----
Recommendation of the General
 Instrument Board........................................................   25
Opinions of Financial Advisors to
 General Instrument......................................................   25
Accounting Treatment.....................................................   33
Interests of Certain Persons in the Merger...............................   33
Material Federal Income Tax Consequences.................................   37
Regulatory Matters.......................................................   38
Appraisal Rights.........................................................   39
Federal Securities Laws Consequences.....................................   39
Management and Operations after
 the Merger..............................................................   40
Certain Other Matters....................................................   40
THE MERGER AGREEMENT.....................................................   41
The Merger...............................................................   41
Conversion or Cancellation of General Instrument Common Stock in the
 Merger..................................................................   41
Listing of Motorola Common Stock.........................................   42
Representations and Warranties...........................................   42
Covenants and Agreements.................................................   44
No Solicitation Covenant.................................................   47
Additional Covenants and Agreements......................................   49
Conditions...............................................................   50
Termination..............................................................   52
Amendment; Waiver........................................................   53
Voting Agreement.........................................................   53
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF MOTOROLA AND GENERAL
 INSTRUMENT..............................................................   55
DESCRIPTION OF MOTOROLA CAPITAL STOCK....................................   63
Motorola Common Stock....................................................   63
Motorola Preferred Stock.................................................   63
Motorola Rights Plan.....................................................   64
Transfer Agent and Registrar.............................................   65
COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS OF MOTOROLA AND GENERAL
 INSTRUMENT..............................................................   66
EXPERTS..................................................................   68
LEGAL AND TAX MATTERS....................................................   68
SUBMISSION OF STOCKHOLDER PROPOSALS......................................   68
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS........................   69
WHERE YOU CAN FIND MORE INFORMATION......................................   70

 Appendix A Agreement and Plan of Merger.................................   A-1
            Opinion of Merrill Lynch, Pierce, Fenner & Smith
 Appendix B Incorporated.................................................   B-1
 Appendix C Opinion of CIBC World Markets Corp...........................   C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What is the proposed transaction?

A: A wholly owned subsidiary of Motorola, Inc. will merge into General Instrument Corporation. As a result, General Instrument will become a wholly owned subsidiary of Motorola, and General Instrument stockholders will exchange their General Instrument shares for Motorola shares.

Q: What will General Instrument stockholders receive in the merger?

A. Each General Instrument share will be exchanged for 0.575 Motorola shares. You will receive cash payments in place of any fractional Motorola shares you would have otherwise received. After giving effect to the merger, former General Instrument stockholders will hold approximately 14% of the outstanding Motorola shares.

Q:  How do I vote?

A: You may vote by mailing a signed proxy card in the enclosed return envelope as soon as possible so that those shares may be represented at the special meeting. You may also attend the special meeting and vote in person.

Q:  Can I change my vote?

A: Yes. You may change your vote by delivering a later-dated, signed proxy card to General Instrument's secretary before the special meeting, or by attending the special meeting and voting in person.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted on the merger.

Q:  Is the merger taxable?

A: Motorola and General Instrument each expect the merger to be tax free. We have structured the merger so that our tax advisors will be able to deliver opinions that Motorola, Motorola's wholly owned subsidiary formed for the purpose of the merger, General Instrument and the General Instrument stockholders will not recognize any gain or loss for U.S. federal income tax purposes in the merger, except with respect to any cash that General Instrument stockholders will receive instead of fractional Motorola shares. Receipt of these opinions is a condition to completion of the merger.

  We describe the material U.S. federal income tax consequences of the transactions in more detail on page 37. The tax consequences to you will depend on the facts of your own situation. Please consult your tax advisors for a full understanding of the tax consequences to you of the merger.

Q:  Am I entitled to appraisal rights?

A: No. You will not be entitled to appraisal rights in connection with the merger.

Q:  When do you expect to complete the merger?

A: We expect to complete the merger early in the first quarter of 2000. Because the merger is subject to governmental approvals, however, we cannot predict the exact timing.

Q:  Should I send in my General Instrument stock certificates now?

A: No. After we complete the merger, Motorola will send instructions to former General Instrument stockholders whose shares were converted in the merger. These instructions will explain how to exchange your General Instrument share certificates for Motorola share certificates and, if applicable, cash in lieu of any fractional share.

Q:  Whom can I call with questions?

A: If you have any questions about the merger or any related transactions, please call General Instrument at (800) 523-6678 or Motorola at (800) 262-8509.

  If you would like copies of any of the documents we refer to in this proxy statement/prospectus, you should call General Instrument at (800) 523-6678 if the documents relate to General Instrument or Motorola at (800) 262-8509 if the documents relate to Motorola.

                                    SUMMARY

   This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger, and for a more complete description of the legal terms of these transactions, you should read this entire document carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information" on page 70.

The Companies

Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196
Tel: (847) 576-5000
website: www.motorola.com

   Motorola is a global leader in providing integrated communications solutions and embedded electronic solutions. These include:

  . Software-enhanced wireless telephone, two-way radio, messaging and satellite communications products and systems, as well as networking and Internet-access products, for consumers, network operators, and commercial, government and industrial customers.

  . Embedded semiconductor solutions, primarily for customers in the networking and computing, transportation, and wireless communications industries.

  . Embedded electronic systems, primarily for the automotive, communications, imaging, manufacturing systems and computer industries as well as portable energy systems.

   Motorola is a corporation organized under the laws of the State of Delaware. In 1998, Motorola's sales were approximately $29.4 billion.

General Instrument Corporation
101 Tournament Drive
Horsham, Pennsylvania 19044
Tel: (215) 323-1000
website: www.gi.com

   General Instrument is a leading worldwide provider of integrated and interactive broadband access solutions, advancing the convergence of the Internet, telecommunications and video entertainment industries.

  . General Instrument is the world's leading supplier of digital and analog systems and set-top terminals for wired and wireless cable television systems.

  . General Instrument is a leading provider of hybrid fiber/coaxial network transmission systems used by cable television operators.

  . General Instrument is a provider of digital satellite television systems for programmers, direct-to-home satellite network providers and private networks, and provides high definition digital broadcast products for the cable and broadcast industries.

  . Through Next Level Communications, in which General Instrument has a majority ownership interest, General Instrument provides broadband communications systems that enable telephone companies and other emerging communications service providers to deliver voice, data and video services over the existing copper wire telephone infrastructure.

   General Instrument is a corporation organized under the laws of the State of Delaware. In 1998, General Instrument's sales were approximately $2.0 billion.

The Special Meeting (see page 17)

   The special meeting will be held on [       ], at [    ] a.m., local time,
at             ,            , Pennsylvania. At the special meeting, General
Instrument stockholders will be asked:

  . to approve and adopt the merger agreement and the merger; and

  . to act on other matters that may be properly submitted to a vote at the General Instrument special meeting.

Record Date; Vote Required (see page 17)

   You can vote at the special meeting if you owned General Instrument shares at the close of
business on [        ], 1999. On that date, there were [         ] General
Instrument shares outstanding and entitled to vote. You can cast one vote for each General Instrument share you owned on that date. Approval and adoption of the merger agreement and the merger require the favorable vote of the holders of a majority of the outstanding General Instrument shares.

Reasons for the Merger (see page 21)

   Motorola and General Instrument believe that the merger will enhance the combined company's ability to lead the convergence of video, voice and data over communications networks and enable the combined company to offer end-to-end solutions to customers. Motorola and General Instrument also believe that the merger will enable the combined company to become a leader in the next generation of telecommunications networks and allow General Instrument to leverage Motorola's global presence and strengthen relationships with key customers.

Recommendation of the General Instrument Board (see page 25)

   The General Instrument Board has unanimously approved the merger and has unanimously approved and adopted the merger agreement and the transactions contemplated in the merger agreement and recommends that General Instrument stockholders vote "FOR" approval and adoption of the merger and the merger agreement.

Opinions of General Instrument's Financial Advisors (see page 25)

   Merrill Lynch, Pierce, Fenner & Smith Incorporated and CIBC World Markets Corp., General Instrument's financial advisors, have rendered separate written opinions, each dated September 14, 1999, to the General Instrument Board that, as of the date of the opinions, the exchange ratio in the merger was fair, from a financial point of view, to the holders of General Instrument shares. The full text of the written opinions of Merrill Lynch and CIBC World Markets are attached to this document as Appendices B and C. We encourage you to read the opinions carefully in their entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by each of Merrill Lynch and CIBC World Markets in providing their opinions. The opinions of Merrill Lynch and CIBC World Markets are directed to the General Instrument Board and do not constitute recommendations to any stockholder with respect to any matter relating to the merger.

The Merger (see page 20)

   We propose that a wholly owned subsidiary of Motorola formed for the purpose of the merger merge with and into General Instrument. As a result, General Instrument will become a wholly owned subsidiary of Motorola.

   We have attached the merger agreement, which is the legal document that governs the merger, as Appendix A. We encourage you to read this document. We have also filed other related agreements as exhibits to Motorola's registration statement. Please see the section titled "Where You Can Find More Information" on page 70 for instructions on how to obtain copies of these exhibits.

 What you will receive in the merger (see page 41)

   Each of your General Instrument shares will be exchanged for 0.575 Motorola shares. Because the number of Motorola shares that you will receive in the merger is fixed, the value of the Motorola shares you will receive in the merger will fluctuate as the price of Motorola common stock changes.

   You will have to surrender your General Instrument common stock certificates to receive Motorola common stock certificates. However, please do not send any General Instrument common stock certificates until you receive written instructions after we complete the merger.

 Conditions (see page 50)

   We will complete the merger only if certain conditions are satisfied or waived, including the following:

  . approval by the General Instrument stockholders;

  . clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

  . receipt of opinions of independent accountants of Motorola and General
    Instrument to the effect that no conditions exist that would preclude each party's ability to be a party to a business combination with the other party to be accounted for as a pooling of interests;

  . receipt of opinions of tax advisors that the merger will be non-taxable for U.S. federal income tax purposes; and

  . the absence of a material adverse effect on General Instrument or Motorola.

 Termination (see page 52)

   Either Motorola or General Instrument may terminate the merger agreement if:

  . the merger is not completed by March 31, 2000;

  . a final and nonappealable order is entered enjoining or prohibiting the completion of the merger;

  . the merger agreement fails to receive General Instrument stockholder approval after a vote; or

  . the other party materially breaches its representations or agreements in certain circumstances and the breaching party fails to cure the breach within 30 days of receiving written notice of such breach.

   Motorola and General Instrument may also mutually agree to terminate the merger agreement without completing the merger.

 Termination Fees (see page 52)

   General Instrument must pay Motorola a fee of $300 million in cash as follows:

  . if all of the following circumstances occur:

   --Motorola or General Instrument terminates the merger agreement because
    General Instrument stockholders fail to adopt the merger agreement or because the merger is not completed before March 31, 2000 where General Instrument stockholders have not adopted the merger agreement;

   --an acquisition proposal has been publicly announced prior to the General
    Instrument vote, if any;

   --General Instrument does not withdraw or modify in a manner adverse to Motorola its recommendation of the merger; and

   --General Instrument enters into a definitive acquisition agreement within nine months of termination of the merger agreement;

   in which case the $300 million fee is payable within five days of entering into the definitive acquisition agreement; or

  . if Motorola terminates the merger agreement because:

   --General Instrument has materially breached its agreements regarding preparation of this proxy statement/prospectus, calling its stockholders' meeting or the non-solicitation of alternative proposals; or

   --the General Instrument stockholders fail to adopt the merger agreement or the merger is not completed before March 31, 2000 where the General Instrument stockholders have not adopted the merger agreement and General Instrument withdrew, or modified in a manner adverse to Motorola, its approval or recommendation of the merger;

   in which case the $300 million fee is due within two days of termination.

Regulatory Matters (see page 38)

   Motorola and General Instrument must comply with certain filings and take other actions necessary to obtain approvals from U.S. and foreign governmental authorities in connection with the proposed transactions, including antitrust authorities. Motorola and General Instrument have agreed to use reasonable best efforts to obtain any governmental consents and approvals required in connection with the merger, but Motorola is not required to agree to any conditions, divestitures or expenditures of money to a third party in exchange for any consent that, in any such case, would be materially adverse to Motorola and General Instrument, taken as a whole.

   The waiting period during which the U.S. regulatory authorities review the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will expire on November [ ], 1999 unless earlier terminated or extended by a request for additional information or documentary materials. We expect to obtain all material required governmental approvals and, if all other conditions to the merger are satisfied, complete the merger early in the first quarter of 2000. We cannot be certain, however, that Motorola and General Instrument will obtain all required governmental approvals, or that we will obtain these approvals without conditions that would be detrimental to Motorola or General Instrument.

Accounting Treatment (see page 33)

   We expect the merger to qualify as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been combined. We will not be required to complete the merger unless we receive opinions from our respective independent accountants to the effect that they concur with our conclusion that no conditions exist that would preclude our ability to be a party to a business combination with the other party to be accounted for as a pooling of interests.

NYSE Listing

   Motorola will list the Motorola shares to be issued in the merger on the New York Stock Exchange.

Ownership of Shares after the Merger

   After giving effect to the merger, the former holders of General Instrument common stock will hold about 14% of the outstanding Motorola common stock based upon the figures for outstanding stock as of October 6, 1999.

Voting Agreement (see page 53)

   Liberty Media Corporation, a subsidiary of AT&T Corp., has agreed to vote the General Instrument shares it owns or has the right to vote in favor of the merger. As of October 6, 1999, Liberty Media owned 31,356,000 General Instrument shares, representing approximately 18.1% of the outstanding General Instrument shares entitled to vote on the merger.

   In addition, Liberty Media owned warrants to purchase an additional 21,356,000 General Instrument shares as of October 6, 1999, none of which shares have voting rights until the warrants are exercised. Warrants to purchase 4,928,000 General Instrument shares were exercisable as of that date. Liberty Media is not obligated to exercise any warrants, but has agreed to vote any General Instrument shares that may be issued upon exercise of such warrants in favor of the merger.

Interests of Officers and Directors (see page 33)

   When considering the merger agreement, General Instrument's Board of Directors was aware that certain of the officers and directors of General Instrument may have interests and arrangements that may be different from your interests as stockholders. These include rights under certain stock-based employee benefits awards and severance agreements, as well as arrangements with Motorola regarding employment following the merger.

Management and Operations after the Merger

   After the merger, Motorola plans to form a new business group consisting of the people, assets and operations of General Instrument combined with the Multimedia Group business from Motorola's Internet and Networking Group. The new business group will be a part of Motorola's Communications Enterprise unit and will focus on integrated and interactive broadband access solutions. Motorola expects that Edward D. Breen, Chairman and Chief Executive Officer of General Instrument, will lead the business group and that other members of current General Instrument management will work in the new business group after the merger. The headquarters of the new business group is expected to be the current General Instrument headquarters in Horsham, Pennsylvania.

Effects of the Merger on the Rights of General Instrument Stockholders (see page 66)

   The rights of General Instrument stockholders who receive Motorola shares in the merger will continue to be governed by Delaware law, but will also be governed by Motorola's Restated Certificate of Incorporation and Motorola's By-laws. The rights of General Instrument stockholders under Motorola's Restated Certificate of Incorporation and By-laws will differ in certain respects from the rights under General Instrument's Certificate of Incorporation and By-laws.

Forward-Looking Statements (see page 69)

   Motorola and General Instrument have made forward-looking statements in this document and in the documents to which we have referred you. These statements are subject to risks and uncertainties, and therefore may not prove to be correct. Forward-looking statements include assumptions as to how Motorola may perform after the merger, and, accordingly, it is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or, if any of them do so, what impact they will have on the results of operations and financial condition of Motorola or the price of its stock. See page 69 for further details.

   When we use words like "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. For those statements, Motorola and General Instrument claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                     Summary Selected Financial Information

            Motorola Selected Historical Consolidated Financial Data

   The selected historical consolidated financial data of Motorola as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996 has been derived from consolidated financial statements of Motorola which have been audited by KPMG LLP, independent auditors, and incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data of Motorola as of December 31, 1996, 1995 and 1994 and for the years ended December 31, 1995 and 1994 has been derived from audited consolidated financial statements previously filed with the Securities and Exchange Commission, but not incorporated by reference in this proxy statement/prospectus. The selected historical consolidated financial data as of and for the six months ended July 3, 1999 and June 27, 1998, have been derived from unaudited consolidated financial statements filed with the SEC and incorporated by reference herein and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of Motorola's financial position and results of operations as of and for such periods. Operating results for the six months ended July 3, 1999, are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999. Certain amounts in the Motorola selected historical consolidated financial data for the periods prior to July 3, 1999 have been conformed to the 1999 presentation. This information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for Motorola incorporated by reference in this proxy statement/prospectus.

                          Six Months Ended
                          ----------------          Year Ended December 31,
                          July 3, June 27,  ----------------------------------------
                           1999     1998     1998     1997    1996    1995    1994
                          ------- --------  -------  ------- ------- ------- -------
                            (unaudited)
                                    (in millions, except per share data)
Consolidated Statements
 of
Operations Data:
Net sales...............  $14,745 $13,909   $29,398  $29,794 $27,973 $27,037 $22,245
                          ------- -------   -------  ------- ------- ------- -------
Costs and expenses:
 Manufacturing and other
  costs of sales........    8,641   8,445    18,043   17,283  16,610  15,361  11,901
 Selling, general and
  administrative
  expenses..............    2,803   2,550     5,443    5,160   4,701   4,629   4,380
 Restructuring and other
  charges...............      --    1,980     1,980      327     --      --      --
 Research & development
  expenditures..........    1,555   1,425     2,893    2,748   2,394   2,197   1,860
 Depreciation expense...    1,114   1,058     2,197    2,329   2,308   1,919   1,525
 Interest expense, net..       93      91       216      131     185     149     142
                          ------- -------   -------  ------- ------- ------- -------
 Total costs and
  expenses..............  $14,206 $15,549   $30,772  $27,978 $26,198 $24,255 $19,808
                          ------- -------   -------  ------- ------- ------- -------
Net gain on Nextel asset
 exchange...............      --      --        --       --      --      443     --
Earnings (loss) before
 income taxes...........      539  (1,640)   (1,374)   1,816   1,775   3,225   2,437
Income tax provision
 (benefit)..............      162    (492)     (412)     636     621   1,177     877
                          ------- -------   -------  ------- ------- ------- -------
Net earnings (loss).....  $   377 $(1,148)  $  (962) $ 1,180 $ 1,154 $ 2,048 $ 1,560
                          ======= =======   =======  ======= ======= ======= =======
Per Share Data:
Net earnings (loss) per
 common share
 Basic..................  $  0.63 $ (1.92)  $ (1.61) $  1.98 $  1.95 $  3.47 $  2.76
                          ======= =======   =======  ======= ======= ======= =======
 Diluted................  $  0.61 $ (1.92)  $ (1.61) $  1.94 $  1.90 $  3.37 $  2.66
                          ======= =======   =======  ======= ======= ======= =======
Weighted average common
 shares outstanding
 Basic..................    603.4   597.6     598.6    595.5   592.5   589.7   565.0
                          ======= =======   =======  ======= ======= ======= =======
 Diluted................    619.8   597.6     598.6    612.2   609.0   609.7   591.7
                          ======= =======   =======  ======= ======= ======= =======
Dividends paid per
 share..................  $  0.24 $  0.24   $  0.48  $  0.48 $  0.46 $  0.40 $  0.31
                          ======= =======   =======  ======= ======= ======= =======
                                                         December 31,
                          July 3, June 27,  ----------------------------------------
                           1999     1998     1998     1997    1996    1995    1994
                          ------- --------  -------  ------- ------- ------- -------
                            (unaudited)
                                               (in millions)
Consolidated: Balance
 Sheet Data:
Total assets............  $31,747 $28,672   $28,728  $27,278 $24,076 $22,738 $17,495
Working capital.........    4,332   2,223     2,091    4,181   3,324   2,717   3,008
Long-term debt..........    3,119   2,129     2,633    2,144   1,931   1,949   1,127
Total debt..............    4,996   5,102     5,542    3,426   3,313   3,554   2,043
Total stockholders'
 equity.................   13,678  12,072    12,222   13,272  11,795  10,985   9,055

       General Instrument Selected Historical Consolidated Financial Data

   The selected historical consolidated financial data of General Instrument as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996, has been derived from consolidated financial statements of General Instrument which have been audited by Deloitte & Touche LLP, independent auditors, and incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data of General Instrument as of December 31, 1996, 1995 and 1994 and for the years ended December 31, 1995 and 1994 has been derived from audited consolidated financial statements previously filed with the SEC, but not incorporated by reference herein. The selected consolidated financial data as of and for the six months ended June 30, 1999 and 1998, have been derived from unaudited consolidated financial statements filed with the SEC and incorporated by reference herein and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of General Instrument's financial position and results of operations as of and for such periods. Operating results for the six months ended June 30, 1999, are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999. This information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for General Instrument incorporated by reference in this proxy statement/prospectus.

                          Six Months Ended          Year Ended December 31,
                          ----------------- -------------------------------------------------
                          June 30, June 30,
                            1999     1998   1998(b)  1997(c)     1996(d)     1995(e)  1994(f)
                          -------- -------- -------  -------     -------     -------  -------
                             (unaudited)
                                    (in millions, except per share data)
Consolidated Statements
 of Operations Data:
Net sales...............   $1,046   $  905  $1,988   $1,764      $ 1,756     $1,533   $1,275
Cost of sales...........      750      671   1,431    1,336        1,350      1,080      878
                           ------   ------  ------   ------      -------     ------   ------
Gross profit............      296      234     557      428          406        453      397
                           ------   ------  ------   ------      -------     ------   ------
Operating expenses:
 Selling, general and
  administrative
  expenses..............       91      102     194      215          175        139      102
 Research &
  development...........       83      158     245      208          198        138      105
 Purchased in-process
  technology............      --       --      --       --           --         140      --
 Goodwill amortization..        7        7      14       15           14         14       15
 NLC litigation costs...      --       --      --       --           141        --       --
                           ------   ------  ------   ------      -------     ------   ------
  Total operating
   expenses.............   $  181   $  267  $  453   $  438      $   528     $  431   $  222
                           ------   ------  ------   ------      -------     ------   ------
Operating income
 (loss).................      115      (33)    104      (10)        (122)        22      175
Other income (expense),
 net....................       (1)     (10)    (11)       5           (1)        (1)       1
Interest income
 (expense), net.........        8       (1)      1       (5)         (26)       (23)     (27)
                           ------   ------  ------   ------      -------     ------   ------
Income (loss) before
 income taxes and
 cumulative effect of
 changes in accounting
 principles.............      122     (44)      94     (10)        (149)        (2)      149
Cumulative effect of
 changes in accounting
 principles.............      --       --      --       --           --         --        (1)
(Provision) benefit for
 income taxes...........      (45)      14     (39)      (6)          53          6      (27)
                           ------   ------  ------   ------      -------     ------   ------
Net income (loss).......   $   77   $  (30) $   55   $  (16)     $   (96)    $    4   $  121
                           ======   ======  ======   ======      =======     ======   ======
Per Share Data:
Net earnings (loss) per
 common share
 Basic..................   $ 0.44   $(0.20) $ 0.35
                           ======   ======  ======
 Diluted................   $ 0.41   $(0.20) $ 0.33
                           ======   ======  ======
Pro forma loss per
 share--basic and
 diluted................                             $(0.11)(a)  $ (0.65)(a)
                                                     ======      =======
Weighted average common
 shares outstanding
 Basic..................    174.1    150.5   159.5    147.5(a)   147.3(a)
                           ======   ======  ======   ======      =======
 Diluted................    188.9    150.5   169.0    147.5(a)   147.3(a)
                           ======   ======  ======   ======      =======

                                                       December 31,
                          June 30, June 30, ----------------------------------
                            1999     1998    1998   1997   1996   1995   1994
                          -------- -------- ------ ------ ------ ------ ------
                             (unaudited)
                                             (in millions)
Consolidated Balance
 Sheet Data:
Total assets.............  $2,355   $1,693  $2,188 $1,675 $1,630 $1,354 $1,199
Working capital..........     666      453     437    436    372    221     69
Other non-current
 liabilities.............      66       63      68     66    188     75     78
Stockholders' equity.....   1,883    1,250   1,650  1,215  1,051    926    764

--------
(a) General Instrument was formerly the Communications Business of a company then known as General Instrument Corporation (the "Distributing Company"). On July 28, 1997, approximately 147.3 million shares of General Instrument common stock were distributed to the Distributing Company's stockholders. Additionally, on July 28, 1997, approximately 49.1 million shares of common stock of CommScope, Inc., a wholly owned subsidiary of the Distributing Company, were distributed to General Instrument stockholders (the General Instrument distribution, together with the CommScope distribution, the "Distributions"). Prior to the Distributions, General Instrument did not have its own capital structure; accordingly pro forma per share information has been presented for the years ended December 31, 1997 and 1996. The pro forma loss per share was calculated by dividing the net loss by the pro forma weighted-average number of shares outstanding. The pro forma weighted-average number of shares outstanding used for 1996 equaled the number of common shares issued on the date of the Distributions, and for 1997, included the number of common shares issued on the date of the Distributions plus the actual share activity during the period subsequent to the Distributions.
(b) Includes charges of $124 million ($79 million net-of-tax) reflecting restructuring and other charges primarily including costs related to the closure of various facilities, including the General Instrument's satellite TV manufacturing facility in Puerto Rico, severance and other employee separation costs, the write-down of fixed assets to their estimated fair values and inventory to its lower of cost or market, as well as a $75 million charge to fully reserve for the research and development advance made to Next Level Communications L.P.
(c) Includes charges of $110 million ($79 million net-of-tax) reflecting restructuring and other charges primarily including costs related to the closure of various facilities, including the General Instrument's satellite TV manufacturing facility in Puerto Rico, severance and other employee separation costs, the write-down of inventory to its lower of cost or market, the write-down of fixed assets to their estimated fair values and costs related to dividing the Distributing Company's Taiwan operations between General Instrument and General Semiconductor, Inc.
(d) Includes charges of $226 million ($145 million net-of-tax) reflecting litigation costs, restructuring charges and other charges of Next Level Communications, a wholly-owned subsidiary of General Instrument, primarily related to the transition of the General Instrument's next-generation digital products and the write-down of inventory to its lower of cost or market.
(e) Includes a charge of $140 million ($90 million net-of-tax) for purchased in-process technology in connection with the acquisition of Next Level Communications, a wholly-owned subsidiary of General Instrument.
(f) Includes an income tax benefit of $31 million, as a result of a reduction in a valuation allowance related to domestic deferred income tax assets.

              Unaudited Selected Pro Forma Combined Financial Data

   In the table below, we provide you with unaudited selected pro forma combined financial data that combines the historical consolidated balance sheets and statements of operations of Motorola and General Instrument, including their subsidiaries, giving effect to the merger. The unaudited pro forma combined statements of operations for the six months ended July 3, 1999 and June 27, 1998 and the fiscal years ended December 31, 1998, 1997 and 1996 give effect to the merger as if it had occurred on January 1, 1996. The unaudited pro forma combined balance sheet as of July 3, 1999 gives effect to the merger as if it had occurred on July 3, 1999.

   The unaudited pro forma combined financial data are qualified in their entirety by reference to, and should be read in conjunction with, the unaudited pro forma combined financial statements and notes thereto that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined financial data give effect to the merger applying the pooling-of-interests method of accounting. The pro forma combined financial data is provided for illustrative purposes only and is not necessarily indicative of the results that would have occurred if the merger had been in effect during the periods presented or which may be attained in the future.

                                    Six Months Ended     Year Ended December 31,
                                 ----------------------  ------------------------
                                               June 27,
                                 July 3, 1999    1998     1998     1997    1996
                                 ------------- --------  -------  ------- -------
                                      (in millions, except per share data)
Pro Forma Combined Operating
 Results:
Net sales......................     $15,766    $14,791   $31,336  $31,495 $29,657
                                    -------    -------   -------  ------- -------
Costs and expenses:
 Manufacturing and other costs
  of sales.....................       9,349      9,079    19,392   18,529  17,854
 Selling, general and
  administrative expenses......       2,899      2,665     5,656    5,373   5,027
 Restructuring and other
  charges......................         --       1,980     1,980      327     --
 Research & development
  expenditures.................       1,629      1,575     3,118    2,930   2,572
 Depreciation expense..........       1,143      1,084     2,255    2,394   2,367
 Interest expense, net.........          85         92       215      136     211
                                    -------    -------   -------  ------- -------
  Total costs and expenses.....     $15,105    $16,475   $32,616  $29,689 $28,031
                                    -------    -------   -------  ------- -------
Earnings (loss) before income
 taxes.........................         661     (1,684)   (1,280)   1,806   1,626
Income tax provision
 (benefit).....................         207       (506)     (373)     642     568
                                    -------    -------   -------  ------- -------
Net earnings (loss)............     $   454    $(1,178)  $  (907) $ 1,164 $ 1,058
                                    -------    -------   -------  ------- -------
Pro Forma Combined Per Share
 Data:
Net earnings (loss) per common
 share
 Basic.........................     $  0.65    $ (1.72)  $ (1.31) $  1.71 $  1.56
                                    =======    =======   =======  ======= =======
 Diluted.......................     $  0.62    $ (1.72)  $ (1.31) $  1.67 $  1.52
                                    =======    =======   =======  ======= =======
Weighted average common shares
 outstanding
 Basic.........................       703.5      684.1     690.3    680.3   677.2
                                    =======    =======   =======  ======= =======
 Diluted.......................       728.4      684.1     690.3    697.6   694.3
                                    =======    =======   =======  ======= =======
Dividends paid per share.......     $  0.24    $  0.24   $  0.48  $  0.48 $  0.46
                                    =======    =======   =======  ======= =======
                                 July 3, 1999
                                 -------------
                                 (in millions)
Pro Forma Combined Balance
 Sheet Data:
Total assets...................     $34,132
Working capital................       4,933
Long-term debt and redeemable
 preferred securities..........       3,603
Total debt and redeemable
 preferred securities..........       5,480
Total stockholders' equity.....      15,524

                           Comparative Per Share Data

   The following table sets forth certain historical per share data of Motorola and General Instrument and combined per share data on an unaudited pro forma basis after giving effect to the merger on a pooling of interests basis of accounting for the six month period ended July 3, 1999 and for the years ended December 31, 1998, 1997 and 1996. You should also read the selected historical consolidated financial data and the unaudited selected pro forma combined financial data included elsewhere in this proxy statement/prospectus. The pro forma financial data does not necessarily indicate the operating results that would have been achieved had the merger been completed as of the beginning of the periods presented and should not be construed as representative of future operations.

                                             Six Months Year Ended December
                                               Ended            31,
                                              July 3,   ----------------------
                                                1999     1998    1997    1996
                                             ---------- ------  ------  ------
Historical--Motorola:
Net earnings (loss) per share
  Basic....................................    $ 0.63   $(1.61) $ 1.98  $ 1.95
  Diluted..................................    $ 0.61   $(1.61) $ 1.94  $ 1.90
Book value per common share (1) (at period
 end)......................................    $22.53   $20.33  $22.21  $19.88
                                             Six Months Year Ended December
                                               Ended            31,
                                              June 30,  ----------------------
                                                1999     1998    1997    1996
                                             ---------- ------  ------  ------
Historical--General Instrument:
Net earnings (loss) per share
  Basic (5)................................    $ 0.44   $ 0.35  $(0.11) $(0.65)
  Diluted (5)..............................    $ 0.41   $ 0.33  $(0.11) $(0.65)
Book value per common share (1) (at period
 end)......................................    $10.87   $ 9.78  $ 8.19     N/A
                                             Six Months Year Ended December
                                               Ended            31,
                                              July 3,   ----------------------
                                                1999     1998    1997    1996
                                             ---------- ------  ------  ------
Pro Forma and Equivalent Pro Forma Combined
 Net Earnings (Loss) Per Common Share
Pro forma combined net earnings (loss) per
 Motorola
 common share
  Basic....................................    $ 0.65   $(1.31) $ 1.71  $ 1.56
  Diluted..................................    $ 0.62   $(1.31) $ 1.67  $ 1.52
Equivalent pro forma combined net earnings
 (loss) per General Instrument common share
 (3)
  Basic....................................    $ 0.37   $(0.75) $ 0.98  $ 0.90
  Diluted..................................    $ 0.36   $(0.75) $ 0.96  $ 0.87
Pro forma combined weighted average common
 shares outstanding (in millions)
  Basic....................................     703.5    690.3   680.3   677.2
  Diluted..................................     728.4    690.3   697.6   694.3
Pro Forma Combined Book Value Per Common
 Share
 (at Period End) (4):
Pro forma combined book value per Motorola
 common share (2)..........................    $21.95   $19.93
Equivalent pro forma combined book value
 per
 General Instrument common share (3).......    $12.62   $11.46
Pro forma combined common shares
 outstanding at period end (in millions)...     707.2    698.1

--------
(1) Historical book value per common share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of each period.

(2) Pro forma combined book value per common share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding of the combined company.

(3) The equivalent pro forma combined net earnings (loss) per share and equivalent pro forma combined book value per General Instrument common share are calculated by multiplying the respective pro forma combined Motorola share amounts by the exchange ratio of 0.575 shares of Motorola common stock for each share of General Instrument common stock.

(4) Adjusted to reflect pro forma adjustments. See "Notes to Unaudited Pro Forma Combined Financial Statements" at page 62.

(5) Prior to the Distributions, General Instrument did not have its own capital structure, and pro forma per share information has been presented for the years ended December 31, 1997 and 1996. The pro forma weighted-average number of shares outstanding used in the pro forma per share calculation for 1996 equaled the number of common shares issued on the date of the Distributions, and for 1997, included the number of common shares issued on the date of the Distributions plus the actual share activity during the periods subsequent to the Distributions. Further, since the computation of diluted loss per share is anti-dilutive for the years ended December 31, 1997 and 1996, the amounts reported for pro forma basic and diluted loss per share are the same.

          Comparative Per Share Market Price and Dividend Information

   The following table sets forth the high and low sale prices for a Motorola share and for a General Instrument share, and the dividends declared for the periods indicated. The prices are as reported on the NYSE Composite Transaction Tape, based on published financial sources. Because the General Instrument shares have been publicly traded only since July 24, 1997, market prices of General Instrument shares are not available before that time.

                                 Motorola               General Instrument
                               Common Stock                Common Stock
                         ---------------------------- -----------------------------
                                              Cash                          Cash
                                            Dividend                      Dividend
                          High       Low    Per Share High        Low     Per Share
                         -------   -------  --------- ----      -------   ---------
Fiscal Year 1996:
  First Quarter......... $59 1/8   $44 3/4    $.12     --           --       --
  Second Quarter........  67 1/8    50 5/8     .12     --           --       --
  Third Quarter.........  68 1/2    46 3/4     .12     --           --       --
  Fourth Quarter........  63 5/8    44 1/8     .12     --           --       --
Fiscal Year 1997:
  First Quarter......... $69 3/4   $ 54       $.12     --           --       --
  Second Quarter........  78 15/16  54 7/8     .12     --           --       --
  Third Quarter.........  90 1/2     66        .12    $21 1/2   $ 16         --
  Fourth Quarter........  75 3/16   54 1/8     .12     19 1/8    12 5/8      --
Fiscal Year 1998:
  First Quarter......... $65 7/8   $ 52       $.12    $ 22      $16 7/16     --
  Second Quarter........  61 5/8    48 9/16    .12     28 3/4    19 3/4      --
  Third Quarter.........  56 3/8    39 1/16    .12     29 1/2    16 11/16    --
  Fourth Quarter........  64 5/16   38 3/8     .12     36 15/16  17 1/2      --
Fiscal Year 1999:
  First Quarter......... $77 3/8   $62 9/16   $.12    $ 41      $28 1/8      --
  Second Quarter........  96 11/16  72 5/8     .12     47 7/8    30 1/4      --
  Third Quarter (through
   October 7, 1999)..... 101 1/2     82        .12     54 7/16   40 3/8      --

   Motorola common stock is currently traded on the New York Stock Exchange under the symbol "MOT." Motorola common stock is also listed and traded on the Chicago, London and Tokyo stock exchanges. General Instrument common stock is currently traded on the New York Stock Exchange under the symbol "GIC."

   Because the exchange ratio in the merger is fixed and because the market price of Motorola common stock is subject to fluctuation, the market value of the Motorola shares that the General Instrument stockholders will receive in the merger may increase or decrease before and after the special meeting. We urge General Instrument stockholders to obtain current market quotations for Motorola common stock. We cannot give any assurance as to the future prices or markets for Motorola common stock.

   On September 10, 1999, the last trading day prior to the date on which press reports of a possible transaction were published, the closing sale price of a Motorola share was $98 3/4, and the closing sale price of a General Instrument share was $52 1/2. On September 14, 1999, the last trading day prior to the public announcement of the merger agreement, the closing sale price of a Motorola share was $93 3/16, and the closing sale price of a General Instrument share was $50 1/2. On October 7, 1999, the most recent practicable date prior to the printing of this proxy statement/prospectus, the closing price of a Motorola share was $91 11/16, and the closing price of a General Instrument share was $50 3/16. We urge you to obtain current market quotations prior to making any decision with respect to the merger.

                      RISK FACTORS RELATING TO THE MERGER

   You should carefully consider the following important factors, in addition to those discussed in the documents that we have filed with the SEC which we have incorporated by reference in this proxy statement/prospectus, to determine whether to vote for the proposals relating to the merger.

Motorola and General Instrument May Encounter Difficulties in Integrating Operations and May Not Achieve Strategic Objectives, Cost Savings and Other Benefits.

   The merger will combine two companies that have previously operated independently. We expect to realize strategic and other benefits as a result of the merger, including, among other things, the integration of key technologies necessary to bring converged voice, video and data networking to consumers and the accelerated roll-out of advanced services over hybrid fiber coax networks. We discuss these benefits and others in this document under "The Merger-- Reasons for the Merger." However, we cannot predict with certainty whether, or to what extent, we will realize these benefits. The following are factors that may prevent us from realizing these benefits:

  . a substantial demand for interactive broadband access solutions utilizing hybrid fiber coax networks may not continue to develop as much or as rapidly as we expect;

  . we may have to alter sales and marketing campaigns to gain marketplace acceptance of the strategy of providing converged interactive voice, video, data and Internet access solutions over cable networks, including in particular our product solutions in this environment;

  . development and deployment of next-generation network equipment may require more technical support than Motorola and General Instrument currently have employed or contracted;

  . changes in technology may increase the number of competitors that Motorola faces after the merger or may require significant capital expenditures to provide competitive services;

  . other manufacturers that compete with Motorola that currently market networks compatible with General Instrument products may not continue to do so; and

  . an increase in the number of competitors serving these markets may make it more difficult to attract and retain necessary personnel or to obtain and retain customers;

   Any of these factors could cause actual results to differ materially from our expectations.

   We also expect to realize certain cost savings and other financial and operating benefits as a result of the merger. However, we cannot predict with certainty whether these cost savings and benefits will occur, or the extent to which they actually will be achieved. There are a large number of systems that may be integrated, including management information, purchasing, accounting and finance, sales, billing, payroll and benefits and regulatory compliance. The integration of General Instrument and the multimedia group business of Motorola's Internet and Networking Group will also require significant attention from management. The diversion of management attention and any difficulties associated with integrating General Instrument into Motorola could have a material adverse effect on the revenues, the levels of expenses and the operating results of Motorola after the merger and the value of Motorola shares.

Value of Motorola Shares to Be Received in the Merger Will Fluctuate

   The number of Motorola shares to be received in the merger for each General Instrument share is fixed. Therefore, because the market price of Motorola shares is subject to fluctuation, the value at the time of the merger of the Motorola shares to be received by General Instrument stockholders will depend on the market price of Motorola shares at that time. There can be no assurance as to the value of Motorola shares at that time.

   The merger may occur at a date later than the date of the special meeting, and there can be no assurance that the market price of Motorola shares on the date of the special meeting will reflect the market price of Motorola shares at the time of the merger. The market price of Motorola shares has been, and may continue to be, volatile. In addition to conditions that affect the market for stocks of high technology companies generally, factors such as new product announcements by Motorola or its competitors, quarterly fluctuations in Motorola's operating results and challenges associated with integration of businesses may have a significant impact on the market price of Motorola shares. These conditions could cause the price of Motorola shares to fluctuate substantially over short periods. We discuss and refer to other factors affecting the market price of Motorola shares under "Special Note Regarding Forward-Looking Statements." For historical and current market prices of Motorola shares, see "Summary--Comparative Per Share Market Price and Dividend Information."

                              THE SPECIAL MEETING

   This proxy statement/prospectus is furnished in connection with the solicitation of proxies from General Instrument stockholders for use at the General Instrument special meeting. This proxy statement/prospectus is also furnished to General Instrument stockholders as a prospectus in connection with the issuance of Motorola shares in the merger. This proxy statement/prospectus and accompanying form of proxy are first being mailed to General Instrument
stockholders on or about [            ], 1999.

Time and Place; Purposes

   The special meeting will be held on [                   ], at 10:00 a.m., at
             , [           ], Pennsylvania. At that meeting, General Instrument
stockholders will be asked to vote on the proposal to approve and adopt the merger and the merger agreement.

Record Date

   General Instrument has established the close of business on [
   ], 1999, as the record date to determine General Instrument stockholders entitled to vote at the special meeting. At the close of business on the record
date, [          ] General Instrument shares were outstanding and entitled to
vote at the special meeting, and were held by approximately [          ] record
holders. The General Instrument shares constitute the only outstanding class of General Instrument voting securities. Each General Instrument share is entitled to one vote on the merger and merger agreement. Votes may be cast at the meeting in person or by proxy.

Quorum

   The presence at the special meeting, either in person or by proxy, of a majority of the General Instrument shares outstanding on the record date is necessary to constitute a quorum to transact business at that meeting. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed in order to solicit additional proxies.

   Abstentions and "broker non-votes" will be counted for the purpose of determining whether a quorum is present. Broker non-votes are shares held by brokers or nominees on behalf of customers that are represented at the meeting but with respect to which the broker or nominee has not been instructed how to vote. Brokers holding General Instrument shares in street name for customers are prohibited from voting those customers' shares regarding the merger and merger agreement in the absence of specific instructions from those customers.

Vote Required

   Approval and adoption of the merger and the merger agreement requires the affirmative vote of the holders of a majority of the General Instrument shares outstanding on the record date. Failure to vote, abstentions and broker non-votes will not be deemed to be cast either "For" or "Against" the merger agreement and the merger. However, because approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding General Instrument shares, the failure to vote, abstentions and broker non-votes will have the same effect as a vote "Against" the merger and the merger agreement.

   General Instrument's directors and executive officers owned, as of the
record date, [           ] General Instrument shares, which represented less
than 1% of the outstanding General Instrument shares. As a condition to Motorola's willingness to enter into the merger agreement, Liberty Media Corporation has agreed to vote its General Instrument shares "For" the merger and the merger agreement. The voting agreement is described more fully under "The Merger Agreement--The Voting Agreement." The number of General Instrument shares Liberty Media owned as of the record date was [31,356,000] which represented approximately [18.1]% of the outstanding General Instrument shares. At that time Liberty Media also held warrants for an additional
[21,356,000] General Instrument shares, of which warrants for [4,928,000] shares were vested. The General Instrument shares issuable pursuant to these warrants cannot be voted unless Liberty Media elects to exercise the warrants. Liberty Media has agreed to vote any General Instrument shares it receives pursuant to the exercise of the warrants in favor of the merger.

Proxies

   General Instrument shares represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with instructions indicated on the proxies. Except for the broker non-votes, if no instructions are indicated, those proxies will be voted "For" approval and adoption of the merger and the merger agreement, and as determined by the General Instrument Board as to any other matter that may properly come before the special meeting. In the event that a quorum is not present at the time the special meeting is convened, or if for any other reason General Instrument believes that additional time should be allowed for the solicitation of proxies, General Instrument may postpone the meeting or may adjourn the meeting with or without a vote of stockholders. If General Instrument proposes to postpone or adjourn the special meeting by a vote of stockholders, the persons named in the enclosed form of proxy will vote all General Instrument shares for which they have voting authority in favor of a postponement or adjournment. However, such persons will not vote any General Instrument shares for which they have been instructed to vote against the merger and the merger agreement in favor of that postponement or adjournment.

   Any General Instrument stockholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the Secretary of General Instrument, by executing a later dated proxy or by attending the special meeting and voting in person.

   All written notices of revocation and other communications with respect to revocation of proxies should be addressed to General Instrument Corporation, 101 Tournament Drive, Horsham, Pennsylvania 10944, Attention: Secretary. A proxy appointment will not be revoked by death or incapacity of the General Instrument stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with General Instrument's Secretary or other person responsible for tabulating votes on General Instrument's behalf.

   Your attendance at the special meeting will not by itself constitute revocation of your proxy--you must also vote in person at the special meeting. If you instructed your broker to vote your General Instrument shares, you must follow the broker's directions in order to change your vote.

   General Instrument will pay the cost of soliciting proxies. In addition to solicitation by mail, General Instrument's directors, officers and employees may solicit proxies by telephone, fax, telegram or in person. Arrangements will also be made with brokerage houses and other nominees and fiduciaries for forwarding solicitation material to the beneficial owners of stock held of record by those persons, and General Instrument will reimburse those custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses. General Instrument has retained Morrow & Co. to assist in the
solicitation of proxies for a fee not to exceed [         ], plus expenses.

Voting General Instrument 401(k) Stock

   Participants in the General Instrument 401(k) plan will separately receive voting instructions with respect to the General Instrument shares allocated to their accounts. The plan provides that in voting these General Instrument shares the participant shall consider the long-term interest of all current participants. Each participant shall direct the special fiduciary under the plan as to the manner of voting of the General Instrument shares. The special fiduciary will instruct the trustee to vote all General Instrument shares for which the special fiduciary received directions from participants in accordance with such participants' directions; provided, however, that, if the special fiduciary determines that the manner of voting is not proper or contrary to the provisions of the Employee Retirement Income Security Act of 1974, as amended, the special fiduciary will disregard the direction of the participant and assume responsibility for voting the General Instrument shares. The special fiduciary shall direct the trustee to vote all General Instrument shares for which the special fiduciary has not received timely voting instructions in the special fiduciary's sole discretion. The trustee will vote these General Instrument shares in accordance with directions received from the special fiduciary.

   After having been submitted to the trustee, a voting instruction form may be revoked by the person giving it at any time before it is exercised, by submitting either a written notice of revocation to the trustee or a voting instruction form to the trustee having a later date.

                                   THE MERGER

Structure of the Merger

   A wholly owned subsidiary of Motorola formed for the purpose of the merger ("Merger Sub") will merge with and into General Instrument, with General Instrument being the surviving corporation in the merger and becoming a wholly owned subsidiary of Motorola. In the merger, each share of common stock, par value $0.01 per share, of General Instrument outstanding will be exchanged for
0.575 (the "Exchange Ratio") of a Motorola share. No fractional Motorola shares will be issued in the merger, and cash equal to the value of any fraction of a share will be paid in lieu thereof. All General Instrument shares held in the treasury of General Instrument will be canceled.

   The merger will become effective when a Certificate of Merger is filed with the Secretary of State of Delaware or at such other time as will be specified in the Certificate of Merger (the "Effective Time"). The Effective Time will occur as soon as practicable after the last of the conditions in the merger agreement has been satisfied or waived. We expect the merger to occur early in the first quarter of 2000. Because the merger is subject to governmental approvals, however, we cannot predict the exact timing.

Background

   Motorola and General Instrument have for a number of years been leading participants in the telecommunications and cable equipment industries and suppliers to common customers. As such, the companies were familiar with each other's business, products and technologies. As part of their growth strategies in light of convergence in access and delivery of systems for high-speed data, video and telephony services, each of Motorola and General Instrument has considered opportunities for potential acquisitions, joint ventures and other strategic alternatives.

   In June of 1999, senior executives from Motorola and General Instrument met to explore the desirability of an alliance or business combination in light of industry developments and the companies' respective strategies. Thereafter, management of each company formed small work teams to meet over the following few weeks to pursue whether a common basis existed for an alliance or business combination. During the following weeks, these teams, together with their advisors, conducted due diligence investigations of the other's respective businesses. As part of this process, in July 1999, senior representatives of Motorola and General Instrument met to review the findings of their work teams and to determine whether to continue to explore the possibility of an alliance or business combination. In July 1999, representatives of General Instrument and Motorola each contacted representatives of Liberty Media Corporation, the largest stockholder of General Instrument, regarding a possible transaction involving Motorola and General Instrument. Representatives of Liberty Media were updated from time to time thereafter as to the status of discussions.

   In early August 1999, at a regularly scheduled board meeting, Motorola management reviewed with the Motorola Board the strategic rationale for a possible transaction to enhance Motorola's integrated communications solutions in broadband networks. While no specific transaction was presented for approval, General Instrument was mentioned as a possible candidate for an alliance or business combination and the Motorola Board was informed of the preliminary discussions with General Instrument.

   On August 5, 1999, at a regularly scheduled meeting of the General Instrument Board, General Instrument management reviewed with the Board companies which had expressed a current interest in a strategic relationship with General Instrument. Motorola was discussed as a possible candidate for a business combination, and the Board was briefed on the discussions held with Motorola. The General Instrument Board indicated its approval to proceed with discussions with Motorola and asked to be kept informed of further developments.

   Thereafter, in August 1999, representatives of Motorola and General Instrument continued to exchange information and engaged in discussions concerning the structure and terms of a possible stock-for-stock merger of General Instrument with Motorola.

   During the week of September 6, 1999, Motorola executives briefed individual members of the Motorola Board regarding discussions concerning the possible transaction with General Instrument.

   On September 7, 1999, senior management of Motorola and General Instrument met, together with their financial advisors, to discuss the terms of a possible business combination. On September 8, 1999, Motorola's legal advisors provided a draft form of merger agreement and voting agreement to General Instrument's legal advisors. On September 8 and 9, 1999, representatives from Motorola and General Instrument met to continue their due diligence review of each other's business and to discuss the structure and terms of a possible stock-for-stock transaction between the parties. Over the succeeding days, Motorola and General Instrument, together with their advisors, negotiated the terms of the definitive merger agreement. During the same period, Motorola, General Instrument and Liberty Media, together with their respective advisors, negotiated the terms of the definitive voting agreement.

   On September 11, 1999, a special telephonic meeting of the General Instrument Board was convened. General Instrument's senior management reviewed for the General Instrument Board the status of discussions with Motorola and summarized the strategic reasons for the proposed transaction. General Instrument's senior management also reported to the General Instrument Board the due diligence that had been conducted by the senior management and financial and legal advisors of General Instrument with respect to Motorola. At this meeting, the General Instrument Board also reviewed the financial aspects of the proposed transaction with its financial advisors, Merrill Lynch, Pierce, Fenner & Smith Incorporated and CIBC World Markets Corp. Representatives of Simpson Thacher & Bartlett, General Instrument's outside legal advisors, also advised the General Instrument Board of its legal duties with respect to a potential strategic merger transaction with Motorola and provided an overview of the principal issues of the draft merger agreement proposed by Motorola. After discussion, the General Instrument Board directed senior management and its advisors to continue discussions with Motorola and to continue negotiations concerning a definitive agreement with respect to a business combination.

   On the evening of September 14, 1999, a special meeting of the General Instrument Board was convened. Senior management of General Instrument reported on the progress of General Instrument's discussions with Motorola and made a presentation with respect to their recommendation that the General Instrument Board approve the transaction with Motorola. The General Instrument Board reviewed the financial aspects of the proposed transaction with Merrill Lynch and CIBC World Markets. At the meeting, Merrill Lynch and CIBC World Markets rendered their oral opinions, confirmed by subsequent separate written opinions, that, as of the date of the opinions and based upon and subject to the matters stated in the opinions, the exchange ratio was fair from a financial point of view to the holders of General Instrument shares. General Instrument's legal advisors reviewed for the General Instrument Board the terms and provisions of the merger agreement, the voting agreement and related agreements that had been negotiated with Motorola and its legal advisors. In addition to discussing these terms, legal counsel advised the General Instrument Board with respect to their fiduciary duties in connection with the proposed strategic merger. The General Instrument Board was also informed of the matters related to the transaction in which the members of the General Instrument Board and senior management had an interest which could be said to be different from or in addition to the interests of General Instrument stockholders in general. See "-- Interests of Certain Persons in the Merger." After discussion and consideration, the General Instrument Board voted unanimously to approve the merger, the merger agreement, the voting agreement and all of the related transactions and to recommend to the General Instrument stockholders that they adopt the merger agreement.

   On September 14, 1999, the Motorola Board approved the merger agreement and the voting agreement.

Reasons for the Merger

   Motorola and General Instrument believe that the merger will enable the combined company, with its larger and more diversified portfolio of products and resources, to more effectively compete and to achieve a number of key strategic objectives:

   The merger will enhance the combined company's ability to lead the convergence of video, voice and data services over communications networks by significantly expanding its resources in the growing market for broadband access solutions and enhancing the combined company's ability to provide end-to-end solutions to customers.

  . The market for broadband/cable access equipment is growing. Voice, data, and video traditionally have been delivered as separate services on separate networks. These networks are converging and cable operators are expected to increasingly seek to offer consumers "bundled services" including digital cable television, high-speed Internet access and telephony over broadband fiber coaxial networks. As this convergence of services continues, we believe that the equipment in the network will also converge so that cable operators can offer more services to their customers with greater simplicity and at lower costs. Operators' ability to offer world-class service will depend on the infrastructure they employ. In this environment, we expect to be able to make more complementary network components and to offer end-to-end solutions-- equipment which transmits, regulates access to and delivers to the end-user the "bundled" video, data and telephony services. Consolidation among cable service operators in the United States has resulted in equipment customers with the resources to market the converged services. The most visible example of this trend is AT&T's completed acquisition of TCI, one of the largest cable operators in the United States, and its planned acquisition of Media One, another large cable operator. AT&T has stated that it plans to provide data and telephony services over cable networks in addition to video entertainment. International demand is also expected to increase as international operators build or upgrade networks to deliver the kind of enhanced broadband services being developed domestically.

  . The combination of General Instrument with Motorola will create a supplier that is well positioned to meet the challenges of the growing market. As the market for broadband cable access equipment grows, telecommunications customers are expected to demand new and better equipment in order to be able to market the mix of systems and capabilities sought by the end user. Next generations of broadband access equipment are expected not only to provide access to converged services, but will also act as a "residential gateway" to applications within the home, including multiple phone lines, personal computers, televisions and other consumer devices. The merger will better enable the combined company to meet the needs of its customers. General Instrument is a leader in the design and development of systems and equipment that enable cable operators to provide video entertainment services, including interactive digital video, data and video services. Motorola is a leader in cable modems and head-end equipment for data services as well as the leader in equipment for voice telephony over cable. The combination of Motorola's research and development expertise, technology, financial resources, manufacturing capabilities, semiconductor competencies, brand recognition and distribution strengths, both domestically and internationally, with General Instrument's broadband product portfolio and strong relationships with cable operators, should better enable the combined company to meet the challenges of providing end-to-end network solutions through next generation cable network equipment, residential gateways and consumer devices.

  . The merger will enable the combined company to be a leader in the next generation of telecommunications networks. As video, data and telephony services are converging, so, too, telecommunications networks as a whole are expected to converge as a result of deregulation, high quality digital network availability and Internet growth. We believe that this trend will yield a new telecommunications architecture, with technologies based on Internet protocol, that will result in dramatically lower costs and the rapid creation of new services for consumers. The merger will enable General Instrument's broadband portfolio to include Motorola's technological expertise in the wireless networks area. Motorola has already announced its plan to "bring the Internet to wireless" through a next generation architecture. We expect that the merger will bring us closer to this goal. In addition, Motorola and General Instrument are each involved in various complementary product development alliances and joint ventures which we will continue to pursue with our greater combined resources.

The merger will allow General Instrument to leverage Motorola's global presence and to strengthen relationships with key customers.

  . By merging with Motorola, General Instrument will be able to offer to its customers globally the benefits of Motorola's scale, financial and manufacturing resources and brand recognition. Outside of the United States and Canada, most households have not been connected to broadband networks. As the international market for broadband cable access equipment grows, General Instrument will benefit from Motorola's international resources including worldwide sales, customer support and research and development. Motorola's local manufacturing capabilities will open up new markets for General Instrument's products with improved costs and speed to market. Additionally, the Motorola brand name has worldwide reach.

  . The combination of General Instrument and Motorola will strengthen our relationships with key customers. As the telecommunications industry consolidates, providers are increasingly looking for end-to-end suppliers that can expand product offerings, reduce costs and improve quality and with the resources that can enable these telecommunications providers to deliver world-class services. These customers increasingly operate both broadband and wireless businesses, as well as traditional wireline services. Many of these customers are already customers of Motorola and General Instrument. Through the merger, we expect to be able to offer to our customers globally the benefits of Motorola's scale, financial resources and brand recognition.

The combined company would realize synergy opportunities resulting from the merger.

  . While, as outlined above, the principal objectives of the merger relate to revenue growth, increased stockholder value and developing the technologies to stay competitive in a changing telecommunications market, the merger should also result in cost-savings opportunities. These savings will result from efforts such as consolidation of purchasing, manufacturing rationalization, and the integration of sales, service and general administrative functions. While Motorola expects the merger to be slightly dilutive to its earnings per share through 2000 before including any potential synergies, and to strengthen its earnings per share thereafter, Motorola believes that sufficient opportunities for synergies, from revenue growth and cost savings, exist to offset any dilution.

Information and Factors Considered by the General Instrument Board

   In connection with the General Instrument Board's approval of the merger agreement and the transactions contemplated thereby and its determination to recommend that the General Instrument stockholders approve and adopt the merger agreement and the merger, the General Instrument Board considered the following material factors:

  . the information and presentations by management of General Instrument concerning General Instrument's and Motorola's respective businesses, assets, management, competitive position and prospects;

  . the financial condition, cash flows and results of operations of General Instrument and Motorola, on both an historical and prospective basis;

  . that the Exchange Ratio, based on the closing price of Motorola shares on September 10, 1999 (the trading day immediately prior to date on which the press reports regarding a transaction with Motorola were first published), represented

    --a 62% premium to the 12-month average General Instrument share price through September 10, 1999;

    --an 8.2% premium to the closing price of General Instrument shares on September 10, 1999; and

    --a 7.3% premium to the 52-week high closing price for General
     Instrument shares through September 10, 1999;

  . the fact that the value, as of the Effective Time, of the Motorola shares to be received by General Instrument stockholders may increase or decrease as a result of fluctuations in the price of the Motorola shares and that any such increase or decrease in value will not be limited by any "collar" arrangement;

  . the opinions of Merrill Lynch and CIBC World Markets to the effect that, as of the date of the opinions and based upon and subject to the matters and limitations set forth in the opinions, the Exchange Ratio was fair from a financial point of view to the holders of General Instrument shares, and the financial presentation made by Merrill Lynch and CIBC World Markets to the General Instrument Board in connection with the delivery of the opinions;

  . the opportunity for the General Instrument stockholders to participate, as holders of Motorola shares, in a larger, more diversified, competitive company in the telecommunications equipment industry, including participation in the value that may be generated through the combination of the two companies;

  . the fact that the markets, capital investment, research and development expertise, personnel and other resources of General Instrument and Motorola would allow the combined company to focus on new technology and growth in markets;

  . the strategic alternatives available to General Instrument in the rapidly changing industry environment, including remaining an independent company;

  . the absence of any other firm proposal to engage in a business combination involving General Instrument at the time of the General Instrument Board meeting held to approve the merger agreement on September 14, 1999 despite various contacts between third parties and General Instrument's senior management and financial advisors;

  . the General Instrument Board's belief, after reviewing the contacts between third parties and General Instrument with senior management and its advisors, that the likelihood of receiving a third party acquisition proposal that was financially superior to the merger was fairly low;

  . the ability, subject to specified conditions, (a) of General Instrument to provide information to, and negotiate with, a third party which has made an unsolicited superior acquisition proposal and (b) of the General Instrument Board to withdraw its recommendation of the merger if such superior acquisition proposal is made;

  . the General Instrument Board's belief, after review of the termination fee with its advisors, that the amount of the termination fee would not meaningfully impair the possibility of a competing transaction;

  . the limited number of instances in which a termination fee would be payable by General Instrument;

  . the terms of General Instrument's existing agreements and arrangements regarding Next Level Communications and the intention of General Instrument and, following the merger, Motorola to effect the initial public offering of Next Level;

  . the other terms and conditions of the merger agreement, including the limited number of closing conditions which provides increased certainty that the merger will be completed;

  . the fact that the merger is intended to be a tax-free exchange to General Instrument stockholders;

  . the fact that the merger is intended to qualify for pooling-of-interests accounting treatment;

  . the willingness of Liberty Media to vote in favor of the merger and the terms and conditions of the voting agreement;

  . the impact of the merger on employees, including provisions of the merger agreement intended to protect employee benefits and to encourage the retention of officers and employees;

  . historical market prices and trading information with respect to the General Instrument shares and the Motorola shares and General Instrument's relative contribution to the combined enterprise; and

  .  current industry, economic and market conditions.

   The discussion of the information and factors considered by the General Instrument Board is not intended to be exhaustive. In view of the variety of material factors considered in connection with its evaluation of the merger, the General Instrument Board did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the General Instrument Board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to General Instrument, but, rather, conducted an overall analysis of the factors described above. In considering these factors, individual members of the General Instrument Board may have given different weights to different factors. The General Instrument Board considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination. For a discussion of the interests of some members of General Instrument's management and the General Instrument Board, see "--Interests of Certain Persons in the Merger."

Recommendation of the General Instrument Board

   For the reasons discussed above, the General Instrument Board has determined that the merger is advisable and fair to, and in the best interests of, General Instrument and the General Instrument stockholders, has adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement and recommends that the General Instrument stockholders vote FOR the approval and adoption of the merger and the merger agreement.

Opinions of Financial Advisors to General Instrument

   Merrill Lynch. General Instrument retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as a co-financial advisor, with CIBC World Markets Corp., in connection with the merger. On September 14, 1999, Merrill Lynch delivered to the General Instrument Board an oral opinion, subsequently confirmed by delivery of a written opinion dated September 14, 1999, to the effect that, as of that date, and based upon and subject to the factors and assumptions set forth in the opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of General Instrument shares.

   The full text of Merrill Lynch's opinion, dated September 14, 1999, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Appendix B to this document and is incorporated into this document by reference. The summary of Merrill Lynch's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. General Instrument stockholders are urged to read the opinion carefully in its entirety.

   Merrill Lynch's opinion was delivered to the General Instrument Board for its information and is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of General Instrument shares, does not address any other aspect of the merger, including the merits of the underlying decision by General Instrument to engage in the merger, and does not constitute a recommendation to any General Instrument stockholder as to how the stockholder should vote as to any matter relating to the merger.

   In preparing its opinion to the General Instrument Board, Merrill Lynch performed a variety of financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying Merrill Lynch's opinion or the presentation made by Merrill Lynch to the General Instrument Board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented in tabular format, without considering all of the analyses and factors or the narrative descriptions of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

   In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, General Instrument or Motorola. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, Merrill Lynch's opinion was among several factors taken into consideration by the General Instrument Board in making its determination to approve the merger agreement and the merger. Consequently, Merrill Lynch's analyses should not be viewed as determinative of the decision of the General Instrument Board or General Instrument's management with respect to the fairness of the Exchange Ratio set forth in the merger agreement.

   In arriving at its opinion, Merrill Lynch, among other things, did the following:

   (1) reviewed publicly available business and financial information relating to General Instrument and Motorola that Merrill Lynch deemed to be relevant;

   (2) reviewed information, including financial forecasts, relating to the business, earnings, cash flows, assets, liabilities and prospects of General Instrument and Motorola furnished to Merrill Lynch by General Instrument and Motorola;

   (3) conducted discussions with members of senior management and representatives of General Instrument and Motorola concerning the matters described in clauses (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the merger;

   (4) reviewed the market prices and valuation multiples for General Instrument shares and Motorola shares and compared them with those of other publicly traded companies that Merrill Lynch deemed to be relevant;

   (5) reviewed results of operations of General Instrument and Motorola and compared them with those of other publicly traded companies that Merrill Lynch deemed to be relevant;

   (6) compared the proposed financial terms of the merger with the financial terms of other transactions which Merrill Lynch deemed to be relevant;

   (7) participated in discussions and negotiations among representatives of General Instrument and Motorola and their financial and legal advisors;

   (8)  reviewed the potential pro forma impact of the merger;

   (9)  reviewed the merger agreement; and

  (10) reviewed other financial studies and analyses and took into account other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

   In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch or publicly available, and has not assumed any responsibility for independently verifying such information and Merrill Lynch has not undertaken an independent evaluation or appraisal of any of the assets or liabilities of General Instrument or Motorola. In addition, Merrill Lynch did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of General Instrument or Motorola. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by General Instrument or Motorola, Merrill Lynch assumed that they had been reasonably prepared and reflect the best currently available estimates and judgments of the managements of General Instrument or Motorola as to the expected future financial performance of General Instrument or Motorola, as the case may be. Merrill Lynch further assumed that the merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for United States federal income tax purposes.

   Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals, contractual or otherwise, for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. Merrill Lynch did not express any opinion as to the prices at which the Motorola shares will trade subsequent to the merger. In connection with the preparation of its opinion, Merrill Lynch was not authorized by General Instrument or the General Instrument Board to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of General Instrument. Although Merrill Lynch evaluated the fairness, from a financial point of view, of the Exchange Ratio, Merrill Lynch was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between General Instrument and Motorola and approved by the General Instrument Board. No other limitation was imposed on Merrill Lynch with respect to the investigations made or procedures followed by Merrill Lynch in rendering its opinion.

   Pursuant to the terms of Merrill Lynch's engagement, General Instrument has agreed to pay Merrill Lynch for its financial advisory services in connection with the merger a fee of $18 million payable in cash upon the closing of the merger. General Instrument also has agreed to reimburse Merrill Lynch for reasonable out-of-pocket expenses incurred by Merrill Lynch in performing its services, including the fees and expenses for legal counsel, and to indemnify Merrill Lynch and related persons and entities against liabilities, including liabilities under the federal securities laws, arising out of Merrill Lynch's engagement.

   General Instrument retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   Merrill Lynch and its affiliates have in the past provided financial services to General Instrument and Motorola and may continue to do so and have received, and may receive, compensation for the rendering of such services. In the ordinary course of business, Merrill Lynch and its affiliates may actively trade in the securities of General Instrument and Motorola for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   CIBC World Markets. The Board of General Instrument retained CIBC World Markets to act as a co-financial advisor, with Merrill Lynch, in connection with the merger and to render an opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of General Instrument shares. At a meeting of the Board of General Instrument on September 14, 1999 held to evaluate the proposed merger, CIBC World Markets delivered an oral opinion, subsequently confirmed by delivery of a written opinion dated September 14, 1999, the date of the merger agreement, to the effect that, as of the date of the opinion and based on and subject to the matters stated in the opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of General Instrument shares.

   The full text of CIBC World Markets' opinion, dated September 14, 1999, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Appendix C to this document and is incorporated into this document by reference. The CIBC World Markets opinion is addressed to the General Instrument Board and relates only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of General Instrument shares, does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any stockholder as to how any stockholder should vote as to any matter relating to the merger or any other matter. The description of the CIBC World Markets opinion included in this document is qualified in its entirety by reference to Appendix C. Holders of General Instrument shares are urged to read the opinion carefully in its entirety.

   In arriving at its opinion, CIBC World Markets, among other things:

   (1)  reviewed the merger agreement;

   (2) reviewed audited financial statements of General Instrument for the fiscal years ended December 31, 1997 and December 31, 1998, and audited financial statements of Motorola for the fiscal years ended December 31, 1997 and December 31, 1998;

   (3) reviewed unaudited financial statements of General Instrument for the six months ended June 30, 1999 and of Motorola for the six months ended July 3, 1999;

   (4) reviewed financial projections for General Instrument and Motorola prepared by the managements of General Instrument and Motorola;

   (5) reviewed the historical market prices and trading volume for General Instrument shares and Motorola shares;

   (6) held discussions with the senior management of General Instrument with respect to the business, capital requirements and prospects for future growth of General Instrument and Motorola;

   (7) reviewed and analyzed certain publicly available financial data for companies CIBC World Markets deemed comparable to General Instrument and Motorola;

   (8) performed a discounted cash flow analysis of General Instrument using assumptions of future performance provided to CIBC World Markets by the management of General Instrument;

   (9) reviewed and analyzed certain publicly available information for transactions that CIBC World Markets deemed comparable to the merger;

  (10) reviewed public information concerning General Instrument and Motorola; and

  (11) performed other analyses and reviewed other information that CIBC World Markets deemed appropriate.

   In rendering its opinion, CIBC World Markets relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with CIBC World Markets by General Instrument, Motorola, and their respective employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of General Instrument and Motorola provided to or discussed with CIBC World Markets, CIBC World Markets assumed, at the direction of the managements of General Instrument and Motorola, without independent verification or investigation, that the forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of General Instrument and Motorola.

   CIBC World Markets was advised, and therefore assumed, that the merger will be accounted for as a pooling of interest under generally accepted accounting principles and that it will qualify as a tax-free reorganization for United States federal income tax purposes. CIBC World Markets neither made nor obtained any independent evaluation or appraisal of the assets or liabilities of General Instrument and Motorola or such other affiliated entities. CIBC World Markets expressed no opinion as to the underlying valuation, future performance or long-term viability of General Instrument and Motorola, or the price at which Motorola shares would trade subsequent to the announcement or consummation of the merger.

   The CIBC World Markets opinion was necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets as of the date of the opinion. No other limitation was imposed on CIBC World Markets with respect to the investigations made or procedures followed by CIBC World Markets in rendering its opinion. It should be understood that, although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm the opinion.

   In its analyses, CIBC World Markets considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of General Instrument and Motorola. No company, transaction or business used in the CIBC World Markets analyses as a comparison is identical to General Instrument or Motorola or the proposed merger, nor is an evaluation of the results of the analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in the CIBC World Markets analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the CIBC World Markets analyses and estimates are inherently subject to substantial uncertainty.

   Although CIBC World Markets evaluated the fairness, from a financial point of view, of the Exchange Ratio, CIBC World Markets was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between General Instrument and Motorola and approved by the General Instrument Board. CIBC World Markets' opinion and financial analyses were only one of many factors considered by the General Instrument Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the General Instrument Board or management with respect to the merger or the Exchange Ratio set forth in the merger agreement.

   The summary set forth below is not a complete description of CIBC World Markets' opinion to the General Instrument Board or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. CIBC World Markets believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying CIBC World Markets' analyses and opinion.

   As part of CIBC World Markets' investment banking business, CIBC World Markets is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of General Instrument and Motorola for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   Pursuant to the terms of the CIBC World Markets engagement, General Instrument has agreed to pay CIBC World Markets an aggregate financial advisory fee of $12 million. In addition, General Instrument has agreed to indemnify CIBC World Markets and related parties, to the full extent of the law, from and against certain liabilities and expenses, including liabilities under the federal securities laws, incurred in connection with its engagement.

   Financial Analysis. The following is a summary of the material analyses performed by Merrill Lynch and CIBC World Markets in connection with their separate opinions to the General Instrument Board dated September 14, 1999. Certain of the financial analyses summarized below include information presented in tabular format. In order to fully understand Merrill Lynch's and CIBC World Markets' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch's and CIBC World Markets' financial analyses.

 Selected Companies Analysis.

     General Instrument. Merrill Lynch and CIBC World Markets compared financial, operating and stock market data of General Instrument to corresponding data of the following publicly traded telecommunications and cable supplier companies:

             Telecom Suppliers                          Cable Suppliers
             -----------------                          ---------------
      .Lucent Technologies Inc.                  .ADC Telecommunications, Inc.
      .Nortel Networks Corporation               .Antec Corporation
      .Newbridge Networks Corporation            .C-Cube Microsystems, Inc.
      .Tellabs, Inc.                             .Commscope, Inc.
                                                 .Scientific-Atlanta, Inc.

  Merrill Lynch and CIBC World Markets reviewed equity value as multiples of estimated earnings per share for calendar years 1999 and 2000 and book equity, enterprise value as multiples of estimated calendar years 1999 and 2000 sales, earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and earnings before interest and taxes, commonly referred to as EBIT, and the estimated calendar years 1999 and 2000 price to earnings ratio as multiples of the estimated five-year median earnings growth rate. All multiples were based on closing stock prices on September 10, 1999. Estimated financial data for the selected companies was based on publicly available research analysts' estimates and estimated financial data for General Instrument was based on estimates of General Instrument's management. Merrill Lynch and CIBC World Markets then applied a range of selected multiples for the selected companies to corresponding data of General Instrument. This analysis indicated an implied equity reference range for General Instrument of approximately $35.00 to $43.00 per share.

     Motorola. Merrill Lynch and CIBC World Markets also compared financial, operating and stock market data of Motorola to corresponding data of the following publicly traded telecommunications companies:

    .  Alcatel
    .  Ericsson LM Tel. Co. Ad.
    .  Harris Corporation
    .  Lucent Technologies Inc.
    .  Nokia Corp.
    .  Nortel Networks Corporation
    .  Qualcomm Inc.
    .  Texas Instruments Inc.

   Merrill Lynch and CIBC World Markets reviewed equity value as multiples of estimated earnings per share for calendar years 1999 and 2000 and book equity, enterprise value as multiples of estimated calendar years 1999 and 2000, sales, EBITDA and EBIT and the estimated calendar years 1999 and 2000 price to earnings ratios as multiples of the estimated five-year median earnings growth rate. All multiples were based on closing stock prices on September 10, 1999. Estimated financial data for the selected companies and Motorola was based on publicly available research analysts' estimates. Merrill Lynch and CIBC World Markets then applied a range of selected multiples for the selected companies to corresponding financial data of Motorola. This analysis indicated an implied equity reference range for Motorola of approximately $95.00 to $115.00 per share.

   None of the selected companies is identical to General Instrument or Motorola. Accordingly, an analysis of the results of the Selected Companies Analysis involves complex considerations of the selected companies and other factors that could affect the public trading value of General Instrument, Motorola and the selected companies.

   Selected Merger and Acquisition Analysis. Using publicly available information, Merrill Lynch and CIBC World Markets analyzed the implied purchase prices and transaction multiples paid in the following merger and acquisition transactions in the telecommunications equipment industry:

               Acquiror                                  Target
               --------                                  ------
     Alcatel                       Xylan Corporation
     General Electric Co. PLC      Reltec Corporation
     Lucent Technologies Inc.      Ascend Communications, Inc.
     ADC Telecommunications, Inc.  Teledata Communications Ltd.
     Ericsson LM Tel. Co. Ad.      Advanced Computer Communications Corporation
     Reltec Corporation            Positron Fiber Systems Corporation
     Cisco Systems, Inc.           Summa Four, Inc.
     Northern Telecom Ltd.         Bay Networks, Inc.
     Alcatel Alsthom               DSC Communications Corporation
     Tellabs, Inc.                 Coherent Communications Systems Corporation
     Ascend Communications, Inc.   Cascade Communications Corporation
     3Com Corporation              U.S. Robotics Corporation
     Bay Networks, Inc.            Penril DataComm Networks, Inc.'s DSP Modem Business
     Cisco Systems, Inc.           StrataCom, Inc.
     FORE Systems, Inc.            ALANTEC Corp.
     Bay Networks, Inc.            Xylogics, Inc.
     3Com Corporation              Chipcom Corp.

   Merrill Lynch and CIBC World Markets compared the equity purchase prices in the selected transactions as multiples of latest 12 months net income, cash flows and book value, and the transaction values implied by the purchase prices as multiples of latest 12 months sales, EBITDA and EBIT. All multiples were based on financial information available at the time the relevant transaction was announced. Merrill Lynch and CIBC World Markets then applied a range of selected multiples for the selected transactions to corresponding financial data of General Instrument. This analysis indicated an implied equity reference range for General Instrument of approximately $48.00 to $54.00 per share.

   No company or transaction used in the above analysis is identical to General Instrument, Motorola or the proposed merger. Accordingly, an analysis of the results of the Selected Merger and Acquisition Analysis involves complex considerations of the companies involved and the transactions and other factors that could affect the acquisition value of the companies and General Instrument.

   Discounted Cash Flow Analysis. Merrill Lynch and CIBC World Markets estimated the present value of the stand-alone, unlevered, after-tax free cash flows that General Instrument could produce over the fiscal years 2000 through 2004 based on two scenarios. The first scenario, the management case, was based on estimates of the management of General Instrument. The second scenario, the research analyst case, was based on publicly available research analyst estimates. Ranges of estimated terminal values were calculated using terminal multiples of estimated fiscal year 2004 EBITDA of 12.0x to 16.0x, adjusted for net debt and equity investments. The free cash flows and terminal values were then discounted to present value using discount rates of 15% to 19%. This analysis indicated an implied equity reference range for General Instrument of approximately $50.00 to $58.00 per share, using the management case estimates, and $42.00 to $48.00 per share, using the research analyst case estimates.

   Pro Forma Merger Analysis. Merrill Lynch and CIBC World Markets analyzed the potential pro forma effect of the merger on Motorola's estimated earnings per share in fiscal years 1999 and 2000, based on estimates provided by General Instrument's and Motorola's managements and publicly available research analyst estimates. Based on the Exchange Ratio of 0.575 in the merger, this analysis indicated that, without synergies, the proposed merger would be dilutive to Motorola's earnings per share in fiscal years 1999 and 2000. The actual results achieved by the combined company may vary from projected results and the variations may be material.

   Contribution Analysis. Using estimated financial data for General Instrument and Motorola, Merrill Lynch and CIBC World Markets analyzed the relative contributions of General Instrument and Motorola to the estimated fiscal years 1999 and 2000 revenue, EBITDA, EBIT and net income of the combined company, as well as the combined company's assets and book value. This analysis indicated the following:

                                                     General Instrument Motorola
                                                     ------------------ --------
       Revenue
         1999.......................................         6.6%         93.4%
         2000.......................................         6.8%         93.2%
       EBITDA
         1999.......................................         8.0%         92.0%
         2000.......................................         7.8%         92.2%
       EBIT
         1999.......................................        12.5%         87.5%
         2000.......................................        11.4%         88.6%
       Net Income
         1999.......................................        12.7%         87.3%
         2000.......................................        12.0%         88.0%
       Assets.......................................         6.9%         93.1%
       Book Value...................................        12.1%         87.9%

   Based on the Exchange Ratio of 0.575, current stockholders of General Instrument would own approximately 15.6% of the combined company's equity value following the merger. General Instrument's and Motorola's relative contributions to the combined company also indicated, among other things, an implied exchange ratio range of approximately 0.264 to 0.486 and an implied equity reference range for General Instrument of approximately $26.07 to $47.98 per share. General Instrument's stock price on September 10, 1999 represented a premium of between approximately 9.4% and 101.3% to the implied equity reference range, and the per share price implied by the Exchange Ratio on that date, $56.78, represented a premium of between 18.3% and 117.8% to the implied equity reference range.

   Other Factors. In the course of preparing their opinions, Merrill Lynch and CIBC World Markets also reviewed and considered other information and data, including the following:

  .  the trading characteristics of General Instrument and Motorola;

  . historical market prices and trading volumes for General Instrument shares and Motorola shares;

  . the relationship between movements in General Instrument shares and Motorola shares, movements in General Instrument shares and movements in the Telecommunications Equipment Composite Index, the Cable Equipment Composite Index and the S&P 500 Index and the relationship between movements in Motorola shares and movements in the Telecommunications Composite Index and the S&P 500 Index; and

  . historical and projected financial data for General Instrument and Motorola.

Accounting Treatment

   Motorola and General Instrument anticipate that the merger will be accounted for as a pooling-of-interests transaction under generally accepted accounting principles. Under this method of accounting, Motorola stockholders and General Instrument stockholders will be deemed to have combined their existing common stock interests by virtue of the exchange of General Instrument shares for Motorola shares in the merger. Accordingly, the book value of the assets, liabilities and stockholders' equity of each of Motorola and General Instrument, as reported on their respective consolidated balance sheets, will be carried over to the consolidated balance sheet of Motorola after the merger, and no goodwill will be created. After the merger, Motorola will be able to include in its consolidated income the consolidated income of both companies for the entire fiscal year in which the merger occurs and prior years will be restated to reflect the combination of General Instrument and Motorola. However, after the merger Motorola must treat certain expenses incurred to effect the merger as current charges against income, rather than adjustments to its balance sheet after the merger.

   It is a condition to completion of the merger that each of Motorola and General Instrument receives an opinion from its respective independent accountants, KPMG LLP and Deloitte & Touche LLP, dated as of the date the Motorola registration statement becomes effective and the Effective Time, that it concurs with its client's conclusion that no conditions exist that would preclude its client's ability to be a party to a business combination with the other party to be accounted for as a pooling of interests. See "The Merger Agreement--Conditions."

   The parties have prepared the unaudited pro forma financial information contained in this proxy statement/prospectus using the pooling of interests accounting method to account for the merger. See "Summary--Comparative Per Share Data" and "Unaudited Selected Pro Forma Combined Financial Data ."

   The pro forma financial statements reflect the inclusion of Next Level Communications L.P. within General Instrument accounted for under the equity method. Following the merger, if the initial public offering with respect to Next Level Communications, Inc. is completed, Next Level would become a consolidated subsidiary of Motorola, because Motorola will have voting control of Next Level Communications. The effect of this consolidation on the combined pro forma financial statements would not have been significant.

Interests of Certain Persons in the Merger

   Members of General Instrument's management and the General Instrument Board may be deemed to have interests in the merger that are different from, or in addition to, the interests of General Instrument stockholders generally. The General Instrument Board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby. These interests are described below.

 General Instrument Stock Ownership and Option Holdings

   As of [    ], 1999, directors and executive officers of General Instrument
beneficially owned an aggregate of [    ] shares of General Instrument common
stock, including options to purchase General Instrument shares exercisable within 60 days.

   General Instrument's Long-Term Incentive Plans provide that, upon a change of control, all stock options will become immediately exercisable. The approval of the merger by General Instrument stockholders will constitute a change of control under these plans. Accordingly, if approval is obtained, substantially all General Instrument stock options, whether or not currently exercisable, will become immediately exercisable whether or not the merger is actually completed.

   The following table indicates, for the five most highly compensated officers and all current executive officers and directors as a group, the number and value of options for which exercisability will accelerate, based upon the General Instrument closing price on October 6, 1999.

                                              Number of Options
                                              Which Will Become
                                              Exercisable Upon
                                               Approval of the     Value of
                                                   Merger        Such Options
                                              ----------------- --------------
   Edward D. Breen...........................       479,351     $15,993,780.55
   Robert D. Cromack.........................        62,033     $ 1,933,628.59
   Eric M. Pillmore..........................        79,770     $ 2,556,723.88
   Geoffrey S. Roman.........................        73,657     $ 2,356,776.43
   Richard C. Smith..........................        72,853     $ 2,335,755.33
                                                  ---------     --------------
   All current directors and executive
    officers as a group......................     1,300,122     $41,377,105.81

 General Instrument CEO Employment Agreement

   General Instrument is a party to a three-year employment agreement with its Chief Executive Officer, Edward D. Breen. The term is automatically extended daily, so that at all times the employment agreement has a three-year term. The approval of the merger by General Instrument stockholders will constitute a change of control under the employment agreement.

   During the term of the employment agreement, Mr. Breen will serve as Chief Executive Officer of General Instrument, and his base compensation will be at least $600,000 per year. Mr. Breen will participate in short-term and long-term incentive plans at levels commensurate with the benefits provided to other senior executives, with adjustments appropriate for the Chief Executive Officer. Mr. Breen's target annual bonus will be at least 84% of salary. Mr. Breen will participate in General Instrument's welfare and retirement plans, and he will be provided with at least $7,500,000 of life insurance coverage.

   If General Instrument terminates Mr. Breen's employment without cause during the term of the employment agreement, or in the event of his termination for good reason, Mr. Breen will receive severance compensation consisting of continued salary and target bonus for a period of three years after termination and continued coverage (or cash in lieu of coverage) in retirement and welfare plans for three years, as well as outplacement assistance and $15,000 annually for tax and financial planning services. If Mr. Breen's termination occurs during the first three years of the employment agreement and before a change of control, Mr. Breen will receive a supplemental severance payment of $9,000,000.

   The approval of the merger by General Instrument stockholders will constitute a change of control for purposes of Mr. Breen's employment agreement.

   Stock options granted to Mr. Breen after the date of the employment agreement are required to provide for full vesting if Mr. Breen's employment is terminated by General Instrument other than for cause or if he terminates for good reason, death or disability. These stock options must also provide for continuation of the exercise period for at least one year after termination of employment (but not after expiration of the option term) if Mr. Breen's employment terminates for any reason other than cause.

   If Mr. Breen becomes disabled, he will receive severance compensation consisting of continued salary and target bonus for a period of three years, reduced by disability benefits under General Instrument's plans, and continued coverage (or cash in lieu of coverage) in retirement and welfare plans for three years, as well as the supplemental payment described above, if applicable.

   The employment agreement provides for a gross-up payment by General Instrument in the event that Mr. Breen receives payments under the employment agreement or otherwise that are subject to the excise tax under

Section 4999 of the Code. The gross-up payment will be an additional amount so that Mr. Breen is made whole on an after-tax basis for the effect of the excise tax.

   Motorola intends to enter into employment arrangements with Mr. Breen, which would amend his existing agreement, as described below.

 General Instrument Severance Protection Agreements

   General Instrument has severance protection agreements with its executive officers, other than Mr. Breen. The severance agreements have a two-year term that is automatically extended for one year upon the first anniversary of the agreement and every anniversary thereafter unless notification is given to either General Instrument or the executive. However, the term of the severance agreements will not expire before two years after a change of control. The approval of the merger by General Instrument stockholders will constitute a change of control under the severance agreements.

   The severance agreements provide severance pay and other benefits in the event of a termination of employment within 24 months after a change of control of General Instrument for any reason other than (1) by General Instrument for cause or disability, (2) by reason of the executive's death or (3) by the executive without good reason. The severance pay will equal one and one-half times the sum of the executive's base salary and the executive's target bonus for the fiscal year preceding the year of termination, provided that such amount may be increased by up to one-half times such sum if the executive officer has not become employed within 18 months following such termination. The executive's benefits will be continued for 18 months or the cash equivalent will be paid.

   Under the severance agreements, the executive will also receive a pro rata target bonus (calculated up to the executive's termination date), outplacement, tax and financial planning assistance, reimbursement for such services and reimbursement for relocation under certain circumstances. If the executive's employment is terminated without cause (1) within six months prior to a change of control or (2) prior to the date of a change of control but (A) at the request of a third party who effectuates a change of control or (B) otherwise in connection with, or in anticipation of, a threatened change of control which actually occurs, the termination will be deemed to have occurred after the change of control.

   In the case of a termination by General Instrument for disability or because of the executive's death following a change of control, the executive or his estate, as the case may be, will receive a pro rata target bonus in addition to accrued compensation.

   The severance agreements provide for a gross-up payment by General Instrument in the event that the executive receives payments under the agreement or otherwise that are subject to the excise tax under Section 4999 of the Code. The gross-up payment will be an additional amount so that the executive is made whole on an after-tax basis for the effect of the excise tax.

   Motorola intends to enter into employment arrangements with General Instrument executives covered by severance agreements, which would amend the existing agreements, as described below.

 Other General Instrument Change of Control Arrangements

   The approval of the merger by General Instrument stockholders will also constitute a change of control under other General Instrument benefit plans. In the event of a change of control, participants in the Supplemental Executive Retirement Plan become entitled to receive the present value actuarial equivalent of their supplemental benefit in a lump sum and participants in the Deferred Compensation Plan become entitled to receive their entire account balance in a lump sum. The merger agreement provides that, if the participant elects, the sums payable under these plans may be deferred into Motorola's deferred compensation plan.

   Under the terms of the Annual Incentive Plan, within 60 days after a change of control, General Instrument will pay to each participant in the plan immediately prior to such change of control a pro rata portion of the bonus award he or she would have earned if the performance targets had been met at the 100% level. If the merger is completed in 1999, the merger agreement provides that the amount paid will be the greater of the amount based on assuming 1999 performance targets had been met at the 100% level and the amount based on actual performance to the date of the merger, excluding any special transaction related expenses. If the merger is completed in 2000, the amount for 1999, if not already paid out, will be paid pursuant to past practice and the terms of the plan and an amount for the period between January 1, 2000 and the merger will be paid according to the terms of the plan. In addition, the merger agreement provides that any discretionary factors will be determined by General Instrument's Chief Executive Officer and the General Instrument Board.

 Proposed Agreements with General Instrument Executives

   Motorola intends to implement a retention program for General Instrument executives who will become employees of Motorola to provide them incentives to remain with Motorola and to achieve high performance results. These arrangements would be made in connection with amendments to the agreements described above under "General Instrument CEO Employment Agreement," in the case of Mr. Breen, and under "--General Instrument Severance Protection Agreements," in the case of all others. These amendments would provide that (1) the new duties, terms and conditions of employment with Motorola would not constitute "good reason" to terminate employment and receive the benefits provided under the severance agreements and (2) in the event of a termination of employment within 24 months after the merger for any reason other than (a) by Motorola for cause or disability, (b) by reason of the executive's death or
(c) by the executive without good reason, the executive would be entitled to receive the severance benefits provided therein.

   It is contemplated that certain General Instrument executives and other key senior employees, including all executives named under "--General Instrument Stock Ownership and Option Holdings" and all executives who currently are parties to severance agreements who sign the foregoing amendments, would be eligible to participate in the retention program. The retention program would have three components: Motorola stock options, cash retention bonuses and restricted Motorola share grants. Each participant would receive two grants of Motorola stock options. Motorola plans to make one grant at or after the merger in the quarter in which the merger is completed and the other grant at the next annual cycle grant of Motorola stock options following such quarter. All Motorola stock options would be subject to a four-year vesting schedule (i.e., vesting ratably in each of the four years) in accordance with the Motorola Incentive Plan of 1998. In addition, certain of the participants would receive a cash retention bonus if their employment continues for two years from the completion date of the merger. Finally, certain of the participants would be granted restricted Motorola shares at or after the merger in the quarter in which the merger is completed which would vest if their employment continues through the second anniversary of the merger. It is contemplated that this program would involve the following approximate aggregate amounts:

  . 2,095,000 Motorola stock options (1,665,000 granted at or after the merger in the quarter in which the merger is completed and 430,000 granted at the next annual cycle grant of Motorola stock options following such quarter);

  .  $15 million in cash retention bonuses; and

  . 100,000 restricted Motorola shares which would vest on the second anniversary of the merger.

Of the foregoing amounts, and subject to the terms and conditions described in the previous paragraph, Motorola has agreed to provide Mr. Breen with 325,000 Motorola stock options (225,000 at or after the merger in the quarter in which the merger is completed and 100,000 at the next annual cycle grant of Motorola stock options following such quarter); a cash retention bonus equal to his total compensation; and 25,000 restricted Motorola shares.

Mr. Pillmore is expected to receive 120,000 Motorola stock options (100,000 at or after the merger in the quarter in which the merger is completed and 20,000 at the next annual cycle grant of Motorola stock options following such quarter); a cash retention bonus equal to his total compensation; and 7,500 restricted Motorola shares. Messrs. Cromack, Roman and Smith would each receive 80,000 Motorola stock options (65,000 at or after the merger in the quarter in which the merger is completed and 15,000 at the next annual cycle grant of Motorola stock options following such quarter); a cash retention bonus equal to such person's total compensation; and 7,500 restricted Motorola shares. Total compensation for such purpose would be the sum of annualized base salary plus target bonus. Executives who are terminated prior to the second anniversary of the merger would not receive any then-unvested portion of the stock option grant component or any portion of the cash retention bonus component or the restricted share grant.

   In addition, it is expected that certain General Instrument executives to be identified would become elected officers of Motorola and would be eligible to participate in the benefit and perquisite programs of Motorola generally applicable to elected officers of the same level.

 Director and Officer Indemnification and Insurance

   The merger agreement provides that General Instrument will maintain the current provisions regarding indemnification of officers, directors and employees currently contained in its certificate of incorporation and by-laws for a period of six years after the merger and will indemnify such individuals to the fullest extent permitted by law against all claims, damages, costs, expenses and liabilities arising out of acts or omissions occurring prior to the merger. Under the merger agreement, General Instrument will also use its best efforts to provide the same directors' and officers' liability insurance protection as that provided by its current insurance policies to the extent the cost of providing such protection does not exceed 200% of the current amount expended by General Instrument.

   See also the matters described under "The Merger Agreement--Additional Covenants and Agreements--Employee Benefits Matters."

Material Federal Income Tax Consequences

   The following summary discusses the material federal income tax consequences of the merger. The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations under the Code and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of this discussion. This discussion assumes that holders of General Instrument shares hold such shares as capital assets. Further, the discussion does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, non-United States persons, tax-exempt organizations, stockholders who acquired General Instrument shares through the exercise of options, grants of performance shares under General Instrument's equity-based compensation plans or otherwise as compensation or through a tax-qualified retirement plan, or holders that hold General Instrument shares as part of a hedge, straddle, constructive sale or conversion transaction. This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction or under federal laws other than federal income tax laws.

 General

   It is intended that the merger will constitute a "reorganization" pursuant to Section 368(a) of the Code. The respective obligations of the parties to complete the merger are conditioned on the receipt by Motorola of an opinion of KPMG LLP, and the receipt by General Instrument of an opinion of Simpson Thacher & Bartlett, each dated the date of the Effective Time, that:

  . the merger will be treated as a reorganization qualifying under the provisions of Section 368(a) of the Code and each of Motorola, Merger Sub and General Instrument will be a party to the reorganization;

  . no gain or loss will be recognized by Motorola, Merger Sub or General Instrument as a result of the merger; and

  . no gain or loss will be recognized by the General Instrument stockholders who exchange their General Instrument shares solely for Motorola shares pursuant to the merger (except with respect to cash received in lieu of a fractional Motorola share).

   See "The Merger Agreement--Conditions." Such opinions will be based upon, among other things, representations of Motorola, General Instrument and/or officers and principal stockholders of Motorola and General Instrument customarily given in transactions of this type.

 Consequences to Holders of General Instrument Shares

   As a "reorganization," the merger would have the following consequences for holders of General Instrument shares. No gain or loss would be recognized by a holder of General Instrument shares as a result of the surrender of General Instrument shares solely in exchange for Motorola shares pursuant to the merger, except as discussed below with respect to cash received in lieu of fractional Motorola shares. The aggregate tax basis of the Motorola shares received in the merger would be the same as the aggregate tax basis of the General Instrument shares surrendered in exchange for such Motorola shares. The holding period of the Motorola shares received would include the holding period of General Instrument shares surrendered in exchange for such Motorola shares. If a holder of General Instrument shares receives cash in lieu of a fractional Motorola share in the merger, in general, the holder would recognize capital gain or loss equal to the cash amount received for the fractional Motorola share reduced by the portion of the holder's tax basis in General Instrument shares surrendered that is allocable to the fractional Motorola share interest. The capital gain or loss would be long-term capital gain or loss if the holder's holding period in the fractional Motorola share interest for federal income tax purposes is more than one year. Long-term capital gain of a non-corporate U.S. holder is generally subject to a maximum tax rate of 20%. The deductibility of capital losses is subject to limitation for both corporate and non-corporate U.S. holders.

 Consequences to Holders of Motorola Shares

   Based on the advice of its tax advisors, Motorola expects that there will be no federal income tax consequences of the merger to Motorola stockholders with respect to their Motorola shares. Thus, Motorola stockholders will recognize no gain or loss with respect to their Motorola shares as a result of the merger, and a Motorola stockholder's tax basis and holding period in such stockholder's Motorola shares will not change as a result of the merger.

   The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. General Instrument stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Regulatory Matters

   Motorola and General Instrument must comply with the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"). The HSR Act provides for an initial 30-calendar-day waiting period following the filing with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice of certain Notification and Report Forms by the parties to the merger. The HSR Act further provides that, if, within the initial 30-calendar-day waiting period, the FTC or the Antitrust Division issues a request for additional information or documents, the waiting period will be extended until 11:59 p.m. on the 20th day after the date of substantial compliance by the filing parties with such request. Only one such extension of the initial waiting period is permitted under the HSR Act; however, the filing parties may voluntarily extend the waiting period.

   The statutory waiting period for Motorola and General Instrument is expected to expire on November [ ], 1999, unless earlier terminated or extended by a request for additional information or documentation materials.

   Completion of the transactions may also require other regulatory approvals, including approvals of foreign regulatory authorities. Under the laws of certain foreign nations, the merger may not be completed unless certain filings are made with these nations' antitrust regulatory authorities and these authorities approve or clear the merger. In particular, the parties will be required to make filings with the antitrust authorities under the applicable laws of Canada and Germany. Motorola and General Instrument are not aware of any other foreign governmental approvals or actions that may be required for completion of the merger. However, Motorola and General Instrument conduct operations in a number of foreign countries, some of which have voluntary and/or post-merger notification systems. Should any other approval or action be required, Motorola and General Instrument currently contemplate that such approval or action would be sought. The failure to make any such filings or to obtain any such approvals is not anticipated to have a material effect on the merger or the combined company.

   Motorola and General Instrument believe that they will obtain all material required regulatory approvals prior to the special meeting. However, it is not certain that all such approvals will be received by such time and governmental authorities may impose unfavorable conditions for granting the required approvals.

   At any time before or after the merger and notwithstanding expiration of the waiting period, the FTC, the Antitrust Division and state and foreign antitrust authorities could take action under the antitrust laws to challenge the merger, including seeking to enjoin the completion of the merger, seeking the divestiture by Motorola of all or part of the stock or assets of General Instrument or of other business conducted by Motorola, or seeking to subject Motorola or General Instrument to certain operating conditions. Private parties may also seek to take legal action under the antitrust laws, if circumstances permit. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, Motorola will prevail. The obligations of Motorola and General Instrument to complete the merger are subject to the condition that there be no decree, order or injunction of a court of competent jurisdiction that prohibits the completion of the merger.

Appraisal Rights

   Under the Delaware General Corporation Law, appraisal rights will not be available to stockholders of General Instrument in connection with the merger.

Federal Securities Laws Consequences

   The Motorola shares to be issued to General Instrument stockholders in the merger will have been registered under the Securities Act of 1933, as amended. Upon issuance, these shares may be traded freely and without restriction by those stockholders not deemed to be affiliates of General Instrument as that term is defined under the Securities Act. An "affiliate" of General Instrument, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with General Instrument. Any subsequent transfer by an affiliate of General Instrument must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 promulgated under the Securities Act, in the case of such persons who become affiliates of Motorola) or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the directors, executive officers and holders of 10% or more of the General Instrument shares (as well as to certain other related individuals or entities).

   SEC guidelines regarding qualifying for the pooling-of-interests method of accounting also limit sales of shares of the acquiring company and acquired company by affiliates of either company in a business combination such as the merger. These guidelines indicate that the pooling-of-interests method of accounting will generally not be challenged on the basis of sales by such affiliates if these persons do not dispose of or reduce their risk with respect to any of the shares of the corporation they own or any shares of the corporation they will receive in connection with a merger during the period beginning thirty days prior to the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published (the "Pooling Restriction Period").

   The obligations of each of Motorola and General Instrument to complete the merger are conditioned upon the other party's having caused each of its affiliates to deliver to Motorola or General Instrument, as applicable, a written agreement that such person will not dispose of any Motorola shares in violation of the Securities Act or the rules and regulations promulgated under the Securities Act, or dispose of or reduce his risk with respect to any Motorola shares or General Instrument shares during the Pooling Restriction Period.

   This proxy statement/prospectus does not cover resales of Motorola shares to be received by the stockholders of General Instrument in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

Management and Operations after the Merger

   After the merger, Motorola plans to form a new business group consisting of the people, assets and operations of General Instrument combined with the multimedia group business from Motorola's Internet and Networking Group. The new business group will be a part of Motorola's Communications Enterprise unit and will focus on integrated and interactive broadband access solutions. Motorola expects that Edward D. Breen, Chairman and Chief Executive Officer of General Instrument, will lead the business group and that other members of current General Instrument management will work in the new business group after the merger. The headquarters of the new business group is expected to be the current General Instrument headquarters in Horsham, Pennsylvania.

   See also the matters described under "The Merger Agreement--Additional Covenants and Agreements--Employee Benefit Matters."

Certain Other Matters

   On September 21, 1999, a purported stockholder class action suit was filed in the Delaware Chancery Court against General Instrument, the members of the General Instrument Board and Motorola. The complaint alleges, among other things, that the defendants have breached their fiduciary duties in connection with the merger by failing to maximize stockholder value. The complaint seeks, among other things, a court order enjoining the merger and compensatory damages for the purported stockholder class. General Instrument and Motorola believe that the complaint is without merit.

                              THE MERGER AGREEMENT

   The following is a description of the material terms of the merger agreement but does not purport to describe all the terms of the merger agreement. The full text of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. General Instrument stockholders are urged to read the merger agreement in its entirety.

The Merger

   Subject to the terms and conditions of the merger agreement, Merger Sub will merge with and into General Instrument at the Effective Time. The separate corporate existence of Merger Sub will cease. General Instrument will be the surviving corporation in the merger and will continue its corporate existence as a subsidiary of Motorola and will continue to be governed by the laws of the State of Delaware.

   Effective Time. The merger agreement provides that the merger will become effective at the Effective Time. General Instrument, Merger Sub and Motorola will complete the merger by filing a certificate of merger with the Secretary of State of the State of Delaware no later than the third business day following the satisfaction or waiver of the conditions to the merger.

   Certificate of Incorporation and By-Laws. The merger agreement provides that at the Effective Time the certificate of incorporation and by-laws of the surviving corporation will be amended in their entirety to contain the provisions set forth in the certificate of incorporation and by-laws of Merger Sub.

   Directors and Officers. The merger agreement provides that the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the surviving corporation, and that the officers of General Instrument immediately prior to the Effective Time will be the initial officers of the surviving corporation.

Conversion or Cancellation of General Instrument Common Stock in the Merger

   Conversion of Shares. The merger agreement provides that, at the Effective Time and without any action on the part of the stockholders, each General Instrument share and each option and warrant to purchase General Instrument shares shall be treated as follows (subject to the treatment of fractional Motorola shares described below):

  . Each General Instrument share issued and outstanding immediately prior to the Effective Time will be exchanged for 0.575 Motorola shares.

  . Each unexercised and unexpired option to purchase General Instrument shares issued pursuant to General Instrument's Amended and Restated 1997 Long-Term Incentive Plan and 1999 Long-Term Incentive Plan will be assumed by Motorola and will constitute solely an option to acquire, on the same terms and conditions as were applicable under such assumed option, that number of Motorola shares equal to the product of the Exchange Ratio and the number of General Instrument shares subject to such option, at an exercise price per Motorola share equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Exchange Ratio, rounded down to the nearest whole cent. If the foregoing calculation results in an assumed option being exercisable for a fraction of a Motorola share, then the number of Motorola shares subject to such option will be rounded to the nearest whole number of shares, with no cash being payable for such fractional Motorola share.

  . Each outstanding warrant to purchase General Instrument shares issued pursuant to a warrant agreement will be assumed by Motorola and will constitute solely an option to acquire, on the same terms and conditions as were applicable to such warrant under the applicable warrant agreement, that number of Motorola shares which the holder would have been entitled to receive if the holder exercised the warrant immediately prior to the merger. Motorola will also enter into a supplemental agreement with each holder of warrants whereby Motorola assumes the performance and observance of the covenants and conditions of the applicable warrant agreement that General Instrument currently performs and observes.

  . Each General Instrument share held in the treasury of General Instrument will be canceled and extinguished without any conversion or payment made with respect to such shares.

   Fractional Shares. No fractional Motorola shares will be issued in the merger. In lieu of any fractional Motorola shares, each holder of General Instrument shares who would otherwise have been entitled to a fraction of a Motorola share pursuant to the merger agreement will be paid an amount in cash, without interest, equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market of the aggregate fractional Motorola shares, if any, that would have been issued in the merger. Harris Trust and Savings Bank or another bank or trust company (the "Exchange Agent") will sell such aggregate fractional shares at the prevailing prices on the NYSE. These sales will be executed through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. General Instrument will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of fractional shares.

   Exchange of Certificates in the Merger. Promptly after the Effective Time, Motorola will instruct the Exchange Agent to mail to each holder of record of certificates that immediately prior to the Effective Time represented outstanding General Instrument shares (the "Certificates") both a letter of transmittal and instructions for use in effecting the surrender of Certificates. The letter of transmittal and instructions are for use by each holder of record in surrendering the Certificates in exchange for certificates representing that number of Motorola shares and cash for any fractional shares thereof to which such holder would otherwise be entitled. We request that you not surrender your Certificates for exchange until you receive the letter of transmittal and instructions. At and after the Effective Time and until so surrendered, the Certificates will represent only the right to receive the consideration described above. No dividends or other distributions declared or made after the Effective Time with respect to Motorola shares will be paid to the holder of record of any unsurrendered Certificate. However, the holder of record will be paid, without interest, (1) upon surrender of such Certificate, any dividends or distributions with a record date after the Effective Time but a payment prior to surrender of such Certificate and (2) at the appropriate payment date, any dividends or distributions with a record date after the Effective Time but prior to surrender of such Certificate and a payment after the surrender of such Certificate. No transfers of General Instrument shares shall be made after the Effective Time.

Listing of Motorola Common Stock

   In the merger agreement, Motorola has agreed to promptly prepare and submit to the NYSE and any other applicable exchange a listing application covering the Motorola shares to be issued in the merger and shall use reasonable best efforts to cause such shares to be approved for listing on such exchange, subject to official notice of issuance, prior to the Effective Time. Approval for listing on the NYSE of the Motorola shares issuable to the General Instrument stockholders in the Merger, subject only to official notice of issuance, is a condition to the obligations of Motorola, Merger Sub and General Instrument to complete the merger.

Representations and Warranties

   Representations and Warranties by General Instrument. The merger agreement includes customary representations and warranties by General Instrument to Motorola, including representations and warranties as to:

  . corporate organization, standing and power of General Instrument and its subsidiaries;

  . compliance with the certificate of incorporation and by-laws of General Instrument;

  .  capitalization of General Instrument;

  . power and authority of General Instrument to execute and deliver the merger agreement and to perform its obligations under, and to complete the transactions contemplated by, the merger agreement, including approval of the General Instrument Board, subject to stockholder approval;

  . no conflict with organization documents, laws and orders and required consents and authorizations of governmental entities and third parties;

  . amendment of the Rights Agreement, dated as of June 12, 1997, between General Instrument and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, as amended, so that the merger will not trigger the rights under the General Instrument rights plan and that the General Instrument rights plan will terminate immediately prior to the Effective Time;

  . possession and validity of necessary government permits and compliance with applicable laws;

  . General Instrument's financial statements and reports filed with the SEC;

  .  prior spin-off transactions involving General Instrument;

  . conduct by General Instrument and its subsidiaries of business in the ordinary course and consistent with past practice since December 31, 1998 and the absence of any event or development which would reasonably be expected to have a material adverse effect on General Instrument or prevent or materially delay General Instrument's performance under the merger agreement;

  .  General Instrument's employee benefit plans;

  .  accounting and tax matters;

  .  contracts, leases, agreements, or understandings of General Instrument;

  .  pending or threatened litigation;

  .  environmental matters;

  .  intellectual property matters;

  .  insurance matters;

  .  opinions delivered by General Instrument's financial advisors;

  .  required vote of General Instrument stockholders;

  .  brokers and finders employed by General Instrument; and

  .  year 2000 compliance.

   Representations and Warranties by Motorola and Merger Sub. The merger agreement also contains customary representations and warranties by Motorola and Merger Sub including as to:

  . corporate organization, standing, and power of Motorola and its subsidiaries;

  .  capitalization of Motorola;

  . power and authority of Motorola to execute and deliver the merger agreement and to perform its obligations under, and to complete the transactions contemplated by, the merger agreement, including approval of the Motorola Board; authorization and validity of the Motorola shares to be issued pursuant to the merger agreement;

  . no conflict with organization documents, laws and orders and required consents and authorizations of governmental entities and third parties;

  .  Motorola's financial statements and reports filed with the SEC;

  . conduct by Motorola and its subsidiaries of business in the ordinary course and consistent with past practice since December 31, 1998 and the absence of any event or development which would reasonably be expected to have a material adverse effect on Motorola or prevent or materially delay Motorola's performance under the merger agreement;

  .  tax and accounting matters;

  .  ownership, activities and assets of Merger Sub; and

  .  brokers and finders employed by Motorola.

Covenants and Agreements

   Conduct of Business of General Instrument Pending the Merger. The merger agreement generally provides, with certain exceptions, that, prior to the Effective Time, General Instrument agrees to conduct its and its subsidiaries' business in the ordinary course consistent with past practice and to use its reasonable best efforts to keep available the services of its current officers, consultants and key employees of General Instrument and its subsidiaries and to preserve their current relationships with customers, suppliers and others having significant business relations as is reasonably necessary in order to preserve substantially intact its business organization. General Instrument has agreed that it will not (unless required by applicable laws or stock exchange regulations), and will not permit any of its subsidiaries to, between the date of the merger agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of
Motorola:

 Amendments to organizational documents

  . amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

 Capital stock; assets

  . issue, deliver, sell, dispose of, pledge or otherwise encumber any additional shares of its capital stock of, or other equity interests in, General Instrument or any of its subsidiaries of any class, or any securities or rights convertible into, or exchangeable for, any shares of its capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest of General Instrument or any of its subsidiaries, other than the issuance of General Instrument common stock upon the exercise of options or warrants in accordance with their terms;

  . except in the ordinary course of business consistent with past practice, sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any material property or assets of General Instrument or any of its subsidiaries, or authorize any of the foregoing;

 Dividends

  . declare, set aside, make or pay any dividend, or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends paid by wholly owned subsidiaries of General Instrument to General Instrument or other wholly owned subsidiaries) or enter into any agreement with respect to the foregoing;

 Adjustment to and purchase of capital stock

  . reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

 Acquisitions and dispositions; indebtedness; alterations to certain material contracts

  . acquire any interest in any corporation or other business organization, person or any division thereof (other than a wholly owned subsidiary of General Instrument) or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that is individually not in excess of $10,000,000, or in the aggregate not in excess of $40,000,000;

  . incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or otherwise become responsible for the obligations of any person (other than a wholly owned subsidiary of General Instrument) for borrowed money, except in the ordinary course of business or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount, in the aggregate, not in excess of $5,000,000;

  . terminate, cancel or request any material change in, or agree to any material change in, certain material contracts of General Instrument other than in the ordinary course of business consistent with past practice;

  . make or authorize any capital expenditure in excess of General Instrument's budget, other than capital expenditures that are not, in the aggregate, in excess of $10,000,000 for General Instrument and its subsidiaries, taken as a whole;

  . enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this section;

 Compensation

  . except as may be required by certain contractual commitments or corporate policies with respect to severance or termination pay:

    --increase the compensation payable or to become payable to its officers or employees except in certain specified circumstances;

    --grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of General Instrument or any of its subsidiaries;

    --establish, adopt, enter into or amend any collective bargaining agreement or employee benefit arrangement; or

    --take any affirmative action to accelerate the vesting of any stock-based compensation;

 Accounting and tax

  . take any action that would prevent or impede the merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368 of the Code;

  . make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability;

  . make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or a governmental entity;

  . write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $5,000,000 except for depreciation and amortization in accordance with GAAP consistently applied;

 Claims

  . waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

 General Instrument rights plan; state takeover laws; confidentiality agreements

  . amend or modify, or propose to amend or modify, or otherwise take any action under the General Instrument rights plan;

  .  take any action to exempt or make not subject to:

    --Delaware or other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares; or

    --the General Instrument rights plan
    any person or entity (other than Motorola and its subsidiaries) or any action taken by such person or entity, which person, entity or action would have otherwise been subject to, and not exempt from, the restrictive provisions of such takeover law or the General Instrument rights plan;

  . modify, terminate or waive any material rights under any confidentiality or standstill agreements;

 Conditions

  . take any action that is intended or would reasonably be expected to result in any of the conditions to the merger not being satisfied, except, in every case, as may be required by applicable law; or

 General

  . authorize or enter into any agreement or otherwise make any commitment with respect to the foregoing.

   Conduct of Business of Motorola Pending the Merger. The merger agreement generally provides, with certain exceptions, that Motorola will not (unless required by applicable laws or regulations), and will not permit any of its subsidiaries (unless required by applicable laws or regulations) to, between the date of the merger agreement and the Effective Time, directly or indirectly, do, or agree to do any of the following without the prior written consent of General Instrument:

 Amendments to organizational documents

  . amend or otherwise change the Motorola certificate of incorporation or the Motorola by-laws, or equivalent organizational documents in a manner that adversely affects the rights of holders of Motorola common stock;

 Dividends

  . declare, set aside, make or pay any dividend, or other distribution, payable in cash, stock, property or otherwise, with respect to any of Motorola's capital stock (other than regular quarterly cash dividends);

 Accounting and tax

  . make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or governmental entities;

  . take any action that would prevent or impede the merger from qualifying for pooling of interests accounting treatment and as a reorganization under the Code;

 Conditions

  . take any action that is intended or would reasonably be expected to result in any of the conditions to the merger not being satisfied, except, in every case, as may be required by applicable law; or

 General

  . authorize or enter into any agreement or otherwise make any commitment with respect to the foregoing.

   Covenant Regarding Cooperation. In the merger agreement, General Instrument and Motorola also agreed to coordinate and cooperate in connection with:

  . the preparation of the Motorola registration statement and the proxy statement/prospectus;

  . determining whether any actions, filings, approvals or waivers are required with regard to governmental entities or third parties; and

  . seeking any such actions or approvals or making any such filings, furnishing the information required in connection with such actions, approvals, filings and waivers and with the Motorola registration statement and the proxy statement/prospectus, and timely seeking to obtain any such actions, consent, approvals or waivers.

   Next Level Communications. Motorola and General Instrument also agreed in the merger agreement that General Instrument may proceed to effect the initial public offering (the "IPO") and other associated transactions by Next Level Communications, Inc., a Delaware corporation. Next Level Communications, Inc. is a newly formed corporation into which Next Level Communications L.P. will merge just prior to the IPO. General Instrument currently has a 90.4% limited partnership interest in Next Level Communications L.P. Motorola's agreement permitting the IPO to proceed is subject to the following conditions:

  . General Instrument will own, following the IPO, at least 65-70% of the fully diluted equity of Next Level Communications, Inc., except in certain circumstances;

  . no action will be taken by General Instrument in connection with the IPO that would prevent the merger from qualifying for pooling of interests accounting treatment or would prevent the merger from qualifying under
     Section 368(a) of the Code;

  . no change will be made by General Instrument to any material term or condition of the IPO without the consent of Motorola; and

  . prior to the effectiveness of the IPO, the certificate of incorporation and by-laws of Next Level, along with a certain voting trust agreement relating to governance of Next Level, will be amended such that, at the Effective Time, the voting trust will terminate, Next Level will have one class of common stock with one vote per share and General Instrument will be able to exercise voting control of Next Level, including to elect a majority of the board of directors of Next Level.

   So long as General Instrument complies with these terms, there shall be no breach of any representation, warranty or covenant in the merger agreement by virtue of the IPO.

   Motorola and General Instrument also agreed with General Instrument's partner in Next Level Communications L.P. that (1) General Instrument and, if the merger is completed, Motorola will use its best efforts to effect the IPO as soon as practicable, (2) until the merger, in the event of a breach by General Instrument of the agreement among such parties that results in the failure to effect the IPO, and in the event as a result thereof a consent to the merger is required but not obtained, Motorola would be permitted not to complete the merger, and (3) following the merger, if the IPO is not effected by April 30, 2000 as a result of General Instrument's or Motorola's breach of such agreement, such partner will be able to require Motorola to purchase its interest in Next Level Communications L.P. or Next Level Communications, Inc. at an appraised value.

No Solicitation Covenant

   The merger agreement provides that neither General Instrument nor any of its subsidiaries, representatives or affiliates will, directly or indirectly, take any action to:

  . encourage (including by way of furnishing nonpublic information), solicit, initiate or facilitate any Acquisition Proposal;

  .  enter into any agreement with respect to any Acquisition Proposal; or

  . participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal.

   However, if, at any time prior to the approval of the merger by General Instrument stockholders, the General Instrument Board determines in good faith, based on the advice of outside counsel, that it is necessary to do so to discharge properly its fiduciary duties to its stockholders, General Instrument may, in response to a

Superior Proposal and subject to such party's compliance with the notification requirements as described in the next paragraph:

  . furnish information with respect to General Instrument and its subsidiaries to the person making such Superior Proposal pursuant to a customary confidentiality agreement, the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Motorola; and

  .  participate in discussions with respect to this Superior Proposal.

General Instrument's legal and financial advisors will be able to make inquiries, and engage in discussions, with any party that has made an Acquisition Proposal in order to elicit information to allow the General Instrument Board to determine in good faith if such Acquisition Proposal is a Superior Proposal.

   The merger agreement provides that General Instrument will as promptly as practicable communicate to Motorola any inquiry received by it relating to any potential Acquisition Proposal and the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of the proposed transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it. General Instrument will keep Motorola fully informed on a prompt basis with respect to any developments with respect to the foregoing.

   "Acquisition Proposal" means any offer or proposal concerning any:

  . merger, consolidation, business combination, or similar transaction involving General Instrument;

  . sale, lease or other disposition, directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise, of assets of General Instrument or its subsidiaries representing 20% or more of the consolidated assets of General Instrument and its subsidiaries;

  . issuance, sale, or other disposition, including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction, of securities or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities representing 20% or more of the voting power of General Instrument; or

  . transaction in which any person shall acquire beneficial ownership or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding voting capital stock of General Instrument.

   "Superior Proposal" means a bona fide Acquisition Proposal made by a third party which General Instrument, its subsidiaries, representatives or other affiliates did not solicit and which, in the good faith judgment of the General Instrument Board, taking into account, to the extent deemed appropriate by the General Instrument Board, the various legal, financial and regulatory aspects of the proposal and the person making such proposal, if accepted, is reasonably likely to be completed, and, if completed, is reasonably likely to result in a transaction that is more favorable to the General Instrument stockholders (in their capacity as stockholders), from a financial point of view, than the transactions contemplated by the merger agreement.

   The merger agreement further provides that neither the General Instrument Board nor any committee thereof shall:

  . withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Motorola, the approval or recommendation by the General Instrument Board or such committee of the adoption and approval of the merger and the matters to be considered at the General Instrument special meeting;

  . other than the merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or

  . other than the merger, cause General Instrument to enter into any letter of intent, agreement in principle, acquisition agreement or other similar acquisition agreement related to any Acquisition Proposal.

   However, nothing contained in this non-solicitation covenant will prohibit General Instrument (1) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended, or from making any disclosure to the General Instrument stockholders if, in the good faith judgment of the General Instrument Board, based on the advice of outside counsel, failure to so disclose would result in a violation of applicable law, or (2) in the event that a Superior Proposal is made, from withdrawing or modifying its recommendation of the merger no earlier than two business days following written notice to Motorola of its intention to do so, so long as General Instrument continues to comply with all other provisions of the merger agreement, including, without limitation, the agreement to submit the merger agreement and the merger to a vote of the General Instrument stockholders.

   The merger agreement further provides that, as of September 14, 1999, General Instrument will cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties with respect to an Acquisition Proposal and promptly request that all confidential information furnished on behalf of General Instrument be returned.

Additional Covenants and Agreements

   Proxy Statement and Registration Statement. The merger agreement provides that General Instrument will prepare, file and mail a proxy statement relating to the General Instrument special meeting which, subject to the above provision under "--No Solicitation Covenant," will include the recommendation of the General Instrument Board to vote in favor of the merger.

   Stockholders' Meeting. In the merger agreement, General Instrument agreed to call and hold its special meeting relating to the required stockholder approval of the merger as promptly as possible and to use its best efforts to hold such meeting as soon as practicable after the Motorola registration statement becomes effective. General Instrument further agreed to hold the special meeting even if General Instrument's approval or recommendation of the merger agreement is withdrawn or modified in any adverse manner as permitted by the merger agreement.

   Appropriate Action; Consents and Filings. The merger agreement provides that General Instrument and Motorola will use their reasonable best efforts to:

  . take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to complete the transactions contemplated by the merger agreement as promptly as practicable;

  . obtain any consents, licenses, approvals or other items from any governmental entity that are required to be obtained, or to avoid any action or proceeding by any governmental entity, in connection with the merger agreement and the completion of the transactions contemplated by the merger agreement; and

  . make all necessary filings with respect to the merger agreement and the merger required under applicable law.

   Regardless of the agreements described in the preceding sentence, Motorola is not obligated under the merger agreement to agree to the imposition of conditions, the requirement of divestiture, or the requirement of expenditure of money by Motorola or General Instrument to a third party in exchange for any such consent that, in any case, would be materially adverse to Motorola and General Instrument, taken as a whole.

   Employee Benefit Matters. The merger agreement provides that, for the year 2000, the base salaries of General Instrument officers will be adjusted based on annual salary review effective January 1, 2000 consistent with General Instrument's salary review guidelines and the base salaries of other General Instrument employees will be adjusted according to General Instrument practice and guidelines. General Instrument's annual bonus program will apply for General Instrument employees for the year 2000, with individual bonus targets consistent with current General Instrument guidelines. After the year 2000, Motorola's annual bonus program will apply with individual bonus targets consistent with Motorola guidelines.

   The merger agreement provides that General Instrument executive officers who enter into the proposed agreements described under "The Merger--Interests of Certain Persons in the Merger--Proposed Agreements with General Instrument Executives" will be eligible to receive, in addition to the equity incentives provided in those agreements, future Motorola option grants in the year 2001 and thereafter consistent with Motorola practice. Other eligible General Instrument employees (other than executives with existing severance agreements) will receive a grant of Motorola stock options in connection with the merger consistent with Motorola practice and will be eligible to receive future option grants in the year 2000 and thereafter consistent with Motorola practice.

   The merger agreement further provides that, except for the benefits described above and under "The Merger--Interests of Certain Persons in the Merger--Proposed Agreements with General Instrument Executives," General Instrument officers and employees will be eligible to participate in all incentive, benefit and perquisite plans and programs of Motorola on a basis no less favorable, in the aggregate, than that for comparable Motorola officers and employees.

   Pooling. The merger agreement provides that until the Effective Time, none of Motorola, Merger Sub or General Instrument, or any of their subsidiaries or affiliates over which they exercise control, will knowingly take any action, or knowingly fail to take any action, that would reasonably be expected to jeopardize the treatment of the merger as a pooling of interests for accounting purposes. Motorola, Merger Sub and General Instrument further agree to take all reasonable actions necessary to cause the merger to be characterized as a pooling of interests if any of them take any action that will jeopardize such characterization prior to the Effective Time.

   Plan of Reorganization. The merger agreement provides that each of Motorola, Merger Sub and General Instrument will use its reasonable best efforts to cause the merger to qualify, and will not knowingly take any action or cause any action to be taken that could reasonably be expected to prevent the merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. After the Effective Time, Motorola, the surviving corporation in the merger and their affiliates will not knowingly take any action or knowingly cause any action to be taken that could reasonably be expected to cause the merger to fail to qualify as a reorganization under Section 368(a) of the Code.

Conditions

   The merger agreement generally provides that the obligations of each party to complete the transactions contemplated in the merger agreement are subject to customary conditions, including the following:

   Effectiveness of the Motorola Registration Statement. Declaration of effectiveness of the Motorola registration statement and the absence of any stop order suspending the effectiveness of the Motorola registration statement and of any initiated or, to the knowledge of the parties, threatened proceedings for that purpose by the SEC.

   Stockholder Approval. Adoption and approval of the merger agreement and the merger by the requisite vote of the General Instrument stockholders.

   No Order. Absence of any governmental entity, state or federal court of competent jurisdiction or arbitrator having enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent) which is in effect and which prevents or prohibits the completion of the merger and any other transaction contemplated by the merger agreement.

   Consents and Approvals. Receipt of certain consents, approvals and authorizations of governmental entities and other persons necessary to complete the merger (in each case, without the imposition of conditions, the requirement of divestiture or the expenditure of money by Motorola or General Instrument to a third party in exchange for any such consent that, in any such case, would be materially adverse to Motorola, General Instrument and their subsidiaries, taken as a whole) unless the failure to obtain such consents would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on General Instrument or on Motorola after the Effective Time.

   HSR Act. Expiration or termination of the applicable waiting period, together with any extension of the waiting period, under the HSR Act.

   NYSE. Approval of Motorola common stock issuable to General Instrument stockholders in the merger for listing on the NYSE, subject only to official notice of issuance.

   Representations and Warranties. The representations and warranties of the other party contained in the merger agreement being true and correct in all material respects, unless such representations and warranties expressly include a standard of materiality, in which case the statement will be true and correct in all respects, as of the Effective Time as though made on the Effective Time. Representations and warranties which address matters of a particular date must be true and correct in all material respects, unless such representations and warranties expressly include a standard of materiality, in which case the statement will be true and correct in all respects, as of such date.

   Agreements and Covenants. The other party shall have performed or complied in all material respects with all agreements and covenants contained in the merger agreement.

   Tax Opinions. Receipt by each of Motorola and General Instrument of an opinion from its tax advisor or counsel, respectively, to the effect that:

  . the merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code;

  . each of Motorola, Merger Sub and General Instrument will be a party to the reorganization;

  . no gain or loss will be recognized by Motorola, Merger Sub or General Instrument as a result of the merger; and

  . no gain or loss will be recognized by the stockholders of General Instrument who exchange their General Instrument shares solely for Motorola shares pursuant to the merger (except with respect to cash received in lieu of a fractional Motorola share interest).

   Accountant Letters. Receipt by each of Motorola and General Instrument of "cold comfort" letters from the independent accountant of the other party dated the date on which the Motorola registration statement became effective and a date within two business days before the Effective Time, in form and substance reasonably satisfactory to such party and reasonably customary in scope and substance for comfort letters delivered by independent public accountants.

   Pooling Opinion. Receipt by each of Motorola and General Instrument of a report from its independent accountant, dated as of the date the Motorola registration statement became effective and the Effective Time, to the effect that they concur with their client's conclusion that no conditions exist that would preclude their client's ability to be a party to a business combination with the other party to be accounted for as a pooling of interests.

   Each of the foregoing conditions is waivable by Motorola or General Instrument, as the case may be, to the extent legally permissible. Motorola and General Instrument committed to Liberty Media in the voting agreement not to waive the condition to completion of the merger relating to delivery of tax opinions. See "--Voting Agreement" and "--Conditions--Tax Opinions."

   Additionally, Motorola's obligation to effect the merger and the other transactions contemplated by the merger agreement is conditioned upon there having occurred since September 14, 1999 no material adverse effect with respect to General Instrument or any event or development that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on General Instrument.

Termination

   The merger agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of the merger agreement and the merger by the General Instrument stockholders:

  .  by mutual consent of Motorola and General Instrument;

  .  by either Motorola or General Instrument if:

    --the company seeking to terminate under this provision is not itself in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

    --there has been a breach by the other company of any of its representations, warranties, covenants or agreements contained in the merger agreement or any of its representations and warranties becomes untrue;

    --such breach or condition would prevent the satisfaction of the closing condition described under "--Representations and Warranties"; and

    --such breach or condition has not been promptly cured within 30 days following receipt by such company of written notice of its breach;

  . by either Motorola or General Instrument if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction, any arbitrator or any governmental entity preventing or prohibiting the completion of the merger shall have become final and nonappealable, so long as the party seeking termination is not in breach of its obligation to use its reasonable best efforts to take appropriate action, obtain the necessary consents and make all necessary filings in connection with the merger agreement and the merger (see "--Additional Covenants and Agreements--Appropriate Action; Consents and Filings");

  . by either Motorola or General Instrument if the merger has not been completed before March 31, 2000 unless the failure to complete the merger by such date shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe in all material respects the covenants and agreements of such party set forth in the merger agreement; or

  . by either Motorola or General Instrument if the merger agreement fails to receive the requisite vote for approval and adoption by the General Instrument stockholders at the special meeting or any adjournment or postponement of that meeting.

   Effect of Termination. The merger agreement provides that, in the event of the termination of the merger agreement by either General Instrument or Motorola, the merger agreement will become void and there will be no liability under the merger agreement on the part of Motorola or General Instrument, other than with respect to the termination fee and the agreement to share certain fees and expenses and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

   Termination Fee. In the merger agreement, Motorola and General Instrument agreed that General Instrument will pay to Motorola the sum of $300 million solely as follows:

  .  if all of the following occur:

    --General Instrument or Motorola terminates the merger agreement due to the failure to complete the merger before March 31, 2000 where the General Instrument stockholders have failed to adopt the merger agreement or due to the failure to obtain the requisite vote from the General Instrument stockholders;

    --at any time after the date of the merger agreement and prior to the General Instrument special meeting, if any, an Acquisition Proposal has been publicly announced;

    --General Instrument has not, at any time prior to the General
      Instrument special meeting, withdrawn, or modified or changed in a manner adverse to Motorola, its approval or recommendation of the merger; and

    --within nine months of the termination of the merger agreement, General
      Instrument enters into a definitive acquisition agreement;

   in which case the $300 million fee is payable within five days of entering into the acquisition agreement; or

  .  if Motorola terminates the merger agreement because:

    --General Instrument has breached its covenants regarding the proxy statement and Motorola registration statement, the General Instrument special meeting or the non-solicitation of Acquisition Proposals (see "--Proxy Statement and Registration Statement"; "The Merger--Special Meeting"; "--No Solicitation Covenant"); or

    --the merger is not completed before March 31, 2000 where the General
     Instrument stockholders have failed to adopt the merger agreement or due to the failure to obtain the requisite vote from the General Instrument stockholders and General Instrument has withdrawn, or modified or changed in any manner adverse to Motorola, its approval or recommendation of the merger;

  in which case the $300 million fee is due within two days of termination.

Amendment; Waiver

   The merger agreement may be amended by the parties to the merger agreement by action taken by or on behalf of their respective Boards at any time prior to the Effective Time. After approval of the merger by the General Instrument stockholders, no amendment may be made without further stockholder approval which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. The merger agreement may not be amended except by an instrument in writing signed by the parties to the merger agreement.

   The merger agreement provides that Motorola, Merger Sub or General Instrument may: (1) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (2) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (3) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. However, after the General Instrument stockholder approval of the merger, there may not be, without further approval of the General Instrument stockholders, any extension or waiver of merger agreement or any portion of the merger agreement which reduces the amount or changes the form of the consideration to be issued to General Instrument stockholders other than as contemplated by the merger agreement. Any such extension or waiver will be valid only if it is set forth in a written instrument signed by the party or parties to be bound thereby. Such extension or waiver or failure to insist on strict compliance with an obligation, agreement or condition will not operate as a waiver of, or bar any claim with respect to, any subsequent or other failure.

Voting Agreement

   On September 14, 1999, in connection with the merger agreement, Liberty Media Corporation, Motorola and General Instrument entered into a voting agreement. Pursuant to the voting agreement, Liberty Media agreed to vote all of the General Instrument shares that it will beneficially own at the record date of the General Instrument special meeting for the approval and adoption of the merger agreement, the merger and other transactions contemplated by the merger agreement, but it shall not be required to exercise any warrants. As of the date of the voting agreement, Liberty Media represented that it held 31,356,000 General Instrument shares, representing approximately 18.1% of the outstanding voting power as of such date, and held warrants for an additional 21,356,000 General Instrument shares, of which warrants to purchase 4,928,000 General Instrument shares were vested as of that date.

   In the voting agreement, Liberty Media agreed to use commercially reasonable efforts to cooperate fully with Motorola and General Instrument in connection with the merger agreement and the transactions contemplated in the merger agreement. Liberty Media also agreed to not initiate or solicit any discussions, inquiries or proposals with any third party that constitute or may reasonably be expected to lead to an Acquisition Proposal or an acquisition agreement.

   The voting agreement also provides that Liberty Media will not, and will not agree to, sell or otherwise transfer or dispose of any of its General Instrument shares, or any interest in those shares, or warrants or any General Instrument shares obtained upon the exercise of the warrants, or any other securities convertible into or exchangeable for those shares or any voting rights with respect thereto other than (1) pursuant to the merger, (2) with the prior written consent of Motorola and General Instrument or (3) not later than 30 days prior to the merger, and in such case only if Motorola receives a valid and irrevocable proxy coupled with an interest allowing Motorola to vote those shares in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Liberty Media may pledge or grant a security interest in or may acquire or dispose of derivative securities relating to the General Instrument common stock, subject to certain restrictions.

   The voting agreement also grants Liberty Media certain registration rights with respect to Motorola shares in lieu of any registration rights that it may have had with respect to General Instrument shares and the warrants.

   The voting agreement is terminable at the option of either party at any time after the earliest of (1) the termination of the merger agreement, (2) the day following the Effective Time (except that the registration rights will continue), (3) immediately following the first General Instrument special meeting at which approval and adoption of the merger agreement and the merger are submitted to the General Instrument stockholders and are not approved and adopted, after a vote, by the requisite percentage of the General Instrument stockholders, and (4) the effectiveness of any amendment or modification to, or waiver under, the merger agreement which would have an adverse effect upon Liberty Media's rights upon or the consideration payable in the merger, unless consented to in writing by Liberty Media. In the voting agreement, Motorola and General Instrument have committed to Liberty Media not to waive the condition to completion of the merger relating to the delivery of tax opinions described under "--Conditions--Tax Opinions" without Liberty Media's consent.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                       OF MOTOROLA AND GENERAL INSTRUMENT

   The following unaudited pro forma financial information combines the historical consolidated balance sheets and statements of operations of Motorola and General Instrument, including their respective subsidiaries, after giving effect to the merger. The unaudited pro forma combined balance sheet as of July 3, 1999 with respect to Motorola and June 30, 1999 with respect to General Instrument, set forth below, gives effect to the merger as if it had occurred on July 3, 1999. The unaudited pro forma combined statements of operations for each of the years ended December 31, 1998, 1997, and 1996 and six months ended July 3, 1999 and June 27, 1998 with respect to Motorola and the years ended December 31, 1998, 1997, and 1996 and six months ended June 30, 1999 and 1998 with respect to General Instrument give effect to the merger as if it had occurred on January 1, 1996. These statements are prepared on the basis of accounting for the merger as a pooling of interests and are based on the assumptions set forth in the notes to these unaudited pro forma combined financial statements.

   The following unaudited pro forma financial information has been prepared from, and should be read in conjunction with, the audited historical consolidated financial statements and related notes thereto of Motorola and General Instrument, incorporated by reference in this proxy statement/prospectus. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the merger been completed on the date described above, or at the beginning of the period for which the merger is being given effect, nor is it necessarily indicative of future financial position or operating results. See "Where You Can Find More Information."

                   Unaudited Pro Forma Combined Balance Sheet

                                  July 3, 1999
                                 (in millions)

                                               General
                                     Motorola Instrument
                                     July 3,   June 30,   Pro Forma   Motorola
                                       1999      1999    Adjustments  Pro Forma
                                     -------- ---------- -----------  ---------
Assets
Cash and cash equivalents..........  $ 2,358    $  365      $--        $ 2,723
Short-term investments.............      291        86       --            377
Accounts receivable, net...........    5,338       298        (4)(b)     5,632
Inventories........................    3,765       235       --          4,000
Deferred income taxes..............    2,519        58       --          2,577
Other current assets...............      787        22       --            809
                                     -------    ------      ----       -------
  Total current assets.............  $15,058    $1,064      $ (4)      $16,118
                                     -------    ------      ----       -------
Property, plant and equipment,
 net...............................    9,613       234       --          9,847
Other assets.......................    7,076     1,091       --          8,167
                                     -------    ------      ----       -------
  Total assets.....................  $31,747    $2,389      $ (4)      $34,132
                                     =======    ======      ====       =======
Liabilities and Stockholders'
 Equity
Notes payable and current portion
 of
 long-term debt....................  $ 1,877    $  --       $--        $ 1,877
Accounts payable...................    2,484       216        (4)(b)     2,696
Accrued liabilities................    6,365       174        73 (c)     6,612
                                     -------    ------      ----       -------
  Total current liabilities........  $10,726    $  390      $ 69       $11,185
                                     -------    ------      ----       -------
Long-term debt.....................    3,119       --        --          3,119
Deferred income taxes..............    2,011        14       --          2,025
Other liabilities..................    1,729        66       --          1,795
Company obligated mandatorily
 redeemable preferred securities of
 subsidiary trust holding solely
 company-guaranteed debentures.....      484       --        --            484
Preferred stock, $100 par value
 issuable in series................      --        --        --            --
Common stock, $3 par value.........    1,822         2        (2)(a)     2,122
                                                             300 (a)
Additional paid-in capital.........    2,107     1,951      (298)(a)     3,571
                                                            (189)(d)
Retained earnings..................    8,487       113       (73)(c)     8,527
Non-owner changes to equity........    1,262        42       --          1,304
Less treasury stock, at cost.......      --       (189)      189 (d)       --
                                     -------    ------      ----       -------
  Total stockholders' equity.......   13,678     1,919       (73)       15,524
                                     -------    ------      ----       -------
  Total liabilities and
   stockholders' equity............  $31,747    $2,389      $ (4)      $34,132
                                     =======    ======      ====       =======

  See accompanying notes to unaudited pro forma combined financial statements.

              Unaudited Pro Forma Combined Statement of Operations

                         Six Months Ended July 3, 1999
                      (in millions, except per share data)

                                                 General
                                       Motorola Instrument              Motorola
                                       July 3,   June 30,   Pro Forma     Pro
                                         1999      1999    Adjustments   Forma
                                       -------- ---------- -----------  --------
Net sales............................. $14,745    $1,046      $(25)(b)  $15,766
                                       -------    ------      ----      -------
Costs and expenses:
  Manufacturing and other costs of
   sales..............................   8,641       733       (25)(b)    9,349
  Selling, general and administrative
   expenses...........................   2,803        96        --        2,899
  Research & development
   expenditures.......................   1,555        74        --        1,629
  Depreciation expense................   1,114        29        --        1,143
  Interest (income) expense, net......      93        (8)       --           85
                                       -------    ------      ----      -------
    Total costs and expenses.......... $14,206    $  924      $(25)     $15,105
                                       -------    ------      ----      -------
  Earnings before income taxes........     539       122        --          661
  Income tax provision................     162        45        --          207
                                       -------    ------      ----      -------
  Net earnings........................ $   377    $   77      $ --      $   454
                                       =======    ======      ====      =======
Net earnings per common share:
  Basic............................... $  0.63    $ 0.44                $  0.65
                                       =======    ======                =======
  Diluted............................. $  0.61    $ 0.41                $  0.62
                                       =======    ======                =======
Weighted average common shares
 outstanding:
  Basic...............................   603.4     174.1                  703.5
                                       =======    ======                =======
  Diluted.............................   619.8     188.9                  728.4
                                       =======    ======                =======

  See accompanying notes to unaudited pro forma combined financial statements.

              Unaudited Pro Forma Combined Statement of Operations

                         Six Months Ended June 27, 1998
                      (in millions, except per share data)

                                                General
                                     Motorola  Instrument
                                     June 27,   June 30,   Pro Forma   Motorola
                                       1998       1998    Adjustments  Pro Forma
                                     --------  ---------- -----------  ---------
Net sales........................... $13,909     $  905      $ (23)(b)  $14,791
                                     -------     ------      -----      -------
Costs and expenses:
  Manufacturing and other costs of
   sales............................   8,445        657        (23)(b)    9,079
  Selling, general and
   administrative expenses..........   2,550        115        --         2,665
  Restructuring and other charges...   1,980        --         --         1,980
  Research & development
   expenditures.....................   1,425        150        --         1,575
  Depreciation expense..............   1,058         26        --         1,084
  Interest expense, net.............      91          1        --            92
                                     -------     ------      -----      -------
  Total costs and expenses.......... $15,549     $  949      $ (23)     $16,475
                                     -------     ------      -----      -------
Loss before income taxes............  (1,640)       (44)       --        (1,684)
Income tax benefit..................    (492)       (14)       --          (506)
                                     -------     ------      -----      -------
Net loss............................ $(1,148)    $  (30)     $ --       $(1,178)
                                     =======     ======      =====      =======
Net loss per common share:
  Basic............................. $ (1.92)    $(0.20)                $ (1.72)
                                     =======     ======                 =======
  Diluted........................... $ (1.92)    $(0.20)                $ (1.72)
                                     =======     ======                 =======
Weighted average common shares
 outstanding:
  Basic.............................   597.6      150.5                   684.1
                                     =======     ======                 =======
  Diluted...........................   597.6      150.5                   684.1
                                     =======     ======                 =======

  See accompanying notes to unaudited pro forma combined financial statements.

              Unaudited Pro Forma Combined Statement of Operations

                          Year Ended December 31, 1998
                      (in millions, except per share data)

                                               General
                                   Motorola   Instrument
                                   December    December   Pro Forma   Motorola
                                   31, 1998    31, 1998  Adjustments  Pro Forma
                                   ---------  ---------- -----------  ---------
Net sales......................... $  29,398   $ 1,988      $ (50)(b) $ 31,336
                                   ---------   -------      -----     --------
Costs and expenses:
  Manufacturing and other costs of
   sales..........................    18,043     1,399        (50)(b)   19,392
  Selling, general and
   administrative expenses........     5,443       213        --         5,656
  Restructuring and other
   charges........................     1,980       --         --         1,980
  Research & development
   expenditures...................     2,893       225        --         3,118
  Depreciation expense............     2,197        58        --         2,255
  Interest (income) expense, net..       216        (1)       --           215
                                   ---------   -------      -----     --------
    Total costs and expenses...... $  30,772   $ 1,894      $ (50)    $ 32,616
                                   ---------   -------      -----     --------
Earnings (loss) before income
 taxes............................    (1,374)       94        --        (1,280)
Income tax provision (benefit)....      (412)       39        --          (373)
                                   ---------   -------      -----     --------
Net earnings (loss)............... $    (962)  $    55      $ --      $   (907)
                                   =========   =======      =====     ========
Net earnings (loss) per common
 share:
  Basic........................... $   (1.61)  $  0.35                $  (1.31)
                                   =========   =======                ========
  Diluted......................... $   (1.61)  $  0.33                $  (1.31)
                                   =========   =======                ========
Weighted average common shares
 outstanding:
  Basic...........................     598.6     159.5                   690.3
                                   =========   =======                ========
  Diluted.........................     598.6     169.0                   690.3
                                   =========   =======                ========

  See accompanying notes to unaudited pro forma combined financial statements.

              Unaudited Pro Forma Combined Statement of Operations

                          Year Ended December 31, 1997
                      (in millions, except per share data)

                                             General
                                   Motorola Instrument
                                   December  December   Pro Forma      Motorola
                                   31, 1997  31, 1997  Adjustments     Pro Forma
                                   -------- ---------- -----------     ---------
Net Sales......................... $29,794   $ 1,764    $    (63) (b)   $31,495
                                   -------   -------    --------        -------
Costs and expenses:
  Manufacturing and other costs of
   sales..........................  17,283     1,309         (63) (b)    18,529
  Selling, general and
   administrative expenses........   5,160       213         --           5,373
  Restructuring and other
   charges........................     327       --          --             327
  Research & development
   expenditures...................   2,748       182         --           2,930
  Depreciation expense............   2,329        65         --           2,394
  Interest expense, net...........     131         5         --             136
                                   -------   -------    --------        -------
  Total costs and expenses........ $27,978   $ 1,774    $    (63)       $29,689
                                   -------   -------    --------        -------
Earnings (loss) before income
 taxes............................   1,816       (10)        --           1,806
Income tax provision..............     636         6         --             642
                                   -------   -------    --------        -------
Net earnings (loss)............... $ 1,180   $   (16)   $    --         $ 1,164
                                   =======   =======    ========        =======
Net earnings (loss) per common
 share:
  Basic........................... $  1.98   $ (0.11)                   $  1.71
                                   =======   =======                    =======
  Diluted......................... $  1.94   $ (0.11)                   $  1.67
                                   =======   =======                    =======
Weighted average common shares
 outstanding:
  Basic...........................   595.5     147.5                      680.3
                                   =======   =======                    =======
  Diluted.........................   612.2     147.5                      697.6
                                   =======   =======                    =======

  See accompanying notes to unaudited pro forma combined financial statements.

              Unaudited Pro Forma Combined Statement of Operations

                          Year Ended December 31, 1996
                      (in millions, except per share data)

                                               General
                                  Motorola    Instrument
                                December 31, December 31,  Pro Forma   Motorola
                                    1996         1996     Adjustments  Pro Forma
                                ------------ ------------ -----------  ---------
Net sales......................   $27,973       $1,756       $(72)(b)   $29,657
                                  -------       ------       ----       -------
Costs and expenses:
  Manufacturing and other costs
   of sales....................    16,610        1,316        (72)(b)    17,854
  Selling, general and
   administrative expenses.....     4,701          326        --          5,027
  Research & development
   expenditures................     2,394          178        --          2,572
  Depreciation expense.........     2,308           59        --          2,367
  Interest expense, net........       185           26        --            211
                                  -------       ------       ----       -------
    Total costs and expenses...   $26,198       $1,905       $(72)      $28,031
                                  -------       ------       ----       -------
Earnings (loss) before income
 taxes.........................     1,775         (149)       --          1,626
Income tax provision
 (benefit).....................       621          (53)       --            568
                                  -------       ------       ----       -------
Net earnings (loss)............   $ 1,154       $  (96)      $--        $ 1,058
                                  =======       ======       ====       =======
Net earnings (loss) per common
 share:
  Basic........................   $  1.95       $(0.65)                 $  1.56
                                  =======       ======                  =======
  Diluted......................   $  1.90       $(0.65)                 $  1.52
                                  =======       ======                  =======
Weighted average common shares
 outstanding:
  Basic........................     592.5        147.3                    677.2
                                  =======       ======                  =======
  Diluted......................     609.0        147.3                    694.3
                                  =======       ======                  =======

  See accompanying notes to unaudited pro forma combined financial statements.

           Notes to Unaudited Pro Forma Combined Financial Statements
                      (in millions, except per share data)

Note 1: Pro Forma Adjustments

(a) The pro forma amount assumes 100 million shares of Motorola common stock are issued in the merger, based on the exchange ratio of 0.575 shares of Motorola common stock for each share of General Instrument common stock and the number of shares of General Instrument common stock outstanding as of July 3, 1999. The actual number of shares of Motorola common stock to be issued will be determined at the time the merger is completed, based upon the number of shares of General Instrument common stock then outstanding.

                                                                       Common
                                                                        Stock
                                                                     Outstanding
                                                                     -----------
      General Instrument Common Stock Issued........................    180.9
      Less: Treasury Stock..........................................     (7.6)
                                                                       ------
      General Instrument Common Stock Outstanding...................    173.3
      Exchange Ratio................................................    0.575
                                                                       ------
      Motorola Common Shares to be Exchanged........................      100
      Motorola Common Stock Par Value...............................   $ 3.00
                                                                       ------
      Par Value of Motorola Common Stock to be Issued...............   $  300
                                                                       ======

(b) Prior to the merger, Motorola acted as a supplier of certain products to General Instrument. At that time, those sales were treated as arm's-length transactions between unrelated parties. As a combined entity, these transactions are classified as intercompany transactions and must be eliminated when preparing the pro forma combined financial statements.

(c) Adjusted to reflect incurrence of an estimated $73 of non-recurring merger-related costs. These costs include fees for financial advisors, legal advisors, accountants, printing costs, registration and transfer fees and other nominal charges. This amount does not include costs which will be incurred to integrate and restructure the operations of Motorola and General Instrument.

(d) In the application of the pooling of interests method, treasury stock of the entity being combined is presented in the financial statements of the combined enterprise as if it were retired on the date the pooling of interest is completed.

Note 2: Earnings Per Share

The calculation of basic and diluted net earnings (loss) per common share for the pro forma statements of operations uses the applicable weighted average number of outstanding shares of Motorola and General Instrument common stock adjusted to equivalent shares of Motorola common stock. In calculating net earnings (loss) per common share for the year ended December 31, 1998 and the six months ended June 27, 1998, common stock equivalent shares consisting of stock options and convertible securities have been excluded because their inclusion would have been antidilutive.

Note 3: Reclassifications

Certain historical amounts have been reclassified to conform with the pro forma combined presentation.

                     DESCRIPTION OF MOTOROLA CAPITAL STOCK

   The following description of certain terms of the capital stock of Motorola does not purport to be complete and is qualified in its entirety by reference to the Motorola certificate of incorporation. For more information as to how you can obtain the Motorola certificate of incorporation, see "Where You Can Find More Information."

Motorola Common Stock

   The Motorola certificate of incorporation authorizes Motorola to issue up to 1,400,000,000 Motorola shares, par value $3.00 per share. Each Motorola share is entitled to one vote, in person or by proxy, at any and all meetings of the Motorola stockholders on all propositions before such meetings and on all elections of directors of Motorola. The Motorola certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Motorola preferred stock created by the Motorola Board from time to time, the holders of Motorola common stock are entitled to dividends only if, when and as the dividends are declared by the Motorola Board and as may be permitted by law, and, upon liquidation, will be entitled to receive pro rata all assets of Motorola available for
distribution to such holders. As of [            ], 1999, [          ] Motorola
shares were issued and outstanding, held by approximately [      ] holders of
record. For a description of voting requirements and change of control restrictions, see "--Motorola Rights Plan" and "Comparison of Certain Rights of Stockholders of Motorola and General Instrument."

Motorola Preferred Stock

   Motorola is also authorized to issue 500,000 shares of preferred stock, par value $100 per share, of Motorola from time to time in one or more series and with such designation for each such series as determined by the Motorola Board. The Motorola Board may, without further action by the Motorola stockholders, issue a series of Motorola preferred stock and state and fix the rights and preferences of those shares, including:

  .  the voting powers, if any, of the holders of stock of such series;

  . the rate per annum and the times at and conditions upon which the holders of stock of such series will be entitled to receive dividends, and whether such dividends will be cumulative or noncumulative and, if cumulative, the terms upon which such dividends will be cumulative;

  . the price or prices and the time or times at and the manner in which the stock of such series will be redeemable;

  . the right to which the holders of the shares of stock of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding-up of Motorola;

  . the terms, if any, upon which shares of stock of such series shall be convertible into, or exchangeable for, shares of any stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

  . any other designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof so far as they are not inconsistent with the provisions of the Motorola certificate of incorporation, as amended, and to the full extent now or hereafter permitted by the laws of Delaware.

   On November 5, 1998, the Motorola Board designated a series of Motorola preferred stock, Junior Participating Preferred Stock, Series B (the "Series B Preferred Stock") and authorized 250,000 shares for issuance in connection with
the adoption of the Motorola rights plan. As of [         ], 1999, no shares of
Motorola preferred stock of any series were outstanding.

Motorola Rights Plan

   On November 5, 1998, the Motorola Board authorized the issuance of one preferred share purchase right (a "Right") for each outstanding Motorola share, pursuant to a Rights Agreement between Motorola and Harris Trust and Savings Bank, as Rights Agent. Each Right entitles the registered holder to purchase from Motorola one ten-thousandth of a share of Series B Preferred Stock at an exercise price of $200 per one ten-thousandth of a share of Series B Preferred Stock, subject to adjustment. The Rights become exercisable on the earlier of:

  . the tenth day after a public announcement that a person or group of affiliated or associated persons has acquired or obtained the right to acquire 10% or more of the outstanding Motorola shares (thereby becoming an "Acquiring Person"); and

  . the tenth business day after the commencement or public disclosure of an intention to commence a tender offer or exchange offer by a person other than an exempt person if, upon completion of the offer, such person could become an Acquiring Person.

   A majority of the Motorola Board may elect to defer the date on which the Rights become exercisable. The Rights expire on November 20, 2008 unless earlier redeemed or exchanged by Motorola as described below.

   If a person or group becomes an Acquiring Person, each holder of a Right (except those held by the Acquiring Person and its affiliates and associates) will have the right to purchase, upon exercise, Motorola shares (or, in certain circumstances, shares of Series B Preferred Stock, common stock equivalents or cash) having a value equal to two times the exercise price of the Right. In addition, in the event that, at the time or after a person becomes an Acquiring Person, Motorola is involved in a merger or other business combination in which
(1) Motorola is not the surviving corporation, (2) Motorola common stock is changed or exchanged, or (3) 50% or more of Motorola's consolidated assets or earning power are sold, then each Right (other than Rights that are or were owned by the Acquiring Person and certain related persons and transferees, which will thereafter be void) will thereafter be exercisable for a number of shares of common stock of the acquiring company having a market value of two times the exercise price of the Right. In addition, at any time after any person or group becomes an Acquiring Person and before any person acquires 50% or more of the outstanding Motorola shares and before a business combination occurs, the Motorola Board may exchange the Rights (other than Rights owned by the Acquiring Person which will have become void), in whole or in part, at an exchange ratio of one Motorola share, or one ten-thousandth of a share of Series B Preferred Stock (or a common stock equivalent), per Right (subject to adjustment).

   The Motorola Board may redeem all but not less than all Rights at a redemption price of $.01 per Right at any time prior to the time that a person or a group has become an Acquiring Person. Immediately upon redemption, the right to exercise will terminate, and the only right of holders will be to receive the redemption price. As long as the Rights are redeemable, the terms of the Rights may be amended by the Motorola Board in its discretion without the consent of the Rights holders. After that time, no amendment may adversely affect the interests of the Rights holder (other than the Acquiring Person).

   The Rights will not prevent a takeover of Motorola. The Rights, however, may have certain antitakeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Motorola on terms not approved by the Motorola Board or make the acquisition of Motorola substantially more costly, unless the Motorola Board redeems the Rights prior to the person becoming an Acquiring Person. The Rights should not interfere with any merger or other business combination approved by the Motorola Board because of the Board's ability to redeem the Rights or amend the Motorola rights plan. A description of the Motorola rights plan specifying the terms of the Rights and the Series B Preferred Stock has been included in reports filed by Motorola under the Securities Exchange Act of 1934, as amended. See "Where You Can Find More Information." This summary description is qualified in its entirety by reference to the Motorola rights plan.

   Each Motorola share issued in the merger will have a corresponding Right attached to it.

Transfer Agent and Registrar

   Harris Trust and Savings Bank is the transfer agent and registrar for the Motorola common stock.

                  COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS
                       OF MOTOROLA AND GENERAL INSTRUMENT

   Upon completion of the merger, the stockholders of General Instrument will become stockholders of Motorola, and the Motorola certificate of incorporation and the Motorola by-laws will govern the rights of former General Instrument stockholders. Both Motorola and General Instrument are incorporated under Delaware law and are subject to the Delaware General Corporation Law.

   The following is a summary of material differences between the rights of holders of Motorola common stock and the rights of holders of General Instrument common stock. These differences arise from differences between the Motorola certificate of incorporation and the Motorola by-laws, on the one hand, and the General Instrument certificate of incorporation and the General Instrument by-laws, on the other hand. See "Description of Motorola Capital Stock." This discussion is not, and does not purport to be, complete or to identify all differences that may, under given situations, be material to stockholders. The following summaries are qualified in their entirety by reference to the Motorola certificate of incorporation and the Motorola by-laws, which are filed as exhibits to Motorola's Annual Report on Form 10-K for the year ended December 31, 1998, and to the General Instrument certificate of incorporation and the General Instrument by-laws, which are filed as exhibits to Motorola's Annual Report on Form 10-K for the year ended December 31, 1998. To obtain these documents, see "Where You Can Find More Information."

                      General Instrument                   Motorola
                      Stockholder Rights              Stockholder Rights
                      ------------------              ------------------
Authorized      The authorized capital stock of The authorized capital stock of
Capital Stock:  General Instrument consists of  Motorola consists of 1.4
                400 million shares of common    billion shares of common stock
                stock and 20 million shares of  and 500,000 shares of preferred
                preferred stock.                stock.
Number of       The General Instrument          The Motorola by-laws provide
Directors:      certificate of incorporation    that the Motorola Board shall
                provides that the General       consist of 16 directors or such
                Instrument Board has exclusive  other number that the Motorola authority to fix the number of  Board may fix. The Motorola
                directors pursuant to a         Board currently consists of 15
                resolution adopted by a         directors.
                majority of the directors of
                General Instrument, but the
                number cannot be less than
                three. General Instrument
                currently has six directors,
                plus one vacancy.
Classification  The General Instrument Board is Motorola does not have a
of Board of     divided into three classes,     classified board.
Directors:      with each class serving a
                staggered three-year term.
Quorum for                                      The Motorola by-laws state that
Meeting of                                      one-third of the number of
Directors:      The General Instrument by-laws  directors fixed in accordance provide that a majority of the  with the provisions of the entire General Instrument Board Motorola by-laws shall
                shall constitute a quorum.      constitute a quorum.
Election of     Pursuant to Delaware law,       The Motorola by-laws provide
 Directors:     directors are elected by a      that directors shall be elected
                plurality of the General        by the affirmative vote of a
                Instrument shares represented   plurality of the Motorola
                at the meeting and entitled to  shares represented at the
                vote on the election of         meeting and entitled to vote on
                directors.                      the election of directors.

                     General Instrument                   Motorola
                     Stockholder Rights              Stockholder Rights
                     ------------------              ------------------
Removal of     The General Instrument          The Motorola certificate of
Directors:     certificate of incorporation    incorporation and the Motorola
               provides that directors may     by-laws contain no specific
               only be removed for cause, at a provision regarding removal.
               meeting called for such         Delaware law provides that in
               purpose, and only by a vote of  the absence of such a
               the holders of a majority of    provision, directors of a
               the voting power of General     corporation may be removed with
               Instrument capital stock        or without cause by the holders
               entitled to vote in the         of a majority of the shares
               election of directors, voting   entitled to vote at an election
               as a single class.              of directors.
Amendment of                                   The Motorola by-laws provide
By-Laws:                                       that the by-laws may be
                                               altered, amended or repealed
                                               and new by-laws may be adopted
                                               at any meeting of the Motorola
                                               Board by a majority vote of the
                                               directors present at the
               The General Instrument by-laws  meeting. Delaware law provides
               may be altered, repealed,       that stockholders entitled to
               amended or rescinded, or new    vote also have the power to
               by-laws may be adopted, either  adopt, amend or repeal the by-
               by the affirmative vote of      laws. Amendment of the Motorola
               holders of at least a majority  by-laws by the Motorola
               of the voting power of all of   stockholders requires the
               the issued and outstanding      affirmative vote of holders of
               shares of capital stock of      a majority of the shares of
               General Instrument entitled to  voting stock represented at the
               vote on such amendment or by    meeting and entitled to vote on
               the General Instrument Board.   that subject matter.
Voting Stock:  The outstanding voting
               securities of General           The outstanding voting
               Instrument are the General      securities of Motorola are the
               Instrument common stock.        Motorola common stock.
Stockholder    Each General Instrument share   As discussed in "Description of
Rights Plan:   has attached to it one          Motorola Capital Stock--
               preferred share purchase right  Motorola Rights Plan," each issued pursuant to the General  Motorola share has attached to
               Instrument rights plan. General it one Right issued pursuant to
               Instrument has taken all action the Motorola rights plan.
               necessary to render the rights
               issued pursuant to the General
               Instrument rights plan
               inapplicable to the merger and
               the related agreements and
               transactions.
Special        The chairman, the president or  The Motorola by-laws provide
Meetings of    the General Instrument Board    that either the Motorola Board
Stockholders:  may call a special meeting for  or its chairman may call a
               any purpose. The secretary of   special meeting.
               General Instrument shall call a
               special meeting upon the
               written request of stockholders
               holding at least a majority of
               the voting power of the issued
               and outstanding shares of
               capital stock entitled to vote
               at such meeting.

                                    EXPERTS

   The consolidated financial statements and schedule of Motorola and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, incorporated by reference herein, have been audited by KPMG LLP, independent certified public accountants. Such financial statements and schedule have been incorporated by reference herein in reliance upon the reports with respect thereto of KPMG LLP, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


   The combined financial statements of The Hits Access and Control Division as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included in the Form 8-K of General Instrument and incorporated by reference herein, have been audited by KPMG LLP, independent certified public accountants. Such financial statements have been incorporated by reference herein in reliance upon the report with respect thereto of KPMG LLP, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The financial statements and the related financial statement schedule incorporated in this proxy statement/prospectus by reference from General Instrument's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             LEGAL AND TAX MATTERS

   The validity of the Motorola shares to be issued in connection with the merger is being passed upon for Motorola by Donald F. McLellan, Esq., Senior Transactions Counsel, Motorola Corporate Law Department. As of October 8, 1999, Mr. McLellan owned 174 Motorola shares and held options to purchase an additional 4,300 Motorola shares (of which 2,600 were vested).

   Certain of the tax consequences of the merger will be passed upon at the Effective Time, as a condition to the merger, by KPMG LLP, tax advisor to Motorola, and by Simpson Thacher & Bartlett, counsel to General Instrument. See "The Merger Agreement--Conditions."

                      SUBMISSION OF STOCKHOLDER PROPOSALS

   In the event that we do not complete the merger, there will be an annual meeting of the General Instrument stockholders in 2000. Stockholders who intend to present proposals at the 2000 annual meeting, and who wish to have such proposals included in the proxy statement for such meeting, must submit such proposals in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Secretary, General Instrument Corporation, 101 Tournament Drive, Horsham, Pennsylvania 19044, and such notice must be received no later than December 15, 1999. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in General Instrument's proxy statement for its 2000 annual meeting.

   In addition, under General Instrument's by-laws, stockholders must comply with specified procedures to nominate directors or introduce an item of business at the 2000 annual meeting. Nominations or an item of business to be introduced at an annual meeting must be submitted in writing and received by General Instrument generally not less than 60 days nor more than 90 days in advance of an annual meeting. To be in proper written form, a stockholder's notice must contain the specific information required by General Instrument's by-laws. A copy of the by-laws which describes the advance notice procedures can be obtained from the Secretary of General Instrument.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This proxy statement/prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of forward-looking words or phrases including, but not limited to, "intended," "will be positioned," "expects," "expected," "anticipates," and "anticipated." These forward-looking statements are based on current expectations of Motorola or General Instrument, as the case may be. All statements other than statements of historical facts included in this proxy statement/prospectus, including those regarding the financial position, results of operations, cash flows, business strategy, projected costs, growth opportunities for existing products, benefits from new technology and plans and objectives of management for future operations of Motorola or General Instrument, as the case may be, are forward-looking statements. Although Motorola or General Instrument believes that the expectations of Motorola or General Instrument, as the case may be, reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Because forward-looking statements involve risks and uncertainties, the actual results of Motorola and General Instrument, as the case may be, could differ materially. Important factors that could cause actual results to differ materially from the expectations of Motorola or General Instrument, as the case may be ("Cautionary Statements"), are disclosed under "Risk Factors Relating to the Merger," "Reasons for the Merger," and elsewhere in this proxy statement/prospectus and in Motorola's and General Instrument's SEC filings listed on page 70. These forward-looking statements represent the judgment of Motorola or General Instrument, as the case may be, as of the date of this proxy statement/prospectus. All subsequent written and oral forward-looking statements attributable to Motorola or General Instrument or persons acting on behalf of Motorola or General Instrument are expressly qualified in their entirety by the Cautionary Statements. Motorola and General Instrument disclaim, however, any intent or obligation to update their respective forward-looking statements.

                      WHERE YOU CAN FIND MORE INFORMATION

   Motorola and General Instrument file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

   Motorola filed a registration statement on Form S-4 to register with the SEC the Motorola common stock to be issued to General Instrument stockholders in the merger. This proxy statement/prospectus is a part of the Motorola registration statement and constitutes both a prospectus of Motorola and a proxy statement of General Instrument for its special meeting.

   As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the Motorola registration statement or the exhibits to the Motorola registration statement.

   The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.

Motorola SEC Filings (File No. 1-07221)                               Period
---------------------------------------                               ------
Annual Report on Form 10-K                   Year ended December 31, 1998
Quarterly Reports on Form 10-Q               Quarters ended April 3, 1999 and July 3, 1999
Current Reports on Form 8-K                  Filed on September 16, 1999
Proxy Statement                              Dated March 23, 1999
The description of Motorola's common stock
 contained in its Registration Statement on
 Form 8-B dated July 2, 1973, including any
 amendments or reports filed for the
 purpose of updating such description.
The description of the Rights contained in
 its Registration Statement on Form 8-A
 dated November 5, 1998, including any
 amendment or report filed for the purpose
 of updating such description.
General Instrument SEC Filings (File No. 1-
12925)                                                                Period
-------------------------------------------                           ------
Annual Report on Form 10-K                   Year ended December 31, 1998
Quarterly Reports on Form 10-Q               Quarters ended March 31, 1999 and June 30, 1999
Current Reports on Form 8-K                  Filed on January 28, 1999, April 2, 1999, April 5, 1999,
                                              August 27, 1999, September 17, 1999,
                                              September 23, 1999 and October 7, 1999
Proxy Statement                              Dated April 14, 1999

   Motorola and General Instrument also incorporate by reference into this proxy statement/prospectus additional documents that may be filed with the SEC from the date of this proxy statement/prospectus to the date of the General Instrument special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   Motorola has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Motorola, and General Instrument has supplied all such information relating to General Instrument.

   If you are a stockholder, we may already have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

       Motorola, Inc.                      General Instrument Corporation
       1303 East Algonquin Road            101 Tournament Drive
       Schaumburg, Illinois 60196          Horsham, Pennsylvania 19044
       Tel: (800) 262-8509                 Tel: (215) 323-1000
       Attn.: Investor Relations           Attn.: Investor Relations
       website: www.motorola.com/investor  website: www.gi.com

   If you would like to request documents from us, please do so by [
    ] to receive them before the General Instrument special meeting.

   You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the transactions. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy
statement/prospectus is dated [           ], 1999. You should not assume that
the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Motorola common stock in the merger shall create any implication to the contrary.

                                                                      APPENDIX A



                          Agreement and Plan of Merger

                                  By and Among

                                Motorola, Inc.,

                           Lucerne Acquisition Corp.

                                      and

                         General Instrument Corporation

                         Dated as of September 14, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

                                   ARTICLE I

                                   The Merger

 SECTION 1.1.  The Merger...............................................    A-1
 SECTION 1.2.  Effective Time...........................................    A-1
 SECTION 1.3.  Effect of the Merger.....................................    A-1
 SECTION 1.4.  Certificate of Incorporation; By-laws....................    A-2
 SECTION 1.5.  Directors and Officers...................................    A-2

                                   ARTICLE II

               Conversion of Securities; Exchange of Certificates

 SECTION 2.1.  Conversion of Securities.................................    A-2
 SECTION 2.2.  Exchange of Certificates.................................    A-2
 SECTION 2.3.  Stock Transfer Books.....................................    A-5
 SECTION 2.4.  Stock Options............................................    A-5
 SECTION 2.5   Warrants.................................................    A-5

                                  ARTICLE III

                 Representations and Warranties of the Company

 SECTION 3.1.  Organization and Qualification; Subsidiaries.............    A-6
 SECTION 3.2.  Certificate of Incorporation and By-laws; Corporate Books    A-6
               and Records..............................................
 SECTION 3.3.  Capitalization...........................................    A-6
 SECTION 3.4.  Authority Relative to This Agreement.....................    A-7
 SECTION 3.5.  No Conflict; Required Filings and Consents...............    A-8
 SECTION 3.6.  Permits; Compliance With Law.............................    A-9
 SECTION 3.7.  SEC Filings; Financial Statements........................    A-9
 SECTION 3.8.  Absence of Certain Changes or Events.....................   A-10
 SECTION 3.9.  Employee Benefit Plans; Labor Matters....................   A-11
 SECTION 3.10. Accounting and Tax Matters...............................   A-12
 SECTION 3.11. Contracts; Debt Instruments..............................   A-13
 SECTION 3.12. Litigation...............................................   A-13
 SECTION 3.13. Environmental Matters....................................   A-14
 SECTION 3.14. Intellectual Property....................................   A-14
 SECTION 3.15. Taxes....................................................   A-15
 SECTION 3.16. Insurance................................................   A-16
 SECTION 3.17. Opinion of Financial Advisors............................   A-16
 SECTION 3.18. Vote Required............................................   A-16
 SECTION 3.19. Brokers..................................................   A-17
 SECTION 3.20. Year 2000 Compliance.....................................   A-17
 SECTION 3.21. Disclosure...............................................   A-17

                                                                           Page
                                                                           ----

                                   ARTICLE IV

            Representations and Warranties of Parent and Merger Sub

 SECTION 4.1.  Organization and Qualification; Subsidiaries.............   A-17
 SECTION 4.2.  Certificate of Incorporation and By-laws; Corporate Books   A-17
               and Records..............................................
 SECTION 4.3.  Capitalization...........................................   A-18
 SECTION 4.4.  Authority Relative to This Agreement.....................   A-18
 SECTION 4.5.  No Conflict; Required Filings and Consents...............   A-18
 SECTION 4.6.  SEC Filings; Financial Statements........................   A-19
 SECTION 4.7.  Absence of Certain Changes or Events.....................   A-19
 SECTION 4.8.  Accounting and Tax Matters...............................   A-19
 SECTION 4.9.  Ownership of Merger Sub; No Prior Activities.............   A-20
 SECTION 4.10. Opinion of Financial Advisor.............................   A-20
 SECTION 4.11. Brokers..................................................   A-20
 SECTION 4.12. Disclosure...............................................   A-20

                                   ARTICLE V

                                   Covenants

 SECTION 5.1.  Conduct of Business by the Company Pending the Closing...   A-20
 SECTION 5.2.  Conduct of Business by Parent Pending the Closing........   A-21
 SECTION 5.3.  Cooperation..............................................   A-23
 SECTION 5.4.  Next Level Communications................................   A-23

                                   ARTICLE VI

                             Additional Agreements

 SECTION 6.1.  Registration Statement; Proxy Statement..................   A-23
 SECTION 6.2.  Stockholders' Meetings...................................   A-24
 SECTION 6.3.  Access to Information; Confidentiality...................   A-25
 SECTION 6.4.  No Solicitation of Transactions..........................   A-25
 SECTION 6.5.  Appropriate Action; Consents; Filings....................   A-25
 SECTION 6.6.  Pooling..................................................   A-27
 SECTION 6.7.  Letters of Accountants...................................   A-27
 SECTION 6.8.  Certain Notices..........................................   A-27
 SECTION 6.9.  Pooling Affiliates.......................................   A-28
 SECTION 6.10. Public Announcements.....................................   A-28
 SECTION 6.11. Stock Exchange Listing...................................   A-28
 SECTION 6.12. Employee Benefit Matters.................................   A-28
 SECTION 6.13. Certain Employment Arrangements..........................   A-29
 SECTION 6.14. Indemnification of Directors and Officers................   A-29
 SECTION 6.15. Plan of Reorganization...................................   A-30

                                  ARTICLE VII

                               Closing Conditions

 SECTION 7.1.  Conditions to Obligations of Each Party Under This          A-30
               Agreement................................................
 SECTION 7.2.  Additional Conditions to Obligations of Parent and Merger   A-30
               Sub......................................................
 SECTION 7.3.  Additional Conditions to Obligations of the Company......   A-30

                                                                            Page
                                                                            ----

                                  ARTICLE VIII

                       Termination, Amendment and Waiver

 SECTION 8.1.  Termination................................................  A-32
 SECTION 8.2.  Effect of Termination......................................  A-33
 SECTION 8.3.  Amendment..................................................  A-33
 SECTION 8.4.  Waiver.....................................................  A-33
 SECTION 8.5.  Fees and Expenses..........................................  A-34

                                   ARTICLE IX

                               General Provisions

 SECTION 9.1.  Non-Survival of Representations and Warranties.............  A-34
 SECTION 9.2.  Notices....................................................  A-34
 SECTION 9.3.  Certain Definitions........................................  A-35
 SECTION 9.4.  Headings...................................................  A-35
 SECTION 9.5.  Severability...............................................  A-35
 SECTION 9.6.  Entire Agreement...........................................  A-35
 SECTION 9.7.  Assignment.................................................  A-35
 SECTION 9.8.  Parties in Interest........................................  A-35
 SECTION 9.9.  Mutual Drafting............................................  A-36
 SECTION 9.10. Governing Law..............................................  A-36
 SECTION 9.11. Counterparts...............................................  A-36

 EXHIBIT A      VOTING AGREEMENT
 EXHIBIT B      CERTAIN EMPLOYMENT MATTERS
 EXHIBIT 6.9(a) FORM OF COMPANY AFFILIATE LETTER

                             INDEX OF DEFINED TERMS

                                                                  Section
                                                                  -------
 Acquisition Agreement.................................... Section 6.4(d)
 Acquisition Proposal..................................... Section 6.4(c)
 affiliate................................................ Section 9.3(a)
 Agreement................................................ Preamble
 Benefit Plans............................................ Section 6.12(a)
 Blue Sky Laws............................................ Section 3.5(b)
 Business Day............................................. Section 9.3(b)
 CERCLA................................................... Section 3.13
 Certificate of Merger.................................... Section 1.2
 Certificates............................................. Section 2.2(b)
 Code..................................................... Preamble
 Company.................................................. Preamble
 Company Benefit Plans.................................... Section 3.9(a)
 Company Breakup Fee...................................... Section 8.2(b)
 Company By-laws.......................................... Section 3.2(a)
 Company Certificate...................................... Section 3.2(a)
 Company Common Stock..................................... Section 2.1(a)
 Company Disclosure Schedule.............................. Article III Preamble
 Company Employees........................................ Section 6.12(a)
 Company Financial Advisor................................ Section 3.17
 Company Material Adverse Effect.......................... Section 3.1
 Company Material Contract................................ Section 3.11
 Company Option........................................... Section 2.4
 Company Permits.......................................... Section 3.6
 Company Preferred Stock.................................. Section 3.3
 Company Rights Agreement................................. Section 3.4
 Company SEC Filings...................................... Section 3.7(a)
 Company Stock Option Plans............................... Section 2.4
 Company Stockholders' Meeting............................ Section 6.2(a)
 Company Subsidiaries..................................... Section 3.1
 Confidentiality Agreement................................ Section 6.3(b)
 Control.................................................. Section 9.3(c)
 DGCL..................................................... Preamble
 Distribution Agreement................................... Section 3.7(d)
 Effective Time........................................... Section 1.2
 Environmental Laws....................................... Section 3.13
 Environmental Permits.................................... Section 3.13
 ERISA.................................................... Section 3.9(a)
 Excess Shares............................................ Section 2.2(e)(2)
 Exchange Act............................................. Section 3.5(b)
 Exchange Agent........................................... Section 2.2(a)
 Exchange Fund............................................ Section 2.2(a)
 Exchange Ratio........................................... Section 2.1(a)
 GAAP..................................................... Section 3.7(b)
 Governmental Entity...................................... Section 3.5(b)
 Hazardous Materials...................................... Section 3.13
 HSR Act.................................................. Section 3.5(b)
 Indemnified Parties...................................... Section 6.14(b)
 Insurance Amount......................................... Section 6.14(c)

                                                                   Section
                                                                   -------
 Intellectual Property..................................... Section 3.14
 IRS....................................................... Section 3.9(a)
 knowledge................................................. Section 9.3(d)
 Law....................................................... Section 3.5(a)
 Material Intellectual Property............................ Section 3.14(b)
 Merger.................................................... Preamble
 Merger Consideration...................................... Section 8.3
 Merger Sub................................................ Preamble
 Merger Sub Common Stock................................... Section 2.1(c)
 Multiemployer Plan........................................ Section 3.9(b)
 Multiple Employer Plan.................................... Section 3.9(b)
 1997 Plan................................................. Section 2.4
 1999 Plan................................................. Section 2.4
 NL........................................................ Section 3.7(a)
 NLP....................................................... Section 3.7(b)
 NYSE...................................................... Section 2.2(e)(2)
 Parent.................................................... Preamble
 Parent Common Stock....................................... Section 2.1(a)
 Parent Disclosure Schedule................................ Article IV Preamble
 Parent Financial Advisor.................................. Section 4.10
 Parent Material Adverse Effect............................ Section 4.1
 Parent Preferred Stock.................................... Section 4.3
 Parent SEC Filings........................................ Section 4.6(a)
 Parent Stockholders' Meeting.............................. Section 6.2(b)
 Parent Subsidiaries....................................... Section 4.1
 PBGC...................................................... Section 3.9(b)
 person.................................................... Section 9.3(e)
 Pooling Affiliate......................................... Section 6.9(a)
 Proxy Statement........................................... Section 6.1 (a)
 Registration Statement.................................... Section 6.1(a)
 Representatives........................................... Section 6.3(a)
 Section 16................................................ Section 6.12(b)
 Securities Act............................................ Section 3.5(b)
 Share Issuance............................................ Section 4.4
 Spin-Offs................................................. Section 3.7(d)
 subsidiary or subsidiaries................................ Section 9.3(f)
 Surviving Corporation..................................... Section 1.1
 Tax Sharing Agreement..................................... Section 3.7(d)
 Taxes..................................................... Section 3.15(a)
 Warrant Agreement......................................... Section 2.5
 Warrants.................................................. Section 2.5

   AGREEMENT AND PLAN OF MERGER, dated as of September 14, 1999 (this "Agreement"), by and among Motorola, Inc., a Delaware corporation ("Parent"), Lucerne Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and General Instrument Corporation, a Delaware corporation (the "Company").

   WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

   WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

   WHEREAS, as a condition to, and in connection with the execution of this Agreement, Lucerne Media Corporation has entered into a Voting Agreement with Parent in the form attached hereto as Exhibit A;

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

   WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests";

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   The Merger

   SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

   SECTION 1.2. Effective Time. No later than three Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

   SECTION 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   SECTION 1.4. Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation and the By-laws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and By-laws of Merger Sub, as in effect immediately prior to the Effective Time.

   SECTION 1.5. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                   ARTICLE II

               Conversion of Securities; Exchange of Certificates

   SECTION 2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

     (a) Each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b)) shall be converted, subject to Section 2.2(e), into the right to receive 0.575 of a share of common stock, par value $3.00 per share ("Parent Common Stock"), of Parent (the "Exchange Ratio"), including the corresponding percentage of a right to purchase shares of Junior Participating Preferred Stock, Series B, par value $100 per share, of Parent pursuant to the Rights Agreement, dated November 5, 1998, between Parent and Harris Trust and Savings Bank, as Rights Agent; provided, however, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Parent Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e) hereof.

     (b) Each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

     (c) Each share of common stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

   SECTION 2.2. Exchange of Certificates.

   (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with Harris Trust and Savings Bank or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company

Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such certificates for shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.2(e) hereof, the Exchange Fund shall not be used for any other purpose.

   (b) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (2) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate (after taking into account all shares of Company Common Stock then held by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Notwithstanding anything to the contrary contained herein, no certificate representing Parent Common Stock or cash in lieu of a fractional share interest shall be delivered to a person who is a Pooling Affiliate (as defined in Section 6.9(a)) of the Company unless such Pooling Affiliate has theretofore executed and delivered to Parent the agreement referred to in Section 6.9(a). In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to
Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c).

   (c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (1) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (2) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

   (d) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

   (e) No Fractional Shares. (1) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent.

   (2) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.2(a) over (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in paragraph (3) of this Section 2.2(e).

   (3) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to such holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such holders of Company Common Stock as part of the Exchange Fund. The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, the Company shall pay the Exchange Agent's compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled.

   (4) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock subject to and in accordance with the terms of Section 2.2(c).

   (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this
Article II shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

   (g) No Liability. Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

   (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

   (i) Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

   SECTION 2.3. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to
Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c).

   SECTION 2.4. Stock Options. Prior to the Effective Time, the Company and Parent shall take such action as may be necessary to cause each unexpired and unexercised option to purchase shares of Company Common Stock (each, a "Company Option") under (1) the Company's Amended and Restated 1997 Long-Term Incentive Plan (the "1997 Plan"), a true and complete copy of which has heretofore been provided to Parent by the Company, and (2) the Company's 1999 Long-Term Incentive Plan (the "1999 Plan," and together with the 1997 Plan, the "Company Stock Option Plans"), a true and complete copy of which has heretofore been provided to Parent by the Company, to be exercisable solely for such number of shares of Parent Common Stock as is equal to the number of shares of Company Common Stock that could have been purchased under such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole number of shares of Parent Common Stock), at a price per share of Parent Common Stock equal to the per-share option exercise price specified in the Company Option divided by the Exchange Ratio (rounded down to the nearest whole cent). Such Company Option shall otherwise be subject to the same terms and conditions (including provisions regarding vesting and the acceleration thereof) as in effect at the Effective Time, including the date of grant. At the Effective Time, (1) all references in the Company Stock Option Plans and in the related stock option agreements to the Company shall be deemed to refer to Parent and (2) Parent shall assume all of the Company's obligations with respect to Company Options as so amended. Promptly after the Effective Time, to the extent necessary to provide for registration of shares of Parent Common Stock subject to such Company Options, Parent shall file a registration statement on Form S-8 (or any successor form) with respect to such shares of Parent Common Stock and shall use its best efforts to maintain such registration statement (or any successor form), including the current status of any related prospectus or prospectuses, for so long as the Company Options remain outstanding. None of the Company Options are "incentive stock options" within the meaning of Section 422 of the Code.

   SECTION 2.5 Warrants. Effective as of the Effective Time, pursuant to the terms of the agreements (collectively, the "Warrant Agreements") governing the outstanding warrants to purchase shares of Company Common Stock (the "Warrants"), Parent shall assume all of the rights and obligations of the Company under all Warrant Agreements and the parties hereto shall each take such action as may be necessary so that upon exercise of each outstanding Warrant, on and after the Effective Time, subject to the terms and provisions thereof, the holder shall receive such number of shares of Parent Common Stock which such holder would have been entitled to receive if such holder exercised such Warrant and thereby received shares of Company Common Stock immediately prior to the Effective Time including, without limitation, the entry into a supplemental agreement with each holder whereby Parent assumes the performance and observance of the covenants and conditions of the applicable Warrant Agreement theretofore to be performed and observed by the Company.

                                  ARTICLE III

                 Representations and Warranties of the Company

   Except as set forth in the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), which identifies exceptions only by specific Section references, the Company hereby represents and warrants to Parent as follows:

   SECTION 3.1. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (collectively, the "Company Subsidiaries") has been duly organized, and is validly existing and in good standing, under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, "Company Material Adverse Effect" means any change affecting, or condition having an effect on, the Company and the Company Subsidiaries that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole other than any change or condition relating to the economy or securities markets in general, or the industries in which the Company operates in general, and not specifically relating to the Company. Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Subsidiaries. Except as set forth in
Section 3.1 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary holds any interest in a partnership or joint venture of any kind.

   SECTION 3.2. Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of the Company's Restated Certificate of Incorporation (the "Company Certificate") and Amended and Restated By-laws (the "Company By-laws") that are set forth as exhibits to the Company's Form 10-K for the year ended December 31, 1998 are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate or the Company By-laws. True and complete copies of all minute books of the Company have been made available by the Company to Parent.

   SECTION 3.3. Capitalization. The authorized capital stock of the Company consists of (a) 400,000,000 shares of Company Common Stock and (b) 20,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of September 10, 1999, (1) 173,591,700 shares of Company Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (2) 7,302,575 shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, (3) 10,895,347 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date and (4) 28,715,960 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of the Warrants. As of the date hereof, 400,000 shares of Company Preferred Stock are designated as Series A Junior Participating Preferred Stock, and no shares of Company Preferred Stock are issued or outstanding. Except for Company Options to purchase not more than 10,895,347 shares of Company Common Stock, Warrants to purchase 28,715,960 shares of Company Common Stock granted pursuant to the Warrant Agreements and arrangements and agreements set forth in Section 3.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other equity interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such capital stock or equity interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock or equity interests, or securities convertible into or exchangeable for such capital stock, of, or other equity interests in, the Company or any Company Subsidiary. The Company Options referred to in the preceding sentence include, without limitation, all options to purchase Company Common Stock granted in tandem with options to acquire equity interests in Next Level Communications or NLP. NLP has agreed to assume all obligations of Next Level Communications with respect to options to acquire equity interests in Next Level Communications, and from and after the IPO Next Level Communications will have no such obligations. Since September 10, 1999, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other equity interest, other than those shares of capital stock reserved for issuance as set forth in this Section 3.3 or Section 3.3 of the Company Disclosure Schedule. The Company has previously provided Parent with a true and complete list, as of the date hereof, of (A) the prices at which outstanding Company Options may be exercised under the applicable Company Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options for each officer of the Company who may become a "(S)16(b)" officer of Parent and (B) the outstanding Warrants, the price at which outstanding Warrants may be exercised and the vesting schedule of the Warrants. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans or the Warrant Agreements, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in
Section 3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other equity interests in, any Company Subsidiary. Except as set forth in Section 3.3 of the Company Disclosure Schedule, each outstanding share of capital stock of, or other equity interest in, each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. Except as set forth in
Section 3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Company Subsidiary.

   SECTION 3.4. Authority Relative to This Agreement.

   (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate such transactions other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of

Company Common Stock entitled to vote thereon. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders. This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

   (b) The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the stockholders or the Board of Directors of the Company. True and complete copies of all Board resolutions reflecting such actions have been previously provided to Parent. No other state takeover statute is applicable to the Merger.

   (c) The Rights Agreement, dated as of June 12, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, as amended by Amendment dated as of December 16, 1997, has been amended (as so amended, the "Company Rights Agreement") so that: (1) Parent and Merger Sub are each exempt from the definition of "Acquiring Person" contained in the Company Rights Agreement, and no "Shares Acquisition Date" or "Distribution Date" or "Triggering Event" (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or the Voting Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement or the Voting Agreement and (2) the Company Rights Agreement will terminate and the Rights will expire immediately prior to the Effective Time. The Company Rights Agreement, as so amended, has not been further amended or modified. True and complete copies of all such amendments to the Company Rights Agreement have been previously provided to Parent.

   SECTION 3.5. No Conflict; Required Filings and Consents.

   (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, except as set forth in Section 3.5(a) of the Company Disclosure Schedule, (1) (assuming, the stockholder approval set forth in Section 3.4 is obtained) conflict with or violate any provision of the Company's Certificate or the Company's By-laws or any equivalent organizational documents of any Company Subsidiary, (2) assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in
Section 3.5(b) have been made, conflict with or violate any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding ("Law") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (3) require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit (as defined in Section 3.6) or other instrument or obligation, except, with respect to clauses
(2) and (3), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to either (A) have a Company Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by the Company.

   (b) Except as set forth in Section 3.5(a) or 3.5(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental, administrative, judicial or regulatory authority ("Governmental Entity") or any other person, except (1) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the rules and regulations of the NYSE, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), foreign antitrust and competition laws and the filing and recordation of the Certificate of Merger as required by the DGCL and (2) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent the Company from performing its material obligations under this Agreement or (C) have a Company Material Adverse Effect.

   SECTION 3.6. Permits; Compliance With Law. Each of the Company and the Company Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on their respective businesses substantially in the manner described in the Company SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would neither, individually or in the aggregate, reasonably be expected to (a) have a Company Material Adverse Effect nor (b) prevent or materially delay the performance of this Agreement by the Company. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (1) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (2) any Company Permits, except for any such conflicts, defaults or violations that would neither, individually or in the aggregate, reasonably be expected to (A) have a Company Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by the Company.

   SECTION 3.7. SEC Filings; Financial Statements.

   (a) The Company has timely filed all registration statements, prospectuses, forms, reports and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since July 25, 1997 (collectively, the "Company SEC Filings"). The Company SEC Filings (1) as of their respective dates, were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (2) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. The registration statement on Form S-1 (the "IPO Registration Statement") filed by Next Level Communications, Inc. ("NL") (1) will, at the time it becomes effective, comply with the requirements of the Securities Act and (2) will not at the time it becomes effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

   (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect). Each of the consolidated financial statements (including, in each case, any notes thereto) of Next Level Communications, L.P. ("NLP") contained in the Company SEC Filings was prepared in accordance with

GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operation and cash flows of NLP as of the respective dates thereof and for the respective periods indicated therein. The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements.

   (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 1998 included in the Company's Form 10-K for the year ended December 31, 1998, including the notes thereto (the "Company's Form 10-K"), neither the Company nor any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1998 that would neither, individually or in the aggregate, reasonably be expected to (1) have a Company Material Adverse Effect nor (2) prevent or materially delay the performance of this Agreement by the Company. Except as and to the extent set forth on the consolidated balance sheet of NLP as of December 31, 1998 included in the Company's Form 10-K, NLP has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1998 that would not, individually or in the aggregate, reasonably be expected to either (1) have a Company Material Adverse Effect or (2) prevent or materially delay the performance of this Agreement by the Company.

   (d) Except as and to the extent set forth in Section 3.7(d) of the Company Disclosure Schedule, on the date hereof, there is no suit, claim, action, proceeding, dispute, indemnification claim, or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or for which the Company or any Company Subsidiary is obligated to indemnify a third party, arising out of, or relating to, the spin-off of the Company by General Semiconductor, Inc. ("GSI"), and the spin-off of Commscope Inc. by the Company (collectively, the "Spin-Offs"), pursuant to the Distribution Agreement among GSI, the Company and Commscope Inc. dated as of June 12, 1997 (the "Distribution Agreement"), any of the Ancillary Agreements (as defined in the Distribution Agreement) or otherwise. The Company has not and, to the Company's knowledge, neither GSI nor Commscope Inc. has taken any action that would constitute a breach of, or be inconsistent with its obligations under, the Tax Sharing Agreement dated as of July 25, 1997 among GSI, the Company and Commscope Inc. (the "Tax Sharing Agreement"). The Company knows of no reason why the Spin-Offs would fail to be qualified as tax-free transactions under Section 355 of the Code.

   (e) The business purpose for the Spin-Offs was to permit the Company and the businesses now known as GSI and Commscope Inc. to more effectively focus efforts on their respective businesses.

   (f) There was no plan at the time of the Spin-Offs to engage in any subsequent transactions whereby one or more persons would directly or indirectly acquire stock representing a 50% or greater interest in the Company.

   SECTION 3.8. Absence of Certain Changes or Events. Since December 31, 1998, except as specifically contemplated by, or as disclosed in, this Agreement or as and to the extent set forth in Section 3.8 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course consistent with past practice, and, since such date, there has not been (a) any Company Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (b) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Company, or (c) any action taken by the Company or any of the Company Subsidiaries during the period from January 1, 1999 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

   SECTION 3.9. Employee Benefit Plans; Labor Matters.

   (a) Section 3.9(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained, or contributed to, by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary is required to contribute (the "Company Benefit Plans"). With respect to each Company Benefit Plan, the Company has heretofore delivered or made available to Parent a true, correct and complete copy of: (1) each writing constituting a part of such Company Benefit Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (2) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (3) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (4) the most recent annual financial report, if any;
(5) the most recent actuarial report, if any; and (6) the most recent determination letter from the IRS, if any. Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Company Benefit Plan that have been adopted or approved nor has the Company or any Company Subsidiary undertaken to make any such amendments or to adopt or approve any new Plan.

   (b) With respect to each Company Benefit Plan which is subject to Title IV of ERISA, or Section 302 of ERISA or Section 412 or 4971 of the Code (1) the present value of accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan's actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Company Benefit Plan allocable to such accrued benefits, (2) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Benefit Plan for which the 30-day notice requirement has not been waived, (3) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or
Section 302 of ERISA, whether or not waived, (4) all premiums to the Pension Benefit Guaranty Corporation ("PBGC") have been timely paid in full, (5) except as set forth in Section 3.9(b) of the Company Disclosure Schedule, no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries, and (6) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan and, to the Company's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Benefit Plan. No Company Benefit Plan is a "multiemployer pension plan" (as such term is defined in section 3(37) of ERISA) (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). Neither the Company nor any Company Subsidiaries nor any of their respective ERISA Affiliates (as defined below) has (1) at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, or (2) incurred any withdrawal liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan that has not been satisfied in full. Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, there does not now exist, nor, to the knowledge of the Company, do any circumstances exist that could result in, any liability that would be a liability of the Company or any of the Company Subsidiaries following the Closing (1) under Title IV of ERISA, (2) under section 302 of ERISA, (3) under sections 412 and 4971 of the Code, or (4) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans.

   (c) Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with applicable Laws and administrative rules and regulations of any Governmental Entity, including, but not limited to, ERISA and the Code, except where a violation of any such Law, rule or regulation would not, individually or in the aggregate, reasonably be expected to have a Company Material

Adverse Effect. Each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification, except where such action or failure to act can be cured without having, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.9(c) of the Company Disclosure Schedule, no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than (1) coverage mandated by applicable Law, (2) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (3) deferred compensation benefits accrued as liabilities on the books of the Company or any Company Subsidiary or (4) benefits the full cost of which is borne by the current or former employee (or his beneficiary). All contributions or other amounts payable by the Company or any Company Subsidiary as of the Effective Time with respect to each Company Benefit Plan in respect of current or prior plan years will have been paid or accrued by such time in accordance with GAAP.

   (d) Except as set forth in Section 3.9(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Company Subsidiary. There is no labor dispute, strike, slowdown or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened which may interfere in any respect that would have a Company Material Adverse Effect with the respective business activities of the Company or any Company Subsidiary. To the knowledge of the Company, none of the Company, any Company Subsidiary or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state or foreign agency pending or, to the knowledge of the Company, threatened, except where such unfair labor practice, charge or complaint would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   (e) The Company has identified in Section 3.9(e) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (1) all severance and employment agreements with directors, executive officers, key employees or consultants of the Company; (2) all severance programs and policies of each of the Company and each Company Subsidiary with or relating to its employees; and (3) all plans, programs, agreements and other arrangements of each of the Company and each Company Subsidiary with or relating to its employees which contain change in control provisions. Except as set forth in
Section 3.9(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or affiliate from the Company or any Company Subsidiary or affiliate under any Company Benefit Plan or otherwise, (B) materially increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. No individual who is a party to an employment agreement listed in Section 3.9 (a) of the Disclosure Schedule or any change-of-control employment agreement with the Company has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of the Company under such agreement.

   SECTION 3.10. Accounting and Tax Matters

   (a) None of the Company, any Company Subsidiary or, to the knowledge of the Company, any of the Company's affiliates has taken or agreed to take any action that would prevent the Merger from qualifying for "pooling of interests" accounting treatment under applicable U.S. accounting rules, including, without limitation, GAAP and applicable SEC accounting standards, or would prevent the Merger from constituting a transaction qualifying under section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under the accounting rules and section 368(a) of the Code and, as of the date of this Agreement, the Company has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

   (b) The Company has been orally advised by Deloitte & Touche LLP that such firm believes that, assuming consummation of the transactions contemplated hereby in accordance herewith, such firm should be able to deliver the opinion contemplated by Section 7.3(e).

   SECTION 3.11. Contracts; Debt Instruments. Except as disclosed in or filed as exhibits to the Company SEC Filings filed prior to the date hereof, or as disclosed in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral)
(a) except as set forth in Sections 3.5(a) and 3.9(e) of the Company Disclosure Schedule, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (b) as of the date hereof, (A) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (B) which involves expenditures in excess of $40,000,000 or
(C) which involves annual expenditures in excess $20,000,000 and is not cancelable within one year, (c) which contains any non-compete or exclusivity provisions with respect to any material line of business or material geographic area with respect to the Company or any of the Company Subsidiaries, or which restricts the conduct of any material line of business by the Company or any of the Company Subsidiaries or any material geographic area in which the Company or any of the Company Subsidiaries may conduct business, in each case in any material respect, or (d) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. The Company has previously made available to Parent true and complete copies of all (1) material supply or similar agreements with the parties listed on Schedule 3.11 and any affiliates thereof to which the Company or any of the Company Subsidiaries is a party and (2) employment and deferred compensation agreements with directors, executive officers and key employees, and material agreements with consultants, which are in writing and to which the Company or any of the Company Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.11, whether or not set forth in Section 3.11 of the Company Disclosure Schedule, is referred to herein as a "Company Material Contract." Each Company Material Contract is valid and binding on the Company or a Company Subsidiary, as applicable, and in full force and effect, and the Company and each of the Company Subsidiaries have in all material respects performed all obligations required to be performed by them to the date hereof under each Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract or any other loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

   SECTION 3.12. Litigation. Except as and to the extent set forth in Section
3.12 of the Company Disclosure Schedule or in the Company SEC Filings filed prior to the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or for which the Company or any Company Subsidiary is obligated to indemnify a third party that (a) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (b) as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the transactions contemplated by this Agreement. Neither the Company nor any

Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding which has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   SECTION 3.13. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse
Effect:

     (a) the Company and the Company Subsidiaries (1) are in compliance with all, and are not subject to any liability, in each case with respect to any, applicable Environmental Laws, (2) hold or have applied for all Environmental Permits necessary to conduct their current operations and (3) are in compliance with their respective Environmental Permits;

     (b) neither the Company nor any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law;

     (c) neither the Company nor any Company Subsidiary (1) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (2) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

     (d) none of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

   For purposes of this Agreement:

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

     "Environmental Laws" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

     "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

     "Hazardous Materials" means (a) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

   SECTION 3.14. Intellectual Property.

   (a) "Intellectual Property" means all intellectual property or other proprietary rights of every kind, including all domestic or foreign patents, domestic or foreign patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus,

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trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

   (b) The Company owns or has the defensible right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of the Company and the Company Subsidiaries in substantially the same manner as such businesses are conducted on the date hereof ("Material Intellectual Property"). Except as set forth in Section 3.14 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the validity or value of any Material Intellectual Property: (1) no written claim of invalidity or conflicting ownership rights with respect to any Material Intellectual Property has been made by a third party and no such Intellectual Property is the subject of any pending or, to the Company's knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (2) no person or entity has given notice to the Company or any Company Subsidiary that the use of any Material Intellectual Property by the Company, any Company Subsidiary or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any Company Subsidiary or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (3) to the Company's knowledge after due inquiry for such purpose, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any Material Intellectual Property, does not and will not infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (4) to the Company's knowledge, there exists no prior act or current conduct or use by the Company, any Company Subsidiary or any third party that would void or invalidate any Material Intellectual Property; and (5) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning any Material Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Material Intellectual Property or impair the right of Parent or the Surviving Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Material Intellectual Property. In addition, the matters disclosed on Section
3.14 of the Company Disclosure Schedule would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   SECTION 3.15. Taxes.

   (a) The Company and the Company Subsidiaries have timely filed or will timely file all material returns and reports required to be filed with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and the Company Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (1) all Taxes that are due prior to the (A) date hereof have been paid or accrued and (B) Effective Time will be paid or accrued prior thereto and (2) no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any of the Company Subsidiaries which deficiency has not been paid or is not being contested in good faith. The Company and the Company Subsidiaries have provided adequate reserves (in accordance with GAAP) in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. As used in this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

   (b) There are no audits or disputes pending, or claims asserted in writing for, Taxes or assessments for which the Company or any of its Subsidiaries is responsible, nor has the Company or any of its Subsidiaries been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income tax return for which the Company is responsible for any period which audits, disputes, claims, assessments or waivers would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

   (c) There are no material Tax liens upon any property or assets of the Company or any of the Company Subsidiaries except liens for current Taxes not yet due.

   (d) Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change has had or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

   (e) Neither the Company nor any of its Subsidiaries has entered into a transaction which is being accounted for under the installment method of
Section 453 of the Code, which could reasonably be expected to have a Company Material Adverse Effect.

   (f) Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

   (g) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation or sharing agreement, other than the Tax Sharing Agreement. To the best knowledge of the Company, neither the Company nor any of its Subsidiaries is responsible for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise which could reasonably be expected to give rise to a Company Material Adverse Effect.

   (h) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).

   (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the interest payable by the Company or any of its Subsidiaries under outstanding indebtedness is nondeductible under Code Section 163 or is treated as interest on corporate acquisition indebtedness under Code Section 279.

   (j) Neither the Company nor any of its Subsidiaries is a party to any contract, plan, or arrangement under which it is obligated to make or to provide, or could become obligated to make or to provide, a payment or benefit that would be nondeductible under Code Section 280G.

   SECTION 3.16. Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance).

   SECTION 3.17. Opinion of Financial Advisors. Each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and CIBC World Markets Corp. (collectively, the "Company Financial Advisors") has delivered to the Board of Directors of the Company its separate oral opinion as of the date hereof that, as of the date hereof, the Exchange Ratio was fair from a financial point of view to the holders of Company Common Stock.

   SECTION 3.18. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock or other equity interests of the Company or any Company Subsidiary necessary to approve the Merger.

   SECTION 3.19. Brokers. No broker, finder or investment banker (other than the Company Financial Advisors) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisors pursuant to which such firm would be entitled to any payment relating to the Merger.

   SECTION 3.20. Year 2000 Compliance. The Company has taken steps that are reasonable to ensure that the occurrence of the year 2000 will not materially and adversely affect the information and business systems of the Company or its Subsidiaries, and it is the Company's reasonable expectation that no material expenditures in excess of currently budgeted items will be required in order to cause such systems to operate properly following the change of the year 1999 to 2000.

   SECTION 3.21. Disclosure. Notwithstanding anything to the contrary herein, any matter disclosed in any section of the Company Disclosure Schedule shall be considered disclosed for other sections of the Company Disclosure Schedule (but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of the Company Disclosure Schedule in light of the disclosure made in such section).

                                   ARTICLE IV

                         Representations and Warranties
                            of Parent and Merger Sub

   Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), which shall identify exceptions by specific Section references, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

   SECTION 4.1. Organization and Qualification; Subsidiaries. Each of Parent, Merger Sub and each other subsidiary of Parent (collectively, the "Parent Subsidiaries") has been duly organized, and is validly existing and in good standing, under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, Merger Sub and the other Parent Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, "Parent Material Adverse Effect" means any change affecting, or condition having an effect on, Parent, Merger Sub and the Parent Subsidiaries that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, other than any change or condition relating to the economy or securities markets in general, or the industries in which Parent operates in general, and not specifically relating to Parent.

   SECTION 4.2. Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of Parent's Restated Certificate of Incorporation and By-laws that are set forth as exhibits to Parent's Form 10-K for the year ended December 31, 1998 are complete and correct copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of its Restated Certificate of Incorporation or By-laws.

   SECTION 4.3. Capitalization. The authorized capital stock of Parent consists of (a) 1,400,000,000 shares of Parent Common Stock and (b) 500,000 shares of preferred stock, par value $100 per share (the "Parent Preferred Stock"). As of August 27, 1999, (1) 608,392,300 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights and (2) 80,192 shares of Parent Common Stock were held in the treasury of Parent or by the Parent Subsidiaries. As of September 13, 1999, 35,687,689 shares of Parent Common Stock were reserved for issuance upon exercise of stock options, rights and warrants outstanding as of such date. As of August 27, 1999, 1,927,908 shares of Parent Common Stock were issuable in connection with Parent's Liquid Yield Option Notes due 2009 and Liquid Yield Option Notes due 2013. As of the date hereof, 250,000 shares of the Parent Preferred Stock are designated as Junior Participating Preferred Stock, Series B and no shares of Parent Preferred Stock are issued and outstanding. As of August 27, 1999, except for stock options and agreements or arrangements described in Section 4.3 or Section 4.3 of the Parent Disclosure Schedule and for Parent's preferred share purchase rights, there were no options, warrants or other rights to purchase capital stock of Parent, or securities convertible into or exchangeable for such capital stock or obligating Parent to issue or sell any shares of capital stock, or securities convertible into or exchangeable for such capital stock of Parent. The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights.

   SECTION 4.4. Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein to be consummated by Parent. Each of (a) the execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of such transactions and (b) the issuance (the "Share Issuance") of shares of Parent Common Stock in accordance with the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or to consummate such transactions other than, with respect to the Share Issuance, the approval of the Share Issuance by an affirmative vote of a majority of the shares of Parent Common Stock represented at a meeting of the stockholders of Parent called for such purpose and entitled to vote thereon (provided that at least a majority of such shares are represented in person or by proxy at such meeting), if required for NYSE purposes. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

   SECTION 4.5. No Conflict; Required Filings and Consents.

   (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not,
(1) conflict with or violate any provision of the Certificate of Incorporation or By-laws of Parent or Merger Sub, (2) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, that all filings and notifications described in Section 4.5(b) have been made, and that the stockholders have approved the Share Issuance (if required for NYSE purposes) as described in Section 4.4, conflict with or violate any foreign or domestic Law applicable to Parent or Merger Sub or any Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected or (3) except as set forth in Section 4.5(a) of the Parent Disclosure Schedule, result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, other instrument or obligation, except, with respect to clauses (2) and (3), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to either (A) have a Parent Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Parent and Merger Sub.

   (b) Except as set forth in Section 4.5(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign Governmental Entity, except (1) under the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of NYSE, the HSR Act, foreign antitrust and competition laws, filing and recordation of the Certificate of Merger as required by the DGCL and as otherwise set forth in Section 4.5(b) of the Parent Disclosure Schedule and (2) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent Parent from performing its material obligations under this Agreement or (C) have a Parent Material Adverse Effect.

   SECTION 4.6. SEC Filings; Financial Statements.

   (a) Parent has timely filed all registration statements, prospectuses, forms, reports and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 1998 (collectively, the "Parent SEC Filings"). Except as set forth in Section 4.6 of the Parent Disclosure Schedule, the Parent SEC Filings (1) as of their respective dates were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (2) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

   (b) Except as set forth in Section 4.6 of the Parent Disclosure Schedule, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position of Parent and the consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect). The books and records of Parent and the Parent Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

   SECTION 4.7. Absence of Certain Changes or Events. Since December 31, 1998, except as specifically contemplated by, or as disclosed in, this Agreement or as set forth in Section 4.7 of the Parent Disclosure Schedule, there has not been (a) any Parent Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (b) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by Parent, or (c) any action taken by Parent or any of the Parent Subsidiaries during the period from January 1, 1999 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

   SECTION 4.8. Accounting and Tax Matters.

   (a) None of Parent, Merger Sub, any Parent Subsidiary or, to the knowledge of Parent, any of Parent's affiliates has taken or agreed to take any action that would prevent the Merger from qualifying for "pooling of interests" accounting treatment under applicable U.S. accounting rules, including, without limitation, GAAP and applicable SEC accounting standards, or would prevent the Merger from constituting a transaction qualifying under section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under the accounting rules and section 368(a) of the Code and, as of the date of this Agreement, Parent has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

   (b) Parent has been orally advised by KPMG LLP that such firm believes that, assuming consummation of the transactions contemplated hereby in accordance herewith, such firm should be able to deliver the opinion contemplated by
Section 7.2(e).

   SECTION 4.9. Ownership of Merger Sub; No Prior Activities.

   (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

   (b) All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

   (c) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

   SECTION 4.10. Opinion of Financial Advisor. Goldman, Sachs & Co. (the "Parent Financial Advisor") has delivered to the Board of Directors of Parent its oral opinion as of the date hereof that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to Parent.

   SECTION 4.11. Brokers. No broker, finder or investment banker (other than the Parent Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

   SECTION 4.12. Disclosure. Notwithstanding anything to the contrary herein, any matter disclosed in any section of the Parent Disclosure Schedule shall be considered disclosed for other sections of the Parent Disclosure Schedule (but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of the Parent Disclosure Schedule in light of the disclosure made in such section).

                                   ARTICLE V

                                   Covenants

   SECTION 5.1. Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing: (a) the business of the Company and the Company Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and (b) the Company shall use its reasonable best efforts to keep available the services of such of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with such of the customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Laws or stock exchange regulations), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

     (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

     (b) (1) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, other than the issuance of Company Common Stock upon the exercise of Company Options or Warrants in accordance with their terms or (2) except in the ordinary course of business consistent with past practice, sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company or any Company Subsidiary;

     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends paid by wholly-owned Company Subsidiaries to the Company or to other wholly-owned Company Subsidiaries) or enter into any agreement with respect to the voting of its capital stock;

     (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (e) (1) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof (other than a wholly-owned Company Subsidiary) or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that is individually not in excess of $10,000,000, or in the aggregate, not in excess of $40,000,000; (2) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Company Subsidiary) for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $5,000,000; (3) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice; (4) make or authorize any capital expenditure in excess of the Company's budget as disclosed to Parent prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $10,000,000 for the Company and the Company Subsidiaries taken as a whole; or (5) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this
  Section 5.1(e);

     (f) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date hereof as disclosed in Section 3.9 of the Company Disclosure Schedule:
  (1) increase the compensation payable or to become payable to its officers or employees (except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary which are not across-the-board increases), (2) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement or (3) take any affirmative action to accelerate the vesting of any stock-based compensation;

     (g) make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

     (h) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

     (i) make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability;

     (j) take any action that would prevent or impede the Merger from qualifying (1) for "pooling-of-interests" accounting treatment or (2) as a reorganization within the meaning of Section 368 of the Code;

     (k) amend or modify, or propose to amend or modify, or otherwise take any action under, the Company Rights Agreement;

     (l) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

     (m) write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $5,000,000 except for depreciation and amortization in accordance with GAAP consistently applied;

     (n) take any action to exempt or make not subject to (1) the provisions of Section 203 of the DGCL, (2) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (3) the Company Rights Agreement, any person or entity (other than Parent or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

     (o) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except, in every case, as may be required by applicable Law; or

     (p) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

   SECTION 5.2. Conduct of Business by Parent Pending the Closing. Except as set forth in Section 5.2 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Parent shall not (unless required by applicable Laws or stock exchange regulations), and shall not permit any Parent Subsidiary (unless required by applicable Laws or stock exchange regulations) to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company:

     (a) amend or otherwise change Parent's Certificate of Incorporation or By-laws or equivalent organizational documents in a manner that adversely affects the rights of holders of Parent Common Stock;

     (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Parent's capital stock (other than regular quarterly cash dividends);

     (c) make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or a Governmental Entity;

     (d) take any action that would prevent or impede the Merger from qualifying (1) for "pooling of interests" accounting treatment or (2) as a reorganization within the meaning of Section 368 of the Code;

     (e) take any action that is intended or could reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except, in every case, as may be required by applicable Law; or

     (f) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

   SECTION 5.3. Cooperation. The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Registration Statement (as defined in Section 6.1(a)) and the Proxy Statement (as defined in Section 6.1(a)), (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger and (c) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement and the Proxy Statement and timely seeking to obtain any such actions, consents, approvals or waivers.

   SECTION 5.4. Next Level Communications. The parties hereby agree and acknowledge that the Company may proceed to effect the initial public offering and other associated transactions upon the terms and subject to the conditions set forth in the registration statement on Form S-1 filed prior to the date hereof (as so filed, without giving effect to any amendments thereto, the "Form S-1") by NL (the "IPO"); provided that (1) except as set forth in Section 5.4 of the Company Disclosure Schedule, in no event shall the Company own, following the IPO, less than 65-70% of the fully diluted equity of NL, (2) no action shall be taken by the Company in connection with the IPO that would prevent the Merger from qualifying for "pooling of interests" accounting treatment or would prevent the Merger from qualifying under Section 368(a) of the Code, (3) no change shall be made by the Company to any material term or condition of the IPO from those set forth in the Form S-1 without the consent of Parent and (4) prior to the effectiveness of the IPO, the certificate of incorporation and bylaws of NL, along with the voting trust agreement described in the Form S-1, shall be amended such that, upon the effectiveness of the Merger, the voting trust shall terminate, NL shall have one class of common stock with one vote per share and the Company shall be able to exercise voting control of NL including, without limitation, to elect a majority of the Board of NL. The parties acknowledge and agree that so long as the Company complies with the foregoing sentence, there shall be no breach of any representation, warranty or covenant herein by virtue of the IPO. Each of Parent and the Company agree to certain additional matters set forth in Section 5.4 of the Company Disclosure Schedule.

                                   ARTICLE VI

                             Additional Agreements

   SECTION 6.1. Registration Statement; Proxy Statement.

   (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC a joint proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger and, if required for NYSE purposes, the meeting of the Parent's stockholders to be held in connection with the Share Issuance (together with any amendments thereof or supplements thereto, the "Proxy Statement") and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company will use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, each of the Company and, if required for NYSE purposes, Parent shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger (subject to the last sentence of Section 6.4(d) hereof) and, if Parent stockholder approval is sought, the recommendation of the Board of Directors of Parent in favor of the Share Issuance.

   Subject to the last sentence of Section 6.4(d) hereof, no amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (which approval shall not be unreasonably withheld or delayed). Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

   (b) The information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (1) the time the Registration Statement is declared effective, (2) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (3) if applicable, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (4) the time of the Company Stockholders' Meeting (as defined in Section 6.2(a)),
(5) if applicable, the time of the Parent Stockholders' Meeting (as defined in Section 6.2(b)), and (6) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

   (c) The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (1) the time the Registration Statement is declared effective, (2) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (3) if applicable, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (4) the time of the Company Stockholders' Meeting, (5) if applicable, the time of the Parent Stockholders' Meeting (as defined in Section 6.2(b)), and (6) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

   SECTION 6.2. Stockholders' Meetings.

   (a) Company Stockholders' Meeting. The Company shall call and hold a meeting of its stockholders (the "Company Stockholders' Meeting") as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its best efforts to hold the Company Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Without limiting the generality of the foregoing, the Company agrees that it shall continue to be obligated to call a meeting pursuant to the first sentence of this Section 6.2(a) even if the withdrawal or modification in any adverse manner of its approval or recommendation of this Agreement is permitted under the last sentence of Section 6.4(d) hereof.

   (b) Parent Stockholders' Meeting. If required for NYSE purposes, Parent shall call and hold a meeting of its stockholders (the "Parent Stockholders' Meeting") as promptly as practicable for the purpose of voting upon the approval of the Share Issuance, and, if so required, Parent shall use its best efforts to hold the Parent Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective.

   SECTION 6.3. Access to Information; Confidentiality.

   (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Parent or any of their respective subsidiaries is a party (which such person shall use reasonable best efforts to cause the counterparty thereto to waive) or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, each party shall (and shall cause its subsidiaries to): (1) provide to the other party (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (2) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty made in this Agreement.

   (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement previously executed by the Company and Parent (the "Confidentiality Agreements") with respect to the information disclosed pursuant to this Section 6.3.

   SECTION 6.4. No Solicitation of Transactions.

   (a) Neither the Company nor any of the Company Subsidiaries shall, directly or indirectly, take (nor shall the Company authorize or permit its Representatives or, to the extent within the Company's control, other affiliates to take) any action to (1) encourage (including by way of furnishing nonpublic information), solicit, initiate or facilitate any Acquisition Proposal (as defined in Section 6.4(c)), (2) enter into any agreement with respect to any Acquisition Proposal or (3) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the obtaining of the Company's stockholders' approval of the Merger, the Board of Directors of the Company determines in good faith, based on the advice of outside counsel, that it is necessary to do so to discharge properly its fiduciary duties to stockholders, the Company may, in response to a Superior Proposal and subject to such party's compliance with Section 6.4(b),
(A) furnish information with respect to the Company and the Company Subsidiaries to the person making such Superior Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Parent and (B) participate in discussions with respect to such Superior Proposal. It is expressly understood and agreed that with respect to the foregoing proviso, the Company's legal and financial advisors shall be able to make inquiries, and engage in discussions, with any party that has made an Acquisition Proposal (and such party's legal and financial advisors) in order to elicit information to allow the Board of Directors of the Company to determine in good faith if such Acquisition Proposal is a Superior Proposal. The Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information furnished on behalf of the Company be returned.

   (b) The Company will as promptly as practicable communicate to Parent any inquiry received by it relating to any potential Acquisition Proposal and the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it; and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

   (c) "Acquisition Proposal" means any offer or proposal concerning any (1) merger, consolidation, business combination, or similar transaction involving the Company, (2) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries,
(3) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company or (4) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding voting capital stock of the Company. "Superior Proposal" means a bona fide Acquisition Proposal made by a third party which was not solicited by the Company, its subsidiaries, Representatives or other affiliates and which, in the good faith judgment of the Company's Board of Directors, taking into account, to the extent deemed appropriate by the Company's Board of Directors, the various legal, financial and regulatory aspects of the proposal and the person making such proposal (A) if accepted, is reasonably likely to be consummated, and (B) if consummated, is reasonably likely to result in a transaction that is more favorable to the Company's stockholders (in their capacity as stockholders), from a financial point of view, than the transactions contemplated by this Agreement.

   (d) Neither the Board of Directors of the Company nor any committee thereof shall (1) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board of Directors or such committee of the adoption and approval of the Merger and the matters to be considered at the Company Stockholders' Meeting, (2) other than the Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (3) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Nothing contained in this Section 6.4 shall prohibit the Company (A) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders if, in the good faith judgment of its Board of Directors, based on the advice of outside counsel, failure to so disclose would result in a violation of applicable Law, or (B) in the event that a Superior Proposal is made, from withdrawing or modifying its recommendation of the Merger no earlier than two business days following written notice to Parent of its intention to do so, so long as the Company continues to comply with all other provisions of this Agreement including, without limitation, Section 6.2(a) hereof.

   SECTION 6.5. Appropriate Action; Consents; Filings.

   (a) The Company and Parent shall use their reasonable best efforts to (1) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (2) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (3) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and (C) any other applicable Law; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith and, provided, further, that nothing in this Section 6.5(a) shall require Parent to agree to (1) the imposition of conditions, (2) the requirement of divestiture or (3) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent that, in any such case, would be materially adverse to Parent, the Company and their subsidiaries, taken as a whole). The Company and Parent shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement. The Company and Parent shall not take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of the Company and Parent to consummate the transactions contemplated by this Agreement.

   (b) (1) The Company and Parent shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, all reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time.

   (2) In the event that either party shall fail to obtain any third party consent described in subsection (b)(1) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

   (c) From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (1) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock into Parent Common Stock pursuant to the Merger or (2) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its subsidiaries, which in either case would reasonably be expected to have a Company Material Adverse Effect prior to or after the Effective Time or a Parent Material Adverse Effect after the Effective Time.

   SECTION 6.6. Pooling. From and after the date hereof and until the Effective Time, none of Parent, Merger Sub, the Company, or any of their respective subsidiaries or other affiliates over which they exercise control, shall knowingly take any action, or knowingly fail to take any action, that would reasonably be expected to jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes. Between the date of this Agreement and the Effective Time, each of Parent, Merger Sub and the Company shall take all reasonable actions necessary to cause the Merger to be characterized as a "pooling of interests" for accounting purposes if such a characterization shall have been jeopardized by action taken by Parent, Merger Sub or the Company prior to the Effective Time.

   SECTION 6.7. Letters of Accountants. Each of Parent and the Company shall use their reasonable best efforts to cause to be delivered to the other two letters from their respective independent public accountants, one dated the date on which the Registration Statement shall become effective and one dated a date within two business days before the Effective Time, in form and substance reasonably satisfactory to the recipient and customary in scope and substance for comfort letters delivered by independent public accountants.

   SECTION 6.8. Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

   SECTION 6.9. Pooling Affiliates.

   (a) Not less than 45 days prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of each person who, in the Company's reasonable judgment, is an affiliate within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or otherwise applicable SEC accounting releases with respect to "pooling of interests" accounting treatment (each such person, a "Pooling Affiliate") of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, not later than 30 days prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit 6.9(a), executed by each of the Pooling Affiliates of the Company identified in the foregoing list. Parent shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any of the Parent Common Stock to be received by such Pooling Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Letters.

   (b) Not less than 45 days prior to the Effective Time, Parent shall deliver to the Company a list of names and addresses of each person who, in Parent's reasonable judgment is a Pooling Affiliate of Parent. Parent shall provide the Company such information and documents as the Company shall reasonably request for purposes of reviewing such list. Parent shall deliver or cause to be delivered to the Company, not later than 30 days prior to the Effective Time, an affiliate letter in form comparable to Exhibit 6.9(a), with such modifications as may be appropriate, executed by each of the Pooling Affiliates of Parent identified in the foregoing list.

   SECTION 6.10. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with the NYSE or the National Association of Securities Dealers, Inc.

   SECTION 6.11. Stock Exchange Listing. Parent shall promptly prepare and submit to the NYSE and any other applicable exchange a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use reasonable best efforts to cause such shares to be approved for listing on such exchange, subject to official notice of issuance, prior to the Effective Time.

   SECTION 6.12. Employee Benefit Matters.

   (a) Obligations of Parent; Comparability of Benefits. Except with respect to the incentive, benefits and perquisite plans and programs ("Benefit Plans") specifically provided for in Exhibit B hereto, as to which the specific provisions therein shall override the provisions set forth herein, following the Merger employees and former employees of the Company and the Company Subsidiaries ("Company Employees") shall be eligible to participate in all Benefit Plans of Parent on a basis no less favorable, in the aggregate, than that for comparable officers and employees of Parent. Notwithstanding the foregoing, nothing herein shall require (1) the continuation of any particular Parent benefit plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence) or (2) Parent or the Surviving Corporation to continue or maintain any stock purchase or other equity plan related to the equity of the Company or the Surviving Corporation.

   (b) Pre-Existing Limitations; Deductible; Service Credit. With respect to any Benefit Plans of Parent or any Parent Subsidiary in which the Company Employees participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to (1) waive any limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under which any welfare Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time (provided, however, that no such waiver shall apply to a pre-existing condition of any Company Employee to the extent that he or she was, as of the Effective Time, excluded from participation in a Company Benefit Plan by nature of such pre-existing condition), (2) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare Benefit Plan in which such employees may be eligible to participate after the Effective Time and (3) recognize all service of the Company Employees with the Company, for all purposes other than benefit accrual, in any Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time. Prior to the Effective Time, the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("Section 16") of shares of Parent Common Stock or options to acquire Parent Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of
Section 16.

   SECTION 6.13. Certain Employment Arrangements. Parent agrees to treat the outstanding Company arrangements, set forth in Exhibit B, and to undertake new arrangements set forth in Exhibit B, from and after the Effective Time in the manner, and upon the terms and conditions, set forth in such Exhibit B.

   SECTION 6.14. Indemnification of Directors and Officers.

   (a) Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company's Certificate and the Company's By-laws, in each case as of the date of this Agreement, shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Certificate of Incorporation and By-laws of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company or the Company Subsidiaries.

   (b) The Company shall, to the fullest extent permitted under applicable Law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director, officer, trustee, fiduciary, employee or agent of the Company and each Company Subsidiary and each such person who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement).

   (c) For six years from the Effective Time, the Surviving Corporation shall use its best efforts to provide to the Company's current directors and officers liability insurance protection of the same kind and scope as that provided by the Company's directors' and officers' liability insurance policies (true and complete copies of which have been made available to Parent); provided, however, that in no event shall Parent be required to expend more than 200% of the current amount expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.14(c), Parent shall use its best efforts to obtain as much comparable insurance as available for the Insurance Amount.

   SECTION 6.15. Plan of Reorganization. The Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date hereof and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under section 368(a) of the Code.

                                  ARTICLE VII

                               Closing Conditions

   SECTION 7.1. Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

     (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

     (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company and, if applicable, by the requisite vote of the stockholders of Parent.

     (c) No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

     (d) Consents and Approvals. All consents, approvals and authorizations of any Governmental Entity or other person required to be set forth in
  Section 3.5 or 4.5 or the related sections of the Company Disclosure Schedule or the Parent Disclosure Schedule as necessary to consummate the Merger shall have been obtained (in each case, without (1) the imposition of conditions, (2) the requirement of divestiture or (3) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent that, in any such case, would be materially adverse to Parent, the Company and their subsidiaries, taken as a whole), except for such consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect after the Effective Time.

     (e) HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

     (f) NYSE. The shares of Parent Common Stock issuable to the Company's stockholders in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

   SECTION 7.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the date hereof and as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

     (c) Tax Opinion. Parent shall have received the opinion of KPMG LLP, special tax advisors to Parent, in form and substance reasonably satisfactory to Parent, based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, to the effect that for federal income tax purposes (1) the Merger will be treated as a reorganization qualifying under the provisions of Section 368(a) of the Code, and Parent, Merger Sub and the Company will each be a party to the reorganization, (2) no gain or loss will be recognized by Parent, Merger Sub or the Company as a result of the Merger, and (3) no gain or loss will be recognized by the stockholders of the Company who exchange their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest), dated the date of the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent, the Company and certain stockholders of Parent and the Company.

     (d) Accountant Letters. Parent shall have received from the Company "cold comfort" letters of Deloitte & Touche LLP, dated the date on which the Registration Statement shall become effective and a date within two business days before the Effective Time and addressed to Parent, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for comfort letters delivered by independent public accountants.

     (e) Pooling Opinion. Parent shall have received a report from KPMG LLP, dated as of the date on which the Registration Statement shall become effective and the Effective Time, to the effect that as of the date of the report, they concur with Parent's conclusion that no conditions exist that would preclude Parent's ability to be a party to a business combination with the Company to be accounted for as a pooling of interests.

     (f) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   SECTION 7.3. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the date hereof and as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. The Company shall have received a certificate of a responsible officer of Parent to that effect.

     (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

     (c) Tax Opinion. The Company shall have received the opinion of Simpson, Thacher & Bartlett, in form and substance reasonably satisfactory to the Company based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, to the effect that for federal income tax purposes (1) the Merger will be treated as a reorganization qualifying under the provisions of section 368(a) of the Code, and Parent, Merger Sub and the Company will each be a party to the reorganization, (2) no gain or loss will be recognized by Parent, Merger Sub or the Company as a result of the Merger, and (3) no gain or loss will be recognized by the stockholders of the Company who exchange their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest), dated the date of the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent, the Company and certain stockholders of Parent and the Company.

     (d) Accountant Letters. The Company shall have received from Parent "cold comfort" letters of KPMG LLP, dated the date on which the Registration Statement shall become effective and a date within two business days before the Effective Time and addressed to the Company, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for comfort letters delivered by independent public accountants.

     (e) Pooling Opinion. The Company shall have received a report from Deloitte & Touche LLP, dated as of the date on which the Registration Statement shall become effective and the Effective Time, to the effect that as of the date of the report, they concur with the Company's conclusion that no conditions exist that would preclude the Company's ability to be a party to a business combination with Parent to be accounted for as a pooling of interests.

                                  ARTICLE VIII

                       Termination, Amendment and Waiver

   SECTION 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

     (a) by mutual consent of Parent and the Company;

     (b) (1) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in any such case such that Section 7.2(a) or Section 7.2(b) will not be satisfied and, in either such case, such breach or condition has not been promptly cured within 30 days following receipt by the Company of written notice of such breach;

     (2) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by Parent of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in any such case such that Section 7.3(a) or Section 7.3(b) will not be satisfied and such breach or condition has not been promptly cured within 30 days following receipt by Parent of written notice of such breach;

     (c) by either Parent or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction, any arbitrator or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable (so long as the party seeking termination is not in breach of Section 6.5(a) hereof);

     (d) by either Parent or the Company if the Merger shall not have been consummated before March 31, 2000 unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in all material respects the covenants and agreements of such party set forth herein; or

     (e) by either Parent or the Company if (1) this Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholders' Meeting or any adjournment or postponement thereof or (2) the Share Issuance shall fail to receive the requisite vote for approval by the stockholders of Parent at the Parent Stockholders' Meeting or any adjournment or postponement thereof, if such vote of the stockholders of Parent was, in Parent's sole judgment, required for NYSE purposes.

   SECTION 8.2. Effect of Termination.

   (a) In the event of the termination of this Agreement by either the Company or Parent pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent or the Company, other than the provisions of this Section 8.2 and Section 8.5, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

   (b) Parent and the Company agree that the Company shall pay to Parent the sum of $300 million (the "Company Breakup Fee") solely as follows: (1) if (A) the Company or Parent shall terminate this Agreement pursuant to Section 8.1(d) or (e)(1) where the Company's stockholders have failed to adopt this Agreement,
(B) at any time after the date of this Agreement and prior to the Company Stockholders Meeting, if any, there shall have been publicly announced an Acquisition Proposal, (C) the Company shall not at any time prior to the Company Stockholders Meeting have withdrawn, or modified or changed in a manner adverse to Parent, its approval or recommendation of the Merger and (D) within 9 months of the termination of this Agreement, the Company enters into a definitive Acquisition Agreement, or (2) if (A) Parent shall terminate this Agreement pursuant to Section 8.1(b)(1) due to a breach of Section 6.1, Section
6.2 or Section 6.4, or (B) Parent shall terminate this Agreement pursuant to
Section 8.1(d) or (e)(1) where the Company's stockholders have failed to adopt this Agreement and the Company shall have withdrawn, or modified or changed in a manner adverse to Parent, its approval or recommendation of the Merger.

   (c) The Termination Fee required to be paid to Parent pursuant to Section 8.2(b)(1) shall be made to Parent not later than five Business Days after the entering into of an Acquisition Agreement. The Termination Fee required to be paid to Parent pursuant to Section 8.2(b)(2) shall be made to Parent within two Business Days after notice of termination of this Agreement by Parent. All payments under Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Parent.

   SECTION 8.3. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

   SECTION 8.4. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be issued to holders of Company Common Stock as provided for in this Agreement (the

"Merger Consideration") other than as contemplated by this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

   SECTION 8.5. Fees and Expenses. Subject to Section 8.2(b) hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that each of Parent and the Company shall pay one-half of the expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

                                   ARTICLE IX

                               General Provisions

   SECTION 9.1. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

   SECTION 9.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or delivered by a nationally recognized courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

     (a) If to Parent or Merger Sub, addressed to it at:

      Motorola, Inc.
      1303 East Algonquin Road
      Schaumburg, Illinois 60196
      Telecopier No.: (847) 576-3628
      Attention: General Counsel

      With a copy to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Telecopier No.: (212) 403-2000
      Attention: Patricia A. Vlahakis, Esq.

     (b) If to the Company, addressed to it at:

      General Instrument Corporation
      101 Tournament Drive
      Horsham, Pennsylvania 19044
      Telecopier No.: (215) 323-1293
      Attention: General Counsel

      With a copy to:

      Simpson Thacher & Bartlett
      425 Lexington Avenue
      New York, New York 10017

      Telecopier No.: (212) 455-2502
      Attention: Charles I. Cogut, Esq.
                 Mario A. Ponce, Esq.

   SECTION 9.3. Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person;

     (b) "Business Day" shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "knowledge" will be deemed to be present when the matter in question was brought to the attention of any officer of Parent or the Company, as the case may be;

     (e) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

     (f) "subsidiary" or "subsidiaries" of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity, including, without limitation, in the case of the Company, NL, NLP and their respective subsidiaries.

   SECTION 9.4. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 9.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

   SECTION 9.6. Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

   SECTION 9.7. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

   SECTION 9.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.13, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   SECTION 9.9. Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

   SECTION 9.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware.

   SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          MOTOROLA, INC.

                                                     /s/ Keith J. Bane
                                          By: _________________________________
                                            Name: Keith J. Bane
                                            Title: Executive Vice President
                                                   and President, Americas
                                                   Region

                                          LUCERNE ACQUISITION CORP.

                                                     /s/ Keith J. Bane
                                          By: _________________________________
                                            Name: Keith J. Bane
                                            Title: Vice President

                                          GENERAL INSTRUMENT CORPORATION

                                                    /s/ Edward D. Breen
                                          By: _________________________________
                                            Name: Edward D. Breen
                                            Title: Chairman of the Board and
                                                   Chief Executive Officer

                                                                      APPENDIX B

             [LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH]

                               September 14, 1999

Board of Directors
General Instrument Corporation
101 Tournament Drive
Horsham, Pennsylvania 19044

Members of the Board of Directors:

   General Instrument Corporation ("GI") and Motorola, Inc. ("Motorola") propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Lucerne Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Motorola ("Motorola Sub"), will be merged with and into GI (the "Merger") and each outstanding share of the common stock, par value $0.01 per share, of GI (the "GI Common Stock") will be converted into the right to receive 0.575 of a share (the "Exchange Ratio") of common stock, par value $3.00 per share, of Motorola (the "Motorola Common Stock").

   You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of GI Common Stock.

   In arriving at the opinion set forth below, we have, among other things:

   (1) Reviewed certain publicly available business and financial information relating to GI and Motorola that we deemed to be relevant;

   (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flows, assets, liabilities and prospects of GI and Motorola furnished to us by GI and Motorola;

   (3) Conducted discussions with members of senior management and representatives of GI and Motorola concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

   (4) Reviewed the market prices and valuation multiples for the GI Common Stock and the Motorola Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

   (5) Reviewed the results of operations of GI and Motorola and compared them with those of certain publicly traded companies that we deemed to be relevant;

   (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

   (7) Participated in certain discussions and negotiations among representatives of GI and Motorola and their respective financial and legal advisors;

   (8) Reviewed the potential pro forma impact of the Merger;

   (9) Reviewed the Agreement; and

  (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

   In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of GI or Motorola. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of GI or Motorola. With respect to the financial forecast information furnished to or discussed with us by GI or Motorola, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the respective managements of GI or Motorola as to the expected future financial performance of GI or Motorola, as the case may be. We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

   Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

   In connection with the preparation of this opinion, we have not been authorized by GI or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of GI.

   We are acting as financial advisor to GI in connection with the Merger and will receive a fee from GI for our services contingent upon the consummation of the Merger. In addition, GI has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to GI and Motorola and may continue to do so and have received, and may receive, compensation for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade GI Common Stock, as well as Motorola Common Stock and other securities of Motorola, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   This opinion is for the use and benefit of the Board of Directors of GI in its evaluation of the Merger and may not be used for any other purpose. Our opinion does not address the merits of the underlying decision by GI to engage in the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger.

   We are not expressing any opinion herein as to the prices at which Motorola Common Stock will trade following the announcement or consummation of the Merger.

   On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of GI Common Stock.

                                          Very truly yours,

                                          Merrill Lynch, Pierce, Fenner &
                                           Smith
                                                   Incorporated

                                                                      APPENDIX C

                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]

                               September 14, 1999

The Board of Directors
General Instrument Corporation
101 Tournament Drive
Horsham, Pennsylvania 19044

Members of the Board:

   You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Board of Directors as to the fairness, from a financial point of view, to the holders of the common stock of General Instrument Corporation ("GI") of the Exchange Ratio (defined below) provided for in the Agreement and Plan of Merger, dated as of September 14, 1999 (the "Merger Agreement"), by and among Motorola Inc. ("Motorola"), Lucerne Acquisition Corp., a wholly owned subsidiary of Motorola ("Motorola Sub"), and GI. The Merger Agreement provides for, among other things, the merger of Motorola Sub with and into GI (the "Merger") pursuant to which each outstanding share of the common stock, par value $0.01 per share, of GI ("GI Common Stock") will be converted into the right to receive 0.575 of a share of the common stock, par value $3.00 per share, of Motorola ("Motorola Common Stock" and the number of shares of Motorola Common Stock into which shares of GI Common Stock will be so converted in the Merger, the "Exchange Ratio").

   In arriving at our Opinion, we:

  (a) reviewed the Merger Agreement;

  (b) reviewed audited financial statements of GI for the fiscal years ended December 31, 1997 and December 31, 1998, and audited financial statements of Motorola for the fiscal years ended December 31, 1997 and December 31, 1998;

  (c) reviewed unaudited financial statements of GI and Motorola for the six months ended June 30, 1999 and July 3, 1999, respectively;

  (d) reviewed financial projections for GI and Motorola prepared by the managements of GI and Motorola;

  (e) reviewed the historical market prices and trading volume for GI Common Stock and Motorola Common Stock;

  (f) held discussions with the senior management of GI with respect to the business, capital requirements and prospects for future growth of GI and Motorola;

  (g) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to GI and Motorola;

  (h) performed a discounted cash flow analysis of GI using certain assumptions of future performance provided to us by the management of GI;

  (i) reviewed and analyzed certain publicly available information for transactions that we deemed comparable to the Merger;

  (j) reviewed public information concerning GI and Motorola; and

  (k) performed such other analyses and reviewed such other information as we deemed appropriate.

   In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by GI, Motorola and their respective employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of GI and Motorola provided to or discussed with us, we assumed, at the direction of the managements of GI and Motorola, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of GI and Motorola. We have been advised, and therefore have assumed, that the Merger will be accounted for as a pooling of interest under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of GI and Motorola or such other affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of GI and Motorola, or the price at which the Motorola Common Stock will trade subsequent to announcement or consummation of the Merger. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

   As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

   We have acted as financial advisor to GI in connection with the Merger and to the Board of Directors of GI in rendering this Opinion and will receive a fee for our services contingent upon consummation of the Merger. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of GI and Motorola for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of GI Common Stock from a financial point of view. This Opinion is for the use of the Board of Directors of GI and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the Merger.

                                          Very truly yours,

                                          CIBC World Markets Corp.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against the expenses, including attorneys' fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person's conduct was unlawful), except that, if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

   As permitted by Section 102 of the DGCL, the registrant's Restated Certificate of Incorporation provides that no director shall be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breaches of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

   The registrant's Restated Certificate of Incorporation further provides that the registrant must indemnify and hold harmless, to the fullest extent authorized by the DGCL, as the same exists or may be hereafter amended (but, in the case of any such amendment, only to the extent that the amendment permits the registrant to provide broader indemnification rights than the DGCL permitted the registrant to provide prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the registrant or is or was serving (at such time as such person is or was a director or officer of the registrant) at the request of the registrant as a director, officer, employee or agent of another entity, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith. This right to indemnification will continue as to an indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of the indemnitee's heirs, executors and administrators. However, except as provided below with respect to proceedings to enforce rights to indemnification, the registrant will indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by that indemnitee only if the proceeding was authorized by the registrant's Board of Directors.

   The Restated Certificate of Incorporation provides that the right to indemnification is a contract right and includes the right to be paid by the registrant the expenses incurred in defending any such proceeding in advance of its final disposition. However, if and to the extent that the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the registrant of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision that such indemnitee is not entitled to be indemnified for such expenses. The registrant's Restated Certificate of Incorporation also provides that the registrant may, by action of the registrant's Board of Directors or by action of any person to whom the registrant's Board of Directors has delegated such authority, provide indemnification to employees and agents of the registrant with the same scope and effect as the indemnification of the registrant's officers and directors. The rights to indemnification and to the advancement of expenses conferred in the Restated Certificate of Incorporation will not be exclusive of any other right which any person may have or hereafter acquire under the Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

   Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation (or who was serving at the request of the corporation in such position at another entity) against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the DGCL. The Restated Certificate of Incorporation provides that the registrant may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of the registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL. All of the directors and officers of the registrant are covered by insurance policies maintained and held in effect by the registrant against liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended, subject to certain exclusions.

Item 21. Exhibits and Financial Statement Schedules

  (a) Exhibits:

      2.1      Agreement and Plan of Merger, dated as of September 14,
               1999, by and among the registrant, Lucerne Acquisition
               Corp. and General Instrument Corporation (included as
               Appendix A to the prospectus incorporated as part of this registration statement).
      4.1      Restated Certificate of Incorporation, as amended
               (incorporated by reference to Exhibit 3(i)(b) to the registrant's Quarterly Report on Form 10-Q for the quarter ended April 2, 1994 (File No. 1-7221)).
      4.2      Certificate of Designations, Preferences and Rights of
               Junior Participating Preferred Stock, Series B
               (incorporated by reference to Exhibit 3.3 to the registrant's Registration Statement on Form S-3 dated
               January 20, 1999 (Registration No. 333-70827)).
      4.3      By-laws, as amended through February 17, 1999
               (incorporated by reference to Exhibit 3.3 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 1-7221)).
      4.4 Rights Agreement, dated as of November 5, 1998 between the registrant and Harris Trust and Savings Bank, as Rights
               Agent (incorporated by reference to Exhibit 1.1 to the registrant's Amendment No. 1 to Registration Statement on
               Form 8-A/A dated March 16, 1999 (File No. 1-7221)).
      5.1      Opinion of Donald F. McLellan, Esq., Senior Transactions
               Counsel, Motorola Corporate Law Department, as to the legality of the shares being issued.
      8.1 Opinion of KPMG LLP regarding the federal income tax consequences of the Merger.*
      8.2 Opinion of Simpson Thacher & Bartlett regarding the federal income tax consequences of the Merger.*
     23.1      Consent of KPMG LLP (Registrant).

   * To be filed by a post-effective amendment upon completion of the merger.

     23.2      Consent of Deloitte & Touche LLP (General Instrument and
               Next Level Communications).
     23.3      Consent of KPMG LLP (Hits Access and Control Division).
     23.4      Consent of Donald F. McLellan, Senior Transactions
               Counsel, Motorola Corporate Law Department (included in
               Exhibit No. 5.1).
     23.5      Consent of KPMG LLP (included in Exhibit No. 8.1).
     23.6      Consent of Simpson Thacher & Bartlett (included in Exhibit
               No. 8.2).
     24.1 Power of Attorney (included on page II-5 of this registration statement).
     99.1      Form of Proxy Card of General Instrument.
     99.2      Voting Agreement, dated as of September 14, 1999, from
               Liberty Media Corporation to the registrant and General
               Instrument (incorporated by reference to Exhibit 99.1 to the registrant's Current Report on Form 8-K dated
               September 16, 1999 (File No. 1-7221)).
     99.3      Consent of Merrill Lynch, Pierce, Fenner & Smith
               Incorporated.
     99.4      Consent of CIBC World Markets Corp.

Item 22. Undertakings

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (e) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Section l0(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in Schaumburg, Illinois, on October 8, 1999.

                                          Motorola, Inc.

                                            /s/ Christopher B. Galvin
                                          By: _________________________________
                                            Christopher B. Galvin
                                            Chairman of the Board and
                                            Chief Executive Officer

   Each of the undersigned hereby constitutes and appoints Christopher B. Galvin, Robert L. Growney, Carl F. Koenemann and Anthony M. Knapp, and each of them, as attorneys for him and in his name, place and stead, and in any and all capacities, to execute and file any amendments, supplements or statements with respect thereto, hereby giving and granting to said attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the premises, as fully, to all intents and purposes, as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys, or any of them, or their or his substitute or substitutes, may or shall lawfully do, or cause to be done, by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----


     /s/ Christopher B. Galvin       Chairman of the Board and      October 8, 1999
____________________________________  Chief Executive Officer
       Christopher B. Galvin          (Principal Executive
                                      Officer)

       /s/ Carl F. Koenemann         Executive Vice President and   October 8, 1999
____________________________________  Chief Financial Officer
         Carl F. Koenemann            (Principal Financial
                                      Officer)

        /s/ Anthony M. Knapp         Senior Vice President and      October 8, 1999
____________________________________  Controller (Principal
          Anthony M. Knapp            Accounting Officer)

         /s/ Ronnie C. Chan          Director                       October 8, 1999
____________________________________
           Ronnie C. Chan

       /s/ H. Laurance Fuller        Director                       October 8, 1999
____________________________________
         H. Laurance Fuller

        /s/ Robert W. Galvin         Director                       October 8, 1999
____________________________________
          Robert W. Galvin

       /s/ Robert L. Growney         Director                       October 8, 1999
____________________________________
         Robert L. Growney

             Signature                           Title                    Date
             ---------                           -----                    ----

        /s/ Anne P. Jones            Director                       October 8, 1999
____________________________________
           Anne P. Jones

       /s/ Donald R. Jones           Director                       October 8, 1999
____________________________________
          Donald R. Jones

                                     Director                       October   , 1999
____________________________________
           Judy C. Lewent

      /s/ Dr. Walter E. Massey       Director                       October 8, 1999
____________________________________
        Dr. Walter E. Massey

     /s/ Nicholas Negroponte         Director                       October 8, 1999
____________________________________
        Nicholas Negroponte

     /s/ John E. Pepper, Jr.         Director                       October 8, 1999
____________________________________
        John E. Pepper, Jr.

     /s/ Samuel C. Scott III         Director                       October 8, 1999
____________________________________
        Samuel C. Scott III

        /s/ Gary L. Tooker           Director                       October 8, 1999
____________________________________
           Gary L. Tooker

       /s/ B. Kenneth West           Director                       October 8, 1999
____________________________________
          B. Kenneth West

      /s/ Dr. John A. White          Director                       October 8, 1999
____________________________________
         Dr. John A. White